Exhibit 99.3

PRO FORMA VALUATION REPORT
SECOND-STEP CONVERSION

BV Financial, Inc. | Baltimore, Maryland

PROPOSED HOLDING COMPANY FOR:
BayVanguard Bank | Baltimore, Maryland

Dated as of February 24, 2023

1311-A Dolley Madison Boulevard

Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

February 24, 2023

Boards of Directors

Bay-Vanguard, M.H.C.

BV Financial, Inc.

BayVanguard Bank

7114 North Point Road

Baltimore, Maryland 21219

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) and the Office of the Comptroller of the Currency (“OCC”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

The Boards of Directors of Bay-Vanguard, M.H.C. (the “MHC”) and BV Financial, Inc. (“BV Financial” or the “Company”) have approved the plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, BV Financial, which currently owns all of the issued and outstanding common stock of BayVanguard Bank (the “Bank”), will remain in existence and the MHC will be merged into BV Financial and the MHC will no longer exist. As of December 31, 2022, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 86.28% of the common stock (the “MHC Shares”) of the Company. The remaining 13.72% of BV Financial’s common stock is owned by public stockholders.

It is our understanding that BV Financial will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Benefit Plans consisting of the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), BV Financial will be 100% owned by public shareholders, the publicly-held shares of the Company will be exchanged for shares in BV Financial at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with BVFL.

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

February 24, 2023

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the second-step conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of BV Financial, the Bank and the MHC, including the prospectus as filed with the FRB and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of BV Financial, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2018 through December 31, 2022, a review of various unaudited information and internal financial reports through December 31, 2022, and due diligence related discussions with the Company’s management; FORVIS, BV Financial’s independent auditor; Luse Gorman PC, BV Financial’s conversion counsel and Performance Trust Capital Partners, BV Financial’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which BV Financial operates and have assessed BV Financial’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on BV Financial and the industry as a whole. We have analyzed the potential effects of the stock conversion on BV Financial’s operating characteristics and financial performance as they relate to the pro forma market value of BV Financial. We have analyzed the assets held by the MHC, which will be consolidated with BV Financial’s assets and equity pursuant to the completion of the second-step conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared BV Financial’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

Boards of Directors

February 24, 2023

The Appraisal is based on BV Financial’s representation that the information contained in the regulatory applications and additional information furnished to us by BV Financial and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by BV Financial, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of BV Financial. The valuation considers BV Financial only as a going concern and should not be considered as an indication of BV Financial’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for BV Financial and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of BV Financial’s stock alone. It is our understanding that there are no current plans for selling control of BV Financial following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which BV Financial’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

In preparing the pro forma pricing analysis we have noted that the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will increase equity, is de-minimis in terms of affecting the minority ownership percentage. The assets of the MHC were equal to $8,000 of cash on deposit at the Bank as of December 31, 2022 and there were no waived dividends.

Valuation Conclusion

It is our opinion that, as of February 24, 2023, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company; and, (2) exchange shares issued to existing public shareholders of the Company was $144,875,620 at the midpoint, equal to 14,487,562 shares at $10.00 per share. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows: $123,144,270 or 12,314,427 shares at the minimum, $166,606,960 or 16,660,696 shares at the maximum and $191,598,000 or 19,159,800 shares at the super maximum.

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $125,000,000 equal to 12,500,000 shares at $10.00 per share. The resulting offering range and offering shares, all based on $10.00 per share, are as follows: $106,250,000 or 10,625,000 shares at the minimum, $143,750,000 or 14,375,000 shares at the maximum and $165,312,500 or 16,531,250 shares at the super maximum.

Boards of Directors

February 24, 2023

Establishment of the Exchange Ratio

The conversion regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and BV Financial have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.9529 shares of the Company’s stock for every one share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.6599 at the minimum, 2.2458 at the maximum and 2.5827 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of BV Financial immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of BV Financial as of December 31, 2022, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of BV Financial and the exchange of the public shares for newly issued shares of BV Financial’s common stock as a full public company was determined independently by the Boards of Directors of the MHC and the Company. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

Boards of Directors

February 24, 2023

This valuation may be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of BV Financial, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of BV Financial’s stock offering.

Respectfully submitted,

RP® FINANCIAL, LC.

William E. Pommerening
CEO and Managing Director

James J. Oren
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

BV Financial, Inc.

Baltimore, Maryland

DESCRIPTION	PAGE NUMBER

CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion	I.2
Strategic Overview	I.3
Balance Sheet Trends	I.3
Income and Expense Trends	I.7
Interest Rate Risk Management	I.10
Lending Activities and Strategy	I.11
Asset Quality	I.15
Funding Composition and Strategy	I.15
Subsidiaries	I.16
Legal Proceedings	I.16

CHAPTER TWO MARKET AREA

Introduction	II.1
National Economic Factors	II.2
Interest Rate Environment	II.5
Market Area Demographics	II.6
Primary Market Area Employment Sectors	II.9
Baltimore MSA Economy	II.9
Market Area Largest Employers	II.11
Unemployment Data	II.11
Market Area Deposit Characteristics/Competition	II.13
Competition	II.14

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.5
Income and Expense Components	III.7
Loan Composition	III.10
Credit Risk	III.10
Interest Rate Risk	III.12

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

BV Financial, Inc.

Baltimore, Maryland

(continued)

DESCRIPTION	PAGE NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1. Financial Condition	IV.2
2. Profitability, Growth and Viability of Earnings	IV.4
3. Asset Growth	IV.6
4. Primary Market Area	IV.6
5. Dividends	IV.7
6. Liquidity of the Shares	IV.8
7. Marketing of the Issue	IV.8
a. The Public Market	IV.9
b. The New Issue Market	IV.14
c. The Acquisition Market	IV.16
d. Trading in BVFL’s Stock	IV.16
8. Management	IV.17
9. Effect of Government Regulation and Regulatory Reform	IV.17
Summary of Adjustments	IV.18
Valuation Approaches	IV.18
1. Price-to-Earnings (“P/E”)	IV.20
2. Price-to-Book (“P/B”)	IV.21
3. Price-to-Assets (“P/A”)	IV.21
Comparison to Recent Offerings	IV.23
Valuation Conclusion	IV.23
Establishment of the Exchange Ratio	IV.23

RP® Financial, LC.	LIST of TABLES
iii

LIST OF TABLES

BV Financial, Inc.

Baltimore, Maryland

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	I.4
1.2	Historical Income Statements	I.8

2.1	Summary Demographic Data	II.7
2.2	Primary Market Area Employment Sectors	II.9
2.3	Market Area Largest Employers	II.12
2.4	Unemployment Trends	II.11
2.5	Deposit Summary	II.13
2.6	Market Area Deposit Competitors – As of June 30, 2022	II.15

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.8
3.4	Loan Portfolio Composition and Related Information	III.11
3.5	Credit Risk Measures and Related Information	III.13
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.14

4.1	Market Area Unemployment Rates	IV.7
4.2	Conversions Completed in Last 12 Months	IV.15
4.3	Public Market Pricing Versus Peer Group	IV.22

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

BayVanguard Bank was originally chartered in 1873. BV Financial (the “Company”) is a Maryland-chartered subsidiary holding company organized in 2005 as the holding company for BayVanguard Bank, a Maryland-chartered stock savings bank headquartered in the Sparrows Point area of Baltimore, Maryland. In August 2018, the Bank converted its charter from a federally-chartered savings bank to a Maryland-chartered savings bank. The Bank serves the Baltimore, Maryland metropolitan area (the “Baltimore Metro”) and the central Maryland “Eastern Shore” region through a network of 15 offices. A total of 9 offices are located in the Baltimore Metro and six offices are located in Dorchester and Talbot Counties on the Eastern Shore. The current branch office structure is the result of a number of acquisition transactions that have expanded the Bank’s branch office footprint beyond the original location in Sparrows Point, Maryland, southeast of Baltimore City. A map showing the Bank’s offices is in Exhibit I-1.

In January 2005, the Bank was reorganized into a federally-chartered stock savings association within a mutual holding company (“MHC”) structure with a mid-tier holding company and a concurrent minority stock offering. As part of the reorganization, the Company publicly sold a minority portion of the common shares in a subscription and community offering and issued majority ownership of the shares the MHC. Since that time, the Bank has acquired five banking companies: (1) Vigilant Federal Savings Bank (“Vigilant FSB”) in 2013; (2) Kopernik Bank (“Kopernik Bank”) in February 2019; (3) MB Bancorp, Inc. and its subsidiary Madison Bank of Maryland (“MB Bancorp”) in February 2020; (4) Delmarva Bancshares, Inc. and its subsidiary 1880 Bank (“Delmarva Bancshares”) in October 2020; and, (5) North Arundel Savings Bank in January 2022. No BV Financial common shares were issued to target shareholders for these acquisitions, as Vigilant FSB, Kopernik Bank and North Arundel Savings Bank were in mutual form, and the shareholder-owned MB Bancorp, Inc. and Delmarva Bancshares were cash acquisitions.

The Company’s principal activity is the ownership of the outstanding shares of the Bank, and it has issued debt that was downstreamed to the Bank for capital support. At December 31, 2022, the Company had 7,418,575 shares of common stock outstanding, whereby the MHC owned 6,400,814 shares, or 86.28%, and public shareholders owned the remaining 1,017,761 shares, or 13.72%. The public shares are traded on OTC Pink Marketplace (“OTCPK”) under the trading symbol “BVFL”.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

BV Financial is regulated by the Federal Reserve and the Bank is a member of the Federal Home Loan Bank (“FHLB”) system. The Bank’s deposits are insured up to the regulatory maximums by the FDIC. The Bank is community-oriented and offers traditional financial services. The Bank is engaged primarily in the business of attracting local deposits and originates commercial real estate, one-to-four family real estate, marine, farm loans, construction, multi-family, commercial and consumer loans. The Bank also invests in securities such as U.S. Government and agency securities and mortgage backed securities (“MBS”).

At December 31, 2022, the Company reported $845.0 million of assets, $659.1 million in loans, $684.6 million of deposits and stockholders’ equity of $97.8 million, or 11.57% of total assets. The Company has acquisition related intangible assets, including $14.2 million of goodwill and $1.2 million of amortizing core deposit intangible (“CDI”). As a result, tangible equity is currently $82.1 million, or 9.72% of assets. For the 12 months ended December 31, 2022, the Company reported net income equal to $10.524 million, or 1.25% of average assets. The Company’s audited financial statements are incorporated by reference as Exhibit I-2.

Plan of Conversion

The Boards of Directors of Bay-Vanguard, M.H.C. (the “MHC”) and BV Financial, Inc. (“BV Financial” or the “Company”) have approved the plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, BV Financial, which currently owns all of the issued and outstanding common stock of BayVanguard Bank (the “Bank”), will remain in existence and the MHC will be merged into BV Financial and the MHC will no longer exist. As of December 31, 2022, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 86.28% of the common stock (the “MHC Shares”) of the Company. The remaining 13.72% of BV Financial’s common stock is owned by public stockholders. It is our understanding that BV Financial will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Benefit Plans consisting of the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), BV

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

Financial will be 100% owned by public shareholders, the publicly-held shares of the Company will be exchanged for shares in BV Financial at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with BV Financial.

Strategic Overview

The Company has historically pursued a traditional thrift business model, emphasizing the origination of 1-4 family first mortgage loans for investment (both owner-occupied and non-owner occupied), funded principally by retail deposits generated through the branch network. The Company has sought to emphasize high quality and flexible service, capitalizing on its local orientation, competitive rates, and safety and soundness.

In more recent periods, the Bank has diversified its lending to be more competitive with regional banking companies and to improve its interest rate risk management and enhance yields. As it has diversified its lending, the Bank has embraced technology, policies and procedures and credit management changes. Retail deposits have consistently served as the primary interest-bearing funding source. As the Company has expanded organically and through acquisition, the Company has borrowed funds from the FHLB and issued debt at the mid-tier holding company level to support the Bank’s capital. A total of four whole bank acquisitions have been completed since 2019, which have increased the Company’s asset size from approximately $165 million in 2018 to the current $845 million and the branch office network from four branches to 15 branches. These acquisitions have not only enabled the Company’s ability to be more competitive through broader market reach and expanded products and services, but they have increased economies of scale and operating efficiency.

Balance Sheet Trends

Table 1.1 presents the Company’s historical balance sheet data for the most recent four fiscal years through December 31, 2022 and a prior period as of June 30, 2018. The Company changed the fiscal year reporting period from June to December as of December 31, 2019. From June 30, 2018 to December 31, 2022, BV Financial’s total assets have increased at a 43.34% annual rate, with loans receivable, representing the majority of the asset base, increasing at a similar rate of 44.80%. Most of this asset growth occurred in fiscal 2019 and 2020, related to the three acquisitions completed in those years. A summary of BV Financial’s key operating ratios over the two fiscal years is presented in Exhibit I-3.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

Table 1.1

BV Financial, Inc.

Historical Balance Sheets

											2018-2022
	As of June 30,		As of December 31,								Annualized
	2018		2019		2020		2021		2022		Growth
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$167,206	100.00%	$294,184	100.00%	$815,565	100.00%	$815,130	100.00%	$844,963	100.00%	43.34%
Loans Receivable (net)	124,608	74.52%	235,194	79.95%	607,395	74.48%	584,438	71.70%	659,131	78.01%	44.80%
Cash and Equivalents	10,216	6.11%	24,230	8.24%	91,990	11.28%	111,190	13.64%	68,652	8.12%	52.71%
Investment Securities, FHLB Stock	19,635	11.74%	12,805	4.35%	41,209	5.05%	42,256	5.18%	44,693	5.29%	20.05%
Fixed Assets	4,115	2.46%	5,835	1.98%	15,482	1.90%	15,050	1.85%	15,176	1.80%	33.65%
OREO	715	0.43%	450	0.15%	2,790	0.34%	1,987	0.24%	1,987	0.24%	25.50%
Bank Owned Life Insurance	5,177	3.10%	7,450	2.53%	26,195	3.21%	25,966	3.19%	19,983	2.36%	35.01%
Deferred Tax Asset	1,664	1.00%	3,045	1.04%	8,156	1.00%	8,322	1.02%	9,113	1.08%	45.92%
Goodwill	120	0.07%	1,116	0.38%	12,830	1.57%	14,420	1.77%	14,420	1.71%	189.85%
Intangible Assets	23	0.01%	1,213	0.41%	1,469	0.18%	1,293	0.16%	1,195	0.14%	140.58%
Other Assets	933	0.56%	2,846	0.97%	8,049	0.99%	10,208	1.25%	10,613	1.26%	71.66%
Deposits	$138,685	82.94%	$217,822	74.04%	$675,096	82.78%	$680,025	83.43%	$684,618	81.02%	42.59%
Borrowings	3,000	1.79%	3,000	1.02%	54,655	6.70%	36,828	4.52%	49,039	5.80%	86.06%
Other Liabilities	3,871	2.32%	7,359	2.50%	11,793	1.45%	14,831	1.82%	13,555	1.60%	32.11%
Stockholders’ Equity	21,650	12.95%	66,003	22.44%	74,021	9.08%	83,446	10.24%	97,751	11.57%	39.79%
Tangible Stockholders’ Equity	21,507	12.86%	63,674	21.64%	59,722	7.32%	67,733	8.31%	82,136	9.72%	34.69%
Net Unrealized Gain/(Loss) on
Investment/MBS Available for Sale	($208)	-0.12%	$14	0.00%	$361	0.04%	($96)	-0.01%	$204	0.02%
Public Shares Outstanding	949,136	31.65%	955,612	13.45%	949,062	13.37%	988,411	13.85%	1,017,761	13.72%
MHC Shares Outstanding	2,049,988	68.35%	6,149,810	86.55%	6,149,810	86.63%	6,149,810	86.15%	6,400,814	86.28%

Total Shares Outstanding	2,999,124	100.00%	7,105,422	100.00%	7,098,872	100.00%	7,138,221	100.00%	7,418,575	100.00%
Tangible Book Value/Share	$7.17		$8.96		$8.41		$9.49		$11.07
Loans/Deposits	89.85%		107.98%		89.97%		85.94%		96.28%
Offices Open	4		7		16		16		15

(1)	Ratios are as a percent of ending assets.

Source: BV Financial’s audited financial statements.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

The funding base includes deposits, borrowings and equity, with a notable increase in borrowings in 2020 as the Company issued $35 million of subordinated debt in order to finance the Delmarva Bancshares acquisition. Total cash and investments have been maintained at sufficient levels for liquidity purposes. Equity reached $97.8 million at December 31, 2022, or 11.57% of assets, while tangible equity was $82.1 million or 9.72% of assets, reflecting the intangibles (goodwill and core deposit intangible), created from the various acquisitions.

The Bank’s loans receivable totaled $659.1 million, or 78.0% of assets as of December 31, 2022. As noted, the Bank’s loan portfolio today is relatively diversified reflecting expansion of the types of loans originated as well as the acquired portfolios. Today the loan portfolio includes 1-4 family and multifamily mortgages, commercial real estate, construction/land, farmland and marine (boat) loans. The Delmarva Bancshares acquisition substantially increased the non-residential real estate and non-real estate secured loan portfolio, particularly in the form of agriculture real estate loans. The 1-4 family residential loan portfolio equaled $262.8 million, or 39.6% of total loans as of December 31, 2022, a decline from 55% of loans as of June 30, 2018. The residential portfolio includes approximately $125 million of non-owner occupied 1-4 family investor property loans, with such loans increasing in balance due to certain of the acquisitions. Since fiscal 2018, the commercial real estate/multifamily loan portfolio has increased from $36.5 million, or 29% of loans, to $318.7 million, or 48% loans at December 31, 2022, with a notable portion of these loans secured by out-of-state property. As noted above, the Bank engages in agriculture lending, primary through the Bank 1880 operations on the Eastern Shore, and also in marine lending (boat loans). Both of these lending activities provide certain benefits in terms of loan and customer diversification and limiting interest rate risk.

Part of the lending activities include the origination of loans that are secured by out-of-state property. Certain of these loans are originated to existing, Maryland based borrowers who have other business or personal interests in other states. As of December 31, loans secured by out-of-state property approximated $183.0 million, or 28% of the outstanding loan portfolio. This activity has been pursued in order to achieve certain lending and portfolio goals, and most of the loans are secured by commercial real estate property, as of the total out-of-state loans, approximately $145.2 million were commercial real estate loans. The five states with the largest balance of such loans were California, New Jersey, Virginia, Florida and Kentucky, and in those five states the commercial loans equaled $102.8 million, or 56% of the total out-of-state loans. Delinquency levels of these loans have been minimal, and the Bank has engaged in this out-of-state lending since 2020. Credit risk is managed through the Bank’s strict underwriting policies and procedures.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will initially be invested into low-risk investment securities pending deployment into loans. The Company manages cash and investments to provide adequate liquidity while generating a favorable return consistent with its approved interest rate, credit and liquidity risk objectives. Historically, cash and equivalents ranged 5% to 7% of assets, but has trended higher recently given certain recent events, including elevated loan refinancings, participating in certain government pandemic related programs and customer deposits of stimulus checks. Cash and equivalents totaled $68.7 million, or 8.1% of assets at December 31, 2022.

Since yearend 2019, the Company’s level of investment securities (inclusive of FHLB stock) ranged from a low of 4.35% of assets at yearend 2019 to a high of 5.29% of assets at yearend 2022. As of December 31, 2022, the Company held investment securities totaling $44.7 million or 5.29% of assets, consisting of mortgage-backed securities ($34.4 million), investment grade corporate bonds ($5.1 million), and securities issued by the U.S. Government and its agencies or government sponsored enterprises ($4.0 million). As of December 31, 2022, $33.0 million of the investment securities portfolio was maintained as available-for-sale and $10.5 million was maintained as held-to-maturity. As of December 31, 2022, the available for sale investment portfolio had a net pre-tax unrealized loss of $3.2 million, reflecting the impact of the substantial rise in interest rates during 2022. Additional information regarding the Company’s investment portfolio is included in the Company’s consolidated audited financial statements.

Total investment in fixed assets (including land, buildings, and furniture, fixtures and equipment), totaled $15.2 million, or 1.8% of assets as of December 31, 2022. BV Financial owns most of its office locations, and the elevated investment reflects acquired main office buildings from the completed acquisitions. Other real estate owned (“OREO”) increased in 2020 and totaled $2.0 million as of December 31, 2022.

BV Financial has an investment in bank-owned life insurance (“BOLI”) policies, as a source of funding for employee benefit expenses and to provide tax-advantaged income. As of December 31, 2022, the cash surrender value of BayVanguard Bank’s BOLI equaled $20.0 million, or 2.4% of assets.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

Funding needs have been provided mostly by retail deposits (core deposits and certificates of deposit, or “CDs”) and equity, recording annual deposit growth of 41.8% (inclusive of acquisitions) and annual tangible equity growth of 30.0% (reflecting retained earnings, acquisitions and related intangible assets, and market adjustments for investment securities designated available for sale, or “AFS”). An increased amount of borrowings has been utilized in recent periods, primarily in the form of $35 million of subordinated debt that in October 2020 to fund the cash acquisition of Delmarva Bancshares. Borrowings totaled $49.0 million as of December 31, 2022 and included another subordinated debt security originally issued by Delmarva Bancshares. There were a total of $12.0 million of FHLB advances outstanding as of December 31, 2022 as a supplemental funding source.

The intangible assets (goodwill and core deposit intangible) created from the acquisitions has impacted the level of tangible equity. The equity/assets ratio has been leveraged from 21.64% to 9.72% in recent years as asset growth exceeded equity growth. Tangible equity equaled $82.1 million at December 31, 2022, or 9.72% of assets. The Bank maintained surpluses relative to all of its regulatory capital requirements at that date. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, the significant increase in BV Financial’s pro forma capital position will initially depress its ROE.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the years ended December 31, 2019 through December 31, 2022 and for the 18 months ended December 31, 2019 (the Company changed its fiscal year from June to December in 2019). Since fiscal 2019, the Company’s reported earnings ranged from a low of $2.5 million, or 0.91% of average assets during 2019 to a high of $10.5 million or 1.25% of average assets during the 12 months ended December 31, 2022. Net interest income and operating expenses represent the primary components of the Company’s earnings, while non-interest operating income has been a modest, but upward trending contributor to the Company’s earnings. Loan loss provisions and non-operating income and losses have had a varied impact on the Company’s earnings during the period covered in Table 1.2, with a number of non-operating items related to recent acquisitions. In the fair value accounting for the mergers, credit adjustments have been established.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

Table 1.2

BV Financial, Inc.

Historical Income Statements

	For the 18 Mths Ended,		For the Year Ended,
	December 31, 2019		December 31, 2019		December 31, 2020		December 31, 2021		December 31, 2022
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$15,578	4.32%	$12,147	4.49%	$18,226	3.89%	$29,378	3.62%	$33,350	3.95%
Interest Expense	(2,163)	-0.60%	(1,740)	-0.64%	(2,904)	-0.62%	(3,733)	-0.46%	(3,430)	-0.41%

Net Interest Income	$13,415	3.72%	$10,407	3.85%	$15,322	3.27%	$25,645	3.16%	$29,920	3.54%
Provision for Loan Losses	(160)	-0.04%	(110)	-0.04%	(695)	-0.15%	(575)	-0.07%	(1,038)	-0.12%

Net Interest Income after Provisions	$13,255	3.68%	$10,297	3.81%	$14,627	3.12%	$25,070	3.09%	$28,882	3.42%
Other Income	$755	0.21%	$546	0.20%	$1,650	0.35%	$2,302	0.28%	$4,078	0.48%
Gain(Loss) on Sale of Loans	0	0.00%	0	0.00%	21	0.00%	57	0.01%	1	0.00%
Operating Expense	(9,908)	-2.75%	(7,403)	-2.74%	(10,461)	-2.23%	(14,390)	-1.77%	(19,029)	-2.25%

Net Operating Income	$4,102	1.14%	$3,440	1.27%	$5,837	1.24%	$13,039	1.61%	$13,932	1.65%
OREO Hldg Costs, Writedowns, Gn(Loss) on Sale	($259)	-0.07%	($102)	-0.04%	($128)	-0.03%	($215)	-0.03%	($965)	-0.11%
Gain on Sale of Other Assets	0	0.00%	0	0.00%	0	0.00%	0	0.00%	246	0.03%
Bargain Purchase Gain	0	0.00%	0	0.00%	3,285	0.70%	0	0.00%	1,340	0.16%

Total Non-Operating Income (Exp.)	($259)	-0.07%	($102)	-0.04%	$3,157	0.67%	($215)	-0.03%	$621	0.07%
Net Income Before Tax	$3,843	1.07%	$3,338	1.23%	$8,994	1.92%	$12,824	1.58%	$14,553	1.72%
Income Taxes	(967)	-0.27%	(865)	-0.32%	(1,349)	-0.29%	(3,383)	-0.42%	(4,029)	-0.48%

Net Income (Loss)	$2,876	0.80%	$2,473	0.91%	$7,645	1.63%	$9,441	1.16%	$10,524	1.25%
Adjusted Earnings:
Net Income	$2,876	0.80%	$2,473	0.91%	$7,645	1.63%	$9,441	1.16%	$10,524	1.25%
Add(Deduct): Non-Operating (Inc)/Exp	0	0.00%	0	0.00%	(3,285)	-0.70%	0	0.00%	(1,586)	-0.19%
Tax Effect	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%

Adjusted Earnings:	$2,876	0.80%	$2,473	0.91%	$4,360	0.93%	$9,441	1.16%	$8,938	1.06%
Diluted EPS ($)	$0.54		$0.38		$1.07		$1.32		$1.42
Memo:
Expense Coverage Ratio (%)	135.40%		140.58%		146.47%		178.21%		157.23%
Efficiency Ratio (%)	69.92%		67.59%		61.56%		51.39%		55.97%
Return on Equity (%)	2.75%		4.39%		10.93%		11.99%		11.53%
Return on Tangible Equity (%)	6.39%		4.55%		11.72%		14.96%		13.92%
Effective Tax Rate (%)	25.16%		25.91%		15.00%		26.38%		27.69%

(1)	Ratios are as a percent of average assets, annualized when appropriate.

Source: BV Financial’s audited financial statements for 2019-2022.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

For the period covered in Table 1.2, the Company’s net interest income to average assets ratio ranged from a low of 3.16% during 2021 to a high of 3.85% during 2019. The Company’s net interest income to average assets ratio increased to 3.54% during the 12 months ended December 31, 2022. The decrease in the Company’s net interest income ratio from 2019 to 2021 occurred mostly during 2019 and 2020, as the result of interest rate spread compression. Interest rate spread compression during 2019 was due to a more significant increase in the cost of interest-bearing liabilities compared to the increase in the yield on interest earning asset, while interest rate spread compression during 2020 was due to a more significant decrease in the yield on interest-earning assets relative to the decrease in the cost of interest-bearing liabilities. The increase in the net interest income ratio during fiscal 2022 was facilitated by a higher interest rate spread, which was the result of an increase in the yield on earning assets in the rising rate environment of 2022, while funding costs were held generally with limited change. Overall, during the past two years, the Company’s interest rate spread increased from 3.37% during 2021 to 3.75% during 2022. The Company’s net interest rate spreads and yields and costs for the past two years are set forth in Exhibit I-4.

Non-interest operating income has generally been a modest contributor to profitability but has trended upward as a result of the acquisitions with greater commercial deposits and loans and higher BOLI income, along with higher balances of core deposits and transaction accounts that typically generate more fee income.

Operating expenses represent the other major component of the Company’s earnings statement, ranging from a low of $7.4 million or 2.74% of average assets during 2019 to a high of $19.0 million or 2.25% of average assets during 2022. Operating expenses have increased with the completion of acquisitions and organic growth and inflation. The operating expense ratio has declined over time as the Bank has been able to efficiently leverage the expense base through acquisitions and the related cost savings.

As a result of the foregoing, the expense coverage ratio (net interest income divided by operating expenses) has trended upward from 140% in 2019 to 157% for the most recent year. Similarly, the efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) has decreased from 68% in 2019 to 56% for the 12 months ended December 31, 2022.

Loss provisioning in recent years has been limited given that the loan growth has been dominated by acquisition and that credit adjustments were incorporated into the fair value

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

accounting. Thus, loan loss provisions have been modest since 2019 and reflected internal loan growth and the potential for loan losses related to COVID-19. Provisions for loan losses were 0.07% of average assets for 2021 and 0.12% of average assets for fiscal 2022. As of December 31, 2022, the Company maintained an allowance for loan and lease losses (“ALLL”) of $3.813 million, equal to 111.3% of non-performing loans and 0.45% of total loans receivable, recognizing that credit adjustments were incorporated into the fair value accounting for the acquisitions. If the fair value adjustments were added to the ALLL, the ratio at December 31, 2022 would have been 1.15% of total loans. Exhibit I-5 sets forth the Company’s loan loss allowance activity during the past two years.

The Company’s effective tax rate was 26.4% in fiscal 2021 and a lower 26.0% in fiscal 2022. The statutory combined tax rate is 27.5% for the Company, and the BOLI tax-favorable income assists in lowering the effective tax rate.

Interest Rate Risk Management

The Bank’s Asset/Liability Management Committee, which consists of members of senior management, is responsible for evaluating the interest rate risk inherent in the Bank’s assets and liabilities, for determining the level of risk that is appropriate, based on the overall business strategies, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by the board of directors. The Bank utilizes a third party to analyze sensitivity to interest rates through use of certain simulation models, including the impact on net interest income of a shift in market interest rates. Based on the latest available analysis as of December 31, 2022, over the next 12 months, the Company’s net interest income is projected to increase by 1.2% upon an instantaneous increase of 200 basis points in a parallel yield curve rate shock and such net interest income would decrease by 10.4% upon an instantaneous decrease of 200 basis points. This indicates the Company’s net interest income may not be subject to significant changes in a rising rate environment. Further, BV Financial measures changes to the financial condition of the Company through an economic value of equity model. This model measures the changes in the fair value of assets and liabilities under various interest rate change scenarios. The analysis as of December 31, 2022 indicates that the Company’s economic value of equity (“EVE”) would increase by 4.64% pursuant to a 200 basis point increase in interest rates, and decrease by 19.2% pursuant to a 200 basis point decrease in interest rates (see Exhibit I-6). The projected impact to the Company’s EVE suggests that the Company’s exposure to rising interest rates is relatively minimal.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11

The Bank pursues certain strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet in part by diversifying into other types of lending beyond 1-4 family permanent mortgage loans such as originating commercial and construction/land loans, all of which have shorter terms to repricing or maturity and carry higher interest rates. As of December 31, 2022, of the Company’s total loans due after December 31, 2023, adjustable rate loans comprised 32.37%% of total loans receivable (see Exhibit I-7). The Bank also seeks to purchase short-term and adjustable rate investment securities and maintaining levels of cash and cash equivalents. The commercial real estate and 1-4 family non-owner occupied loan originations typically carry terms with a 5 year adjustment period with 25 year amortization periods. On the liability side of the balance sheet, management of interest rate risk has been pursued through maintaining the volume of deposits in lower cost and less interest rate sensitive checking and savings accounts, and reducing dependence on higher cost certificates of deposits.

There are numerous limitations inherent in interest rate risk analyses such as the credit risk of Bank’s loans pursuant to changing interest rates. Additionally, such analyses do not measure the impact of changing spread relationships, as interest rates among various asset and liability accounts rarely move in tandem, as the shape of the yield curve for various types of assets and liabilities is constantly changing in response to investor perceptions and economic events and circumstances.

Lending Activities and Strategy

BV Financial’s primary lending activities are the origination of commercial real estate loans and one- to four-family real estate loans and, to a lesser extent, commercial loans, construction and land loans, marine loans and farm loans. The lending department focuses on three groups of constituents – consumer, community, and investment real estate, with the consumer group consisting of loans made to the Bank’s customer base. The community group focuses on lending to the business needs of the community (non-owner occupied residential, commercial real estate and commercial and industrial lending, while the investment real estate group focuses on larger real estate projects. In recent years the lending activities have also increased focus on commercial real estate and C&I lending in an effort to diversify the loan portfolio, shorten the term-to-maturity or repricing, and increase the overall yield earned on loans. Recent acquisitions have

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12

increased the Company’s concentration of commercial real estate and C&I loans (see Exhibit I-8 for the current loan portfolio composition and Exhibit I-9 for contractual maturities by loan type).

Commercial Real Estate/Multi-Family Lending

At December 31, 2022, BV Financial had $318.7 million in commercial real estate loans, representing 48.0% of the total loan portfolio. As shown in Table 1.8. $91.9 million of such loans were owner occupied commercial real estate loans and there was $226.9 million in non-owner occupied commercial real estate loans. The commercial real estate loans are secured by a variety of properties, including multifamily, commercial retail, office buildings, shopping centers and hotels. These types of loans are attractive credits given the higher yields, larger balances, shorter duration and prospective relationship potential.

CRE/5+ loans are generally underwritten as 5-10 year balloon loans with 20-25 year amortization periods. Terms of these loans include interest rates usually tied to the five-year treasury rate plus a margin, an 80% maximum LTV and a minimum debt service coverage ratio of 1.25x. The average loan balance of the commercial real estate loan portfolio was 781,000 at December 31, 2022. Further, at December 31, 2022, $156.0 million, or 46.5% of the commercial real estate portfolio was secured by collateral located outside of the state of Maryland. These out-of-state loans are generally sourced from existing relationships and referrals through various professional contacts, such as accountants, attorneys, financial advisors and real estate brokerage firms

These loans are generally priced at a higher rate of interest, have larger balances and involve a greater risk profile than 1-4 residential mortgage loans. Often the payments on commercial real estate loans are dependent on successful operations and management of the property. When originating commercial real estate loans, the Bank evaluates the qualifications and financial condition of the borrower, as well as the value and condition of the property securing the loan. The Bank will also generally require and obtain personal guarantees from the principals.

First Position Residential Real Estate Lending

The Bank’s historical lending focus was the origination of first position fixed- and adjustable rate 1-4 family residential real estate loans secured by local properties for portfolio. These loans totaled $262.8 million at December 31, 2022, or 39.6% of total loans, with 82% of these loans having fixed rates of interest. The portfolio is comprised of traditional owner-occupied loans secured by local properties, including conforming and nonconforming loans, of which 87%

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13

are secured by properties located in the state of Maryland. These loans generally have terms of up to 30 years and maximum loan-to-value (“LTV”) ratios of 80%. Approximately $125.1 million of this portfolio is secured by non-owner occupied investor properties. Non-owner occupied loans are attractive given their higher yield, more favorable interest rate risk and LTV ratios (generally 80% at origination). BV Financial originates a small amount of loans secured by non-owner occupied properties with “interest only” features. The Bank does not originate other types of subprime loans, including loans with “negative amortization” features, which have higher risk underwriting characteristics.

Commercial Lending

BV Financial originates for portfolio non-real estate secured commercial loans, including USDA/SBA loans and other miscellaneous C&I loans. C&I loans totaled $28.1 million, or 4.2% of total loans as of December 31, 2022.

The Bank originates commercial loans, including equipment loans and business acquisitions loans, and lines of credit to small- and medium-sized companies in the primary market area. Such loans are generally used for working capital purposes or for acquiring equipment, inventory or furniture. Secured commercial loans can have a loan-to-value ratio of up to 90% of the collateral securing the loan, and be secured by accounts receivable, inventory and equipment. The commercial loans originated are variable- and fixed-rate loans, generally for a one- to ten-year term. Variable interest rates are indexed to the Prime Rate as published in the Wall Street Journal, plus a margin.

Commercial loans typically have shorter terms to maturity and higher interest rates than commercial real estate loans and thus provide interest rate risk benefits to the Bank. Further, the Bank usually requires such borrowers to maintain their primary deposit accounts with the Bank, which is attractive from a fee income and low-interest cost perspective.

Construction/Land Development Loans

The Bank has developed its construction/land lending activities largely through recent acquisitions. Such loans totaled $17.9 million, or 2.7% of loans, at December 31, 2022, and included residential and commercial construction projects and land loans, with most construction projects located in the primary market area. Construction loans originated by the Bank usually have a maximum 24 month term, and are limited to 80% of the appraised value on residential construction loans, 75% LTV on non-residential construction loans and 90% of appraised value

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14

on residential owner-occupied properties. Construction loans generally involve greater credit risk than improved owner-occupied real estate lending. Land loans typically are limited to 755 of lower of cost or as completed appraised value with a maximum term of 24 months. BV Financial reviews and inspects each property before disbursement of loan funds, and also requires detailed cost estimates to complete the construction project and an appraisal of the property. Restricting originations to properties within the primary market area served also lowers the overall risk of this lending activity.

Marine Loans

The Bank also maintains a portfolio of marine (boat) loans as part of the more diversified lending operations. The Company has engaged in marine (boat) lending, primarily through purchases, and the current portfolio approximates $15 million. Such loans are purchased primarily from two loan brokers in the regional area. All such loans are underwritten internally, and boat surveys (appraisals) and inspections are obtained on all security. Typical marine loans are fixed rate with 20-year amortization terms and 90% LTV ratios.

Farm Lending

At December 31, 2022, BV Financial maintained a balance of agriculture related loans of $13.8 million, or 2.1% of total loans. The farm loan portfolio consists of loans to farmers and agricultural businesses, most of which are located on the Eastern Shore of Maryland. These loans are generally secured by farmland and equipment and are generally made to multi-generational clients acquired through the acquisition of 1880 Bank or originated since that acquisition. These loans typically have a five-year term and are made at a fixed rate, indexed to the Five -Year U.S. Treasury Constant Maturity rate, plus a margin. Farm loans are generally limited to 80% of the purchase price or appraised value of land and 90% of the purchase price or market value of equipment, whichever is less. This lending activity represents an important service capability to the Eastern Shore communities.

Consumer Lending

BV Financial originates a small amount of miscellaneous consumer based loans, and the balance of these loans totaled $2.4 million, or 0.4% of total loans at December 31, 2022. The consumer loans that we originate generally consist of loans secured by automobile loans, deposits and miscellaneous other types of installment loans and are generally only provided to existing lending clients upon request.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15

Asset Quality

Exhibit I-10 present historical amounts and ratios regarding the Company’s asset quality position. Over the past two years, BV Financial’s balance of non-performing assets ranged from a low of $4.8 million or 0.61% of assets at December 31, 2021 to a high of $7.9 million or 0.94% of assets at December 31, 2022. As shown in Exhibit I-10, non-performing assets at December 31, 2022 consisted non-accruing loans, other real estate owned, and a small balance of performing troubled debt restructured loans. Loans secured by commercial property comprised the largest concentration of the non-accruing loan balance, with the second largest concentration consisting of loans secured by 1-4 family residential properties.

As of December 31, 2022, the Company maintained an allowance for loan and lease losses (“ALLL”) of $3.813 million, equal to 111.3% of non-performing loans and 0.45% of total loans receivable, recognizing that credit adjustments were incorporated into the fair value accounting for the acquisitions. If the fair value credit discount adjustments remaining from the Company’s prior acquisitions were added to the ALLL, the ratio at December 31, 2022 would have been 1.15% of total loans. The Company’s management reviews and classifies loans on a monthly basis and establishes loan loss provisions based on the overall quality, size, and composition of the loan portfolio, as well as other factors such as historical loss experience, industry trends, and local real estate market and economic conditions.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at December 31, 2022 deposits accounted for 93.32% of BV Financial’s combined balance of deposits and borrowings. Exhibit I-11 sets forth the Company’s deposit composition for the past two fiscal years. Transaction and savings account deposits constituted 78.60% of total deposits as of December 31, 2022, as compared to 79.13% of total deposits as of December 31, 2021. The increase in the concentration of certificates of deposit comprising total deposits at December 31, 2022 compared to 2021 was due to a reduction in non-interest bearing demand deposits.

The balance of the Company’s deposits consists of CDs, which equaled 21.40% of total deposits at December 31, 2022 compared to 20.87% of total deposits at year end 2021. The Company did not hold any brokered CDs at December 31, 2022.

As of December 31, 2022 and 2021, the aggregate amount of uninsured deposits (deposits in amounts greater than or equal to $250,000) was $165.5 million and $160.4 million,

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16

respectively, or 24.2% and 23.6% of total deposits, respectively. A portion of these uninsured deposits were municipal deposits. As of December 31, 2022, the aggregate amount of all uninsured certificates of deposit was $28.1 million (See Exhibit I-12).

Borrowings serve as an alternative funding source for the Company to address funding needs for growth, and to support management of deposit costs and interest rate risk. As of December 31, 2022, the Company’s borrowings totaled $49.0 million and consisted of FHLB advances ($12.0 million), $35.0 million of unsecured subordinated debt (the “Notes”), which bear an interest rate of 4.875% and mature in 2030. The Notes are fixed rate until 2025, and then carry and variable rate equal to the 3 month Secured Overnight Financing Rate plus 472 basis point. The Notes can be redeemed beginning in December 2025. In conjunction with acquisition of 1880 Bank and its holding company, Delmarva Bancshares, Inc., BV Financial acquired the Easton Capital Trust Junior Subordinated Notes, with $3.0 million in principal balance and which mature in 2034. This debt accrues interest at a floating rate of the three month LIBOR plus 2.85%.

Subsidiaries

The Company has two subsidiaries, BayVanguard Bank and Easton Capital Trust I. The Bank maintains three subsidiaries, BV Real Estate, LLC, 1920 Rock Spring Road, LLC and Idlewild Properties, LLC. BV Real Estate, LLC and Idlewild Properties, LLC hold real estate and other assets acquired through foreclosure or repossession by BayVanguard Bank. 1920 Rock Spring Road, LLC is the holding company for a property owned by BayVanguard Bank.

Legal Proceedings

From time to time, the Company is involved in routine legal proceedings in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to the Company’s financial condition, results of operations and cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

BayVanguard Bank serves the Baltimore, Maryland metropolitan area (the “Baltimore Metro”) and the central Maryland “Eastern Shore” region through a network of 15 offices. A total of 9 offices are located in the Baltimore Metro and six offices are located in Dorchester and Talbot Counties on the Eastern Shore. The current branch office structure is mostly the result of a number of acquisition transactions that have expanded BayVanguard Bank’s branch office footprint beyond the original location in Sparrows Point, Maryland, southeast of Baltimore City. A map showing BayVanguard Bank’s office coverage is set forth in Exhibit I-1.

BayVanguard Bank defines its primary market areas as the Baltimore Metro and the central Eastern Shore of Maryland. The Baltimore Metro regional economy has evolved over time as employment in the manufacturing/industrialization sector has declined and the market area economy has become broadly similar to the national economy in terms of its employment in key sectors, including services employment. There is a notable federal government employment base given the region’s proximity to Washington, DC. Employment sectors that are strongly represented include business and professional services, healthcare, wholesale/retail trade, government, and finance/insurance/real estate. Examples of some of the major employers in BayVanguard Bank’s Baltimore Metro market area include John’s Hopkins University and Hospital and Health System, and the University of Maryland Education and Health Care Systems, along with government facilities such as Fort George G. Meade, the Aberdeen Proving Ground and the US Naval Academy. The Eastern Shore market branches serve a much smaller population and economic base that is more focused on agriculture and entities such as food processing, fisheries, aquaculture and manufacturing.

Current and future levels of business and growth opportunities will be partially influenced by economic and demographic characteristics of the regional market, particularly the future growth and stability of the regional economies, and the nature and intensity of the competitive environment for financial institutions. These factors outlined herein have been considered in the valuation of BV Financial’s common stock.

RP® Financial, LC.	MARKET AREA
II.2

National Economic Factors

After expanding for over 10 years, the longest on record, the national economic expansion came to an end in the second quarter of 2020 as a result of the COVID-19 pandemic and related shutdown of businesses and economic activity on both a personal and business basis. Through December 2022, the worldwide impact of COVID-19 has caused a substantial change in current and go-forward expectations in many economic performance factors, including the United States GDP growth. Following annual GDP growth in the range of 1.0% to 3.0% during the most recent economic expansion, the United States GDP increased by 0.3% for calendar year 2020, with a sharp decline in the second quarter (31.2%) and strong growth in the third quarter (33.8%) as a result of the implementation of federal assistance payments. More recent GDP growth was 5.6% for calendar year 2021, indicating a return to growth, but still supported by notable government programs, and an increase of 0.3% for the nine months ended September 30, 2022, as the economy remains impacted by fallout of the pandemic and related issues such as inflation, rising interest rates employee resources and supply-chain interruptions, among other impacts. Based on the most recent Wall Street Journal (“WSJ”) economists’ forecast, GDP is projected to increase by 0.4% for the fourth quarter of 2022.

The economy has recorded job growth in recent years, with an average of 2.4 million jobs added annually over the 2015-2019 time period, indicating a steady and notable growth period. As was the case with GDP performance noted above, United States job growth turned negative in March 2020, with the labor force contracting by 1.7 million in March and 20.7 million in April 2020, reflecting an unprecedented deterioration in the employment sector of the economy. During the May-December 2020 time period, a total of 12.3 million jobs were added to the workforce, reflecting a recovery of a portion of the prior losses. A further 6.23 million jobs were added in 2021 and 4.50 million jobs in 2022. Near-term expectations for employment gains are for continued modest improvement, with quarterly average job growth of 90,000 jobs as estimated by the WSJ economists forecast.

Economists have been focused in recent periods on the national unemployment rate, which prior to 2020 had been at levels considered to be “full employment” for the last year and a half. The unemployment rate equaled 3.5% as of December 2019, the lowest rate in 2019. The economic disruption caused by the COVID-19 crisis caused the rate to reach 14.8% for April 2020, a level not seen since the Great Depression. The national unemployment rate trended downward to reach 6.7% as of December 2020 and a further 3.9% at December 2021 and

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reflecting the job increases and a return to pre-COVID economic activity noted earlier. Such unemployment rate has further declined to 3.5% as of December 2022. There remains excess demand for employees in many industries, with such demand resulting in some companies unable to return to their pre-COVID level of operations and the need to offer higher compensation to attract employees becoming part of the inflationary trend. There remain other longer-term impacts on job growth such as the aging of the employment base, further loss of the working age population base as baby boomers retire, increased use of technology to reduce or replace workers in the workplace, and the overall slower rate of population growth compared to prior generations.

For 2020, the annualized national inflation rate was 1.20%, indicating inflation had been kept under control, which is a long term focus of the Federal Reserve policy. More recent inflation data indicated an annualized inflation rate of 4.7% for 2021 and 8.2% for the 11 months ended November 2022. The 2020 inflation rate was impacted substantially by the COVID-19 crisis, reflecting the reduced demand for products and services nationwide and therefore lower inflation. Since the start of the second quarter of 2021, the inflation rate has dramatically increased to a decades old high, reflecting increased consumer demand, a lack of available individuals to full open positions causing wage increases, limitations on production and substantial global supply chain issues. This has become a substantial issue for future economic performance in the United States. The Federal Reserve has addressed the inflation rate by raising interest rates to reduce demand, however this action will continue through at least into the first half of 2023 and current expectations are that a recession is more likely than not in 2023 as a result of the reduced economic activity related to higher interest rates. The most recent WSJ economists forecast indicated an expected 2023 inflation rate of 3.3%, declining to 2.4% for calendar year 2024 and further to 2.3% in 2025.

After recording a strong performance in calendar year 2019, the major stock market indices reached all-time highs in early 2020, and then fell quickly and dramatically through March 2020 as a result of worldwide fears of economic slowdowns or recession, based on the emergence of the COVID-19 pandemic. Subsequent to March 2020, these indices have recovered substantially all of the losses incurred or reached new highs due to government spending actions and as the national economy has mostly returned to pre-pandemic levels. From an all-time high of 29,551.42 on February 12, 2020, the DJIA fell by 37.1% to 18,591.93 as of March 23, 2020. Since that date, the DJIA has recorded a recovery to 33,147.25 as of December 31, 2022, however this level reflects a sharp drop from early 2022 levels approaching 37,000 as

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various concerns such as inflation, rising interest rates, labor shortages, supply chain restrictions, the Ukraine War, and recession fears have caused investor pessimism. Similarly, these trends have also occurred in the other major market indexes such as the S&P 500, which settled at 3,839.50 on December 31, 2022, well above the February 2020 all-time high of 3,386.15, but a decline from a recent 2022 high of 4,796.56, while the NASDAQ has exceeded the February 2020 high of 9,817.18 to reach 10,466.48 as of December 31, 2022, which also represents a recent decline from a January 2022 high of 15,832.80.

Similar to the major market indices noted above, the major banking market indexes also increased substantially in calendar year 2019 and then fell quickly and dramatically as a result of worldwide fears of economic slowdowns or recession in early 2020. From an all-time high of 165.73 on January 2, 2020, the S&P BMI Bank Index fell by 49.4% through March 23, 2020 to 83.73 based primarily in expected lower income and eventual loan losses due to the economic decline. Since that low, the SNL BMI index has recovered to 148.35, representing an increase of 77.2%. However, similar to the broader market indexes, the BMI Index has fallen from an early 2022 high of 202.27, as the impact of various factors listed above have impacted the outlook for banking industry performance. There has been a general positive market conclusion of the eventual impact of COVID-19 and the potential economic fallout to financial institutions.

Regarding factors that most directly impact the banking and financial services industries, through early 2020, the residential real estate industry was relatively healthy, as new and previously owned home sales increased, and residential housing prices have continued to trend upward in most metropolitan areas of the country. Homebuilders were expecting a more stable trend in new home construction with residential housing starts projected to increase somewhat from 2020 to 2021. As a result of the pandemic and the corresponding lower interest rates, residential loan volumes dramatically increased for 2020 and 2021, with many mortgage banking operations recording substantial increases in volumes and profits. Further, the recent implementation of rate increases by the Federal Reserve initially caused additional demand for housing as individuals have decided to make housing purchases now versus later when prices are expected to be higher. However, the Federal Reserve interest rate hikes which began in March 2022, and have totaled 4.25% through December 31, 2022, have caused a sharp reduction in home sales and the related mortgage banking activity as the fixed rate residential loan secondary market rates have approached or exceeded 6%. As a result of the above, national home price indices have recorded notable increases in 2020, 2021 and year-to-date 2022, however there are expectations that housing prices will begin to record declines due to the higher rate environment. After reaching a high of $413,800 in June 2022, such figure declined to $370,700 in November 2022. These figures compare favorably to the generational low of $169,000 recorded in March 2009 during the national recession.

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Based on the consensus outlook of economists surveyed by The Wall Street Journal in October 2022, the economists forecasted a rising federal funds rate from 4.27% in December 2022 to 4.55% in June 2023 and a subsequent decline to 2.83% in December 2025. On average, the economists forecasted that the 10-year Treasury yield would equal 3.84% in December 2022 and decline to 3.45% in December 2023 and 3.20% in December 2025.

The December 2022 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) reflected notable trends in units and dollars of residential housing. The forecast indicated that 2025 existing home sales are expected to reach 5.585 million, up from a low of 4.513 million in 2023 and new home sales were forecasted to equal 806,000 in 2025 compared to 2023 sales of 616,000. The 2025 median sale price for existing homes was forecasted to increase to $387,200, up from $371,400 in 2023, while the new homes price was forecasted to reach $449,800 in 2025 versus $440,100 in 2023. Total mortgage production was forecasted to decrease through 2023 to $1.899 trillion, compared to $2.245 trillion in 2022. The forecasted level in 2025 originations was based on a 51% increase in refinancing volume and a 22% increase in purchase volume. Purchase mortgage originations were forecasted to total $4.140 trillion in 2025, versus refinancing volume totaling $1.846 billion. Housing starts for 2025 were projected to total 1.657 million, versus 1.412 million in 2023.

Interest Rate Environment

The pandemic outbreak and implied impact to the national economy, which became more and more evident throughout early 2020, led the Federal Reserve to reduce interest rates to essentially zero, with a prime rate of 3.25%, and a targeted fed funds rate of 0.00% to 0.25%, indicating that the Federal Reserve’s direct interest rate levers had been implemented to support the national economy. After reaching a low of 0.52% on August 4, 2020, the 10-year Treasury Bond traded in the range of 1.00% to 1.50% through early 2022, at which time the rate began to increase as inflation trends increased and as the Federal Reserve began increasing interest rates. Through December 31, 2022, the Federal Reserve has increased the base federal funds target rate a total of 4.25% from 0.25% to 4.50%. The 10-year Treasury rate was 3.88% as of December 31, 2022. Similarly, after reaching a low of 1.19% on August 4; 2020, the 30-year Treasury Bond rate has trended upward to 3.97% as of December 31, 2022. The latest Wall Street Journal survey of leading economists indicates a modestly declining rate scenario starting in mid-2023 through 2025 with short-term rates declining more than long term rates. A history of interest rates is presented in Exhibit II-1.

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The current rising interest rate environment has benefited financial institutions as adjustable-rate loans have repriced upward, either immediately for prime based loans, or over a period of time, while the level of industry liquidity will likely limit the need to increase deposit rate offerings at the same pace. Residential loan demand, particularly for refinance transactions, has been substantially impacted by rising interest rates, and the remaining lending sectors may be impacted by a potential recession, thus indicating some limitations on bank lending and activity in the near-term future.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, and median household income, provide key insights into the characteristics of BayVanguard Bank’s primary market area in the Baltimore Metro and the Eastern Shore. Trends in these key measures are summarized by the data presented in Table 2.1 from 2018 to 2023 and projected through 2028. Data for the nation, the State of Maryland and the Baltimore metropolitan statistical area (“MSA”) is included for comparative purposes. Additional detail regarding the market area’s demographic and economic condition is included in Exhibit II-2.

The market area primarily consists of a mix of urban and suburban communities within the Baltimore MSA, along with the two Eastern Shore counties. As of 2022, the population of the Baltimore MSA approximated 2.9 million, with four-county primary market area totaled 2.3 million, indicating BayVanguard Bank has access to a substantial population base for its banking services. The Eastern Shore counties contain a much smaller population base, reflecting the rural market area. Trends since 2018 show that the population growth across the market area varies, with Baltimore County recording growth in line with statewide averages, Baltimore City recording population declines and Anne Arundel County recording growth above comparative averages. The smaller Eastern Shore counties recorded modest population increases. Population growth for the next five years indicate a similar trend through 2028, with the statewide average equal to the national growth rate, and the primary market area counties recording similar growth or shrinkage rates. While the size of the primary market area is a positive aspect of the market area for community based financial institutions such as BayVanguard Bank, the data

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Table 2.1

BayVanguard Bank

Summary Demographic Data

	Year			Growth Rate
	2018	2023	2028	2018-2023	2023-2028
				(%)	(%)
Population (000)
USA	326,533	334,500	341,663	0.5%	0.4%
Maryland	6,061	6,209	6,329	0.5%	0.4%
Baltimore-Columbia-Towson, MD	2,814	2,851	2,893	0.3%	0.3%
Baltimore, MD	835	854	866	0.4%	0.3%
Baltimore, MD (City)	610	570	555	-1.4%	-0.5%
Harford, MD	252	265	272	1.0%	0.5%
Anne Arundel, MD	575	597	614	0.7%	0.6%
Dorchester, MD	32	32	32	0.2%	0.0%
Talbot, MD	37	38	38	0.3%	0.1%

Households (000)
USA	123,943	128,298	131,438	0.7%	0.5%
Maryland	2,261	2,335	2,383	0.6%	0.4%
Baltimore-Columbia-Towson, MD	1,080	1,104	1,122	0.4%	0.3%
Baltimore, MD	327	329	332	0.1%	0.2%
Baltimore, MD (City)	247	247	244	0.0%	-0.3%
Harford, MD	94	100	103	1.3%	0.6%
Anne Arundel, MD	214	223	230	0.8%	0.6%
Dorchester, MD	13	14	14	0.7%	0.1%
Talbot, MD	16	16	16	0.6%	0.2%

Median Household Income ($)
USA	61,045	73,503	83,333	3.8%	2.5%
Maryland	81,294	96,089	107,483	3.4%	2.3%
Baltimore-Columbia-Towson, MD	77,704	93,386	105,686	3.7%	2.5%
Baltimore, MD	73,009	88,428	100,727	3.9%	2.6%
Baltimore, MD (City)	49,011	56,247	62,106	2.8%	2.0%
Harford, MD	83,297	104,364	119,693	4.6%	2.8%
Anne Arundel, MD	95,583	113,988	128,010	3.6%	2.3%
Dorchester, MD	52,690	60,863	66,311	2.9%	1.7%
Talbot, MD	62,771	80,632	86,325	5.1%	1.4%

Per Capita Income ($)
USA	33,583	41,287	46,830	4.2%	2.6%
Maryland	42,020	50,691	56,704	3.8%	2.3%
Baltimore-Columbia-Towson, MD	41,146	50,810	57,622	4.3%	2.5%
Baltimore, MD	39,501	47,123	54,009	3.6%	2.8%
Baltimore, MD (City)	30,788	38,449	42,937	4.5%	2.2%
Harford, MD	39,238	51,109	59,323	5.4%	3.0%
Anne Arundel, MD	46,778	57,373	64,745	4.2%	2.4%
Dorchester, MD	29,410	34,267	38,006	3.1%	2.1%
Talbot, MD	40,184	51,227	54,982	5.0%	1.4%

2023 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	18.0	26.5	25.0	18.5	12.1
Maryland	18.0	25.4	25.7	19.2	11.7
Baltimore-Columbia-Towson, MD	17.9	25.8	25.5	19.1	11.7
Baltimore, MD	17.7	25.3	24.7	19.4	12.9
Baltimore, MD (City)	17.3	29.6	24.7	17.8	10.5
Harford, MD	17.7	24.2	25.5	20.6	12.0
Anne Arundel, MD	18.5	25.1	26.4	18.8	11.1
Dorchester, MD	17.1	22.3	21.8	22.7	16.0
Talbot, MD	14.4	19.1	20.0	23.3	23.1

	Less Than	$25,000 to	$50,000 to
2023 HH Income Dist. (%)	25,000	50,000	100,000	$100,000+
USA	16.0	18.8	28.7	36.4
Maryland	11.6	14.1	26.3	48.1
Baltimore-Columbia-Towson, MD	12.7	14.4	26.1	46.8
Baltimore, MD	11.8	15.2	29.1	43.8
Baltimore, MD (City)	24.7	21.5	25.8	28.1
Harford, MD	9.5	12.2	26.2	52.0
Anne Arundel, MD	6.9	10.4	26.1	56.6
Dorchester, MD	21.0	21.5	30.2	27.3
Talbot, MD	14.1	16.9	29.6	39.5

Source: S&P Global Market Intelligence.

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indicates that certain sections of the market area counties will retain slow or negative growth characteristics. Population age distribution data is also presented in Table 2.1, which indicates that Baltimore City maintains a somewhat younger population base, while Baltimore and Anne Arundel Counties residents are more closely aligned with the metropolitan area and state in general and Talbot County having the oldest population base.

Growth in households generally mirrored the population growth rates from 2018 to 2023, and such growth rates are projected to continue at similar rates over the next five years. Specifically, the number of households in the Baltimore MSA and Baltimore County are projected to increase at a 0.3% and 0.2% annual rate, respectively, while Baltimore City will record net losses in households. Similar to population trends, Anne Arundel and Harford Counties are expected to record the strongest growth.

Income characteristics for BayVanguard Bank’s markets are also reflected in the data set forth in Table 2.1. Bay-Vanguard Bank’s market in Maryland is located in a metropolitan region of the state along the eastern seaboard of the United States which is reflected in the comparatively higher income levels for Baltimore County comparted to national averages as measured by median household income and per capita income. Specifically, median household and per capita income levels in Baltimore County were $88,428 and $47,123 compared to national averages of $73,503 and 41,287, respectively. Alternatively, Baltimore City reported notably lower income figures with that are 23% and 7% lower, respectively, than national averages, an indication of the lower wealth and income characteristics of the city. Anne Arundel County recorded the highest income levels overall, above all comparative areas. Overall, however, the Baltimore MSA has an above average median household income level compared to similar-sized metropolitan areas in the country. Dorchester County reported lower income levels than the regional averages, while Talbot County reported much higher income levels. Over the next five years, median household and per capita income growth levels in the market area are projected to be in the range of state and national averages.

Household income distribution rates for 2023 also reveal the comparable income figures of BayVanguard Bank’s specific market area, as Baltimore City reported less favorable income levels in comparison to state and national averages, while Baltimore County’s income distribution was more favorable than the national as a whole, another sign of the higher level of wealth present in BayVanguard Bank’s market area. Anne Arundel County’s statistics were most favorable and the Eastern Shore counties data was similar to the actual income levels mentioned above.

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Primary Market Area Employment Sectors

Table 2.2 provides an overview of employment by economic sector for the State of Maryland and the six primary market area counties. As shown, Maryland and the primary market area all reported the largest proportions of employment in services, education, healthcare and social services, wholesale and retail trade and manufacturing, indicative of a relatively diversified employment base. Manufacturing employment is higher in all market area counties except Baltimore City and Talbot County than the state average, reflecting the historical industrial base of the region. Wholesale and retail trade employment is supported by the operations of the Port of Baltimore, and the location of the metropolitan area along the eastern seaboard of the United States, which allows for easy access via railroad and highways to a majority of the nation’s population. Overall, the distribution of employment exhibited in the primary market area is indicative of a diverse economic environment, and the employment base is thus not deemed to be overly dependent on a single economic sector.

Baltimore MSA Economy

The Baltimore MSA is one of the oldest metropolitan areas in the country and was originally founded based on the water access to the Atlantic Ocean via the Chesapeake Bay and Baltimore Harbor. This made the Baltimore area a leading port for immigrants and the shipping via water transportation made the Baltimore area a leading trading port for agricultural and manufactured goods from the Mid-Atlantic region. The port of entry for immigrants also resulted

Table 2.2

BayVanguard Bank

Primary Market Area Employment Sectors

(Percent of Labor Force)

		Baltimore	Baltimore	Harford	Anne Arundel	Dorchester	Talbot
Employment Sector	Maryland	County	City	County	County	County	County
	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Services	29.8%	26.7%	25.6%	26.4%	30.4%	22.3%	31.6%
Education, Healthcare, Soc. Serv.	23.8%	27.4%	32.2%	22.3%	20.6%	25.2%	23.2%
Wholesale/Retail Trade	10.8%	8.0%	7.5%	11.5%	13.1%	6.4%	7.1%
Manufacturing	10.8%	12.1%	10.6%	13.1%	11.6%	14.7%	10.5%
Construction	5.9%	7.8%	6.8%	6.7%	5.5%	3.7%	5.6%
Finance/Insurance/Real Estate	4.5%	5.3%	4.5%	7.0%	5.0%	10.5%	6.8%
Transportation/Utility	7.2%	5.5%	4.6%	6.9%	7.4%	6.3%	7.9%
Government	1.7%	1.5%	1.6%	1.2%	1.5%	2.1%	2.0%
Information	4.8%	5.4%	6.5%	4.7%	4.4%	5.0%	3.3%
Agriculture	0.5%	0.4%	0.1%	0.1%	0.5%	3.9%	2.2%

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: S&P Global Market Intelligence.

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in a large base of individuals of diversified backgrounds seeking employment and a life in the United States. Further advances in transportation made the Baltimore region a primary center for railroad transportation, and this access to transportation made the area attractive to manufacturing and heavy industry companies for locating plants and offices. For example, the Bethlehem Steel Plan in Sparrows Point, Maryland was at one time the largest steel mill in the world. Other industries that developed a significant presence in the region include foundry/machine shops, canning, printing and publishing and clothing. Thus began a long association with the manufacturing sector for the area in terms of employment and economic activity. Similar to many metropolitan areas in the country, over many decades beginning in the middle of the 20th century, the economy and workforce has been forced to change and is now dominated by services, education and healthcare employment, among others. Another factor that impacted the region’s economy and workforce is the location close to the nation’s capital in Washington, DC. As a result, certain federal government facilities have been established and expanded in the Baltimore region and remain a key part of the demographic and economic base.

Thus, currently, the Baltimore MSA contains a wide array of employment across all primary employment sectors that is typical of a large metropolitan area, with additional employment as a result of its location close to the nation’s capital in Washington, D.C. In addition to private sector employment with concentrations in health care, higher education and financial services, BayVanguard Bank’s market area includes several large federal government agencies and facilities with operations in the areas of national defense and social security. A notable number of colleges and universities locally and regionally also support the local economy, both in terms of student spending and by providing an educated workforce. Some of the institutions in close proximity include John’s Hopkins University, the University of Maryland and Towson University. Health care is also a dominant employer and economic sector and includes the operations of Johns Hopkins Hospital and Health System, University of Maryland Medical System, Medstar Franklin Hospital and CareFirst, Blue Choice. Large government facilities include Fort George G. Meade in Anne Arundel County, the Aberdeen Proving Ground in Harford County, the US Naval Academy in Anne Arundel County and the Social Security Administration Center in Baltimore County. The Port of Baltimore has a long history of one of the east coast’s most active shipping centers and is one of the 20 largest import/export trade centers in the county.

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The Maryland Eastern Shore region reflects a much different market, containing a more rural and agriculture-based economy with additional focus on the Chesapeake Bay and related aquaculture and recreation. Manufacturing employment is also notable given the lower cost of living and lower employment costs. The two-county central Eastern Shore region’s population base of approximately 70,000 is substantially lower than the Baltimore Metro figures, but the overall wealth of the region is supported by the related value in the farmland and attractiveness of the region for second/vacation homes and the accompanying tourism industry.

Market Area Largest Employers

Table 2.3 sets forth details with respect to the largest employers in the six-county market area. As previously mentioned, general services, healthcare, higher education and government agencies are a critical component to the economy of the Baltimore MSA and comprise approximately 60% of the employment base of the market area. Manufacturing and transportation remain notable parts of the economic base. The Eastern Shore counties also contain a variety of large employers in those sectors, plus agriculture.

Unemployment Data

Comparative unemployment rates for the six market area counties and the Baltimore metropolitan area, as well as for the U.S. and Maryland, are shown in Table 2.4. As of December 2022, the State of Maryland reported an unemployment rate of 3.2%, similar to the national average of 3.3%. Similarly, the Baltimore MSA’s unemployment rate was 3.1% as of the same date. Within the six-county primary market area, Baltimore City’s unemployment rate of 4.4%

Table 2.4

BayVanguard Bank

Unemployment Trends

	Unemployment Rate(1)		Net
	Dec. 2021	Dec. 2022	Change
Region
USA	3.7%	3.3%	-0.4%
Maryland	4.7%	3.2%	-1.5%
Baltimore-Columbia-Towson, MD	4.5%	3.1%	-1.4%
Counties
Baltimore, MD	4.6%	3.2%	-1.4%
Baltimore, MD (City)	6.3%	4.4%	-1.9%
Harford, MD	3.9%	2.8%	-1.1%
Anne Arundel, MD	3.8%	2.6%	-1.2%
Dorchester, MD	4.9%	3.6%	-1.3%
Talbot, MD	4.6%	3.3%	-1.3%

(1)	Not seasonally adjusted.

Source: S&P Global Market Intelligence.

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Table 2.3

BayVanguard Bank

Market Area Largest Employers

Employer	Industry	Size
Baltimore County
SS Administration and Medicare & Medicaid	Government	15,415
Community College of Baltimore	Education	4,184
Medstar Franklin Square Hospital	Health Care	3,900
T. Rowe Price	Financial Services	3,764
Greater Baltimore Medical Center	Health Care	3,742
Towson University	University	3,433
University of Maryland St. Joseph Medical Center	Health Care	2,611
McCormick and Company, Inc.	Retail Manufacturing	2,455
CareFirst, BlueChoice, Inc.	Health Care	2,220
University of Maryland , Baltimore County	University	2,217
Sheppard Pratt Health Systems	Health Care	1,918
BD Life Sciences, Diagnostic Systems	Medical, Diagnostic Equip.	1,900

Source: www. Baltimorecountymd.gov

Baltimore City
Johns Hopkins University	Education Services	18,600
Johns Hopkins Hospital & Health System	Health Care	20,485
University of Maryland Medical System	Health Care	11,450
University of Maryland System	Education Services	8,965
MedStar Health	Health Care	6,175
LifeBridge Health	Health Care	5,315
Amazon.com	Fulfillment Center	4,500
Mercy Health Services	Health Care	4,030
St. Agnes HealthCare	Health Care	3,265
Excelon	Utilities	2,950
Kennedy Kreiger Insitute	Health Care	2,600
Maryland Inst. College of Art	Higher Education	2,140

Source: Commerce.maryland.gov, Maryland Dept. of Commerce.

Anne Arundel County
Fort George G. Meade	Government	62,860
Anne Arundel County Public Schools	Health Care	14,852
State of Maryland	State Government Services	12,256
BWI Thurgood Marshall Airport	Regional Airport	9,717
Northrop Grumman	Defense, Marine Division	9,500
Anne Arundel County Government	Education	6,348
Anne Arundel Health System	Health Care	5,100
Southwest Airlines	Airline	4,857
Univ of MD Baltimore Washington Medical Center	Health Care	3,328
US Naval Academy	Federal Naval Education	3,000
Live Casino and Hotel	Casino	3,000
Amazon	Warehouse & Distribution	2,210
Booz Allen Hamilton	Consulting	2,100
Anne Arundel Community College	Public College	1,555
Allegis Group	IT & Engineering Services	1,500

Source: Anne Arundel Economic Development Corp.

Dorchester County
Amick Farms LLC	Agriculture, Forestry, Fishing & Hunting	1,000+
Cambridge Mack Senior Center	Health Care/Social Assistance	500-749
Hyatt Regency-Chesapeake Bay	Accommodation & Food Services	500-740
Auxillary-The Eastern Shore	Health Care/Social Assistance	100-249
Cambridge Engineered Solutions	Manufacturing	250-499
Maryland Wire Belts	Manufacturing	250-499
Horn Point Laboratory	Professional, Scientific & Technical Services	100-249
Interstate Corrpack Inc.	Manufacturing	100-249
Mallard Bay Nurse-Rehab Center Hm	Health Care/Social Assistance	100-249
Walmart Supercenter	Retail Trade	100-249

Source:dllr.state.md.us

Talbot County
University-MD Shr Med Ctr	Health Care/Social Assistance	1,000+
Delmarva Foundation	Health Care/Social Assistance	250-499
Sea Watch Intl	Manufacturing	250-499
Chesapeake Building Components	Retail Trade	100-249
Hertrich Chevrolet GMC Buick	Retail Trade	100-249
Pines	Health Care/Social Assistance	100-249
Quality Health Strategies	Health Care/Social Assistance	100-249
Star Democrat	Media	100-249
Walmart	Retail Trade	100-249
YMCA of the Chesapeake	Health Care/Social Assistance	100-249

Source:dllr.state.md.us

RP® Financial, LC.	MARKET AREA
II.13

was the highest, while Baltimore County’s rate of 3.2% was lower than comparative averages. This data indicates that BayVanguard Bank’s local market area includes areas of both economic strength and a level of weakness in terms of the job market for residents.

Market Area Deposit Characteristics/Competition

BayVanguard Bank’s deposit base is closely tied to the economic fortunes of the six market area counties, in particular, the areas that are nearby to each of Bay-Vanguard Bank’s ’s retail banking office locations. Table 2.5 displays deposit market trends from June 30, 2018 through June 30, 2022 for BayVanguard Bank, as well as for all commercial banks and savings institution branches located in the market area counties and the state of Maryland.

Table 2.5

BayVanguard Bank

Deposit Summary

	As of June 30,
	2018			2022			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2018-2022

	(Dollars in Thousands)						(%)
Maryland	$144,990,716	100.0%	1,491	$208,680,087	100.0%	1,247	9.5%
Commercial Banks	$141,636,675	97.7%	1,432	$205,117,979	98.3%	1,191	9.7%
Savings Institutions	$3,354,041	2.3%	59	$3,562,108	1.7%	56	1.5%
Baltimore County	$18,315,678	100.0%	219	$26,766,205	100.0%	179	9.9%
Commercial Banks	$17,259,884	94.2%	201	$25,588,422	95.6%	160	10.3%
Savings Institutions	$1,055,794	5.8%	18	$1,177,783	4.4%	19	2.8%
BayVanguard Bank	$87,194	0.5%	2	$164,269	0.6%	4	17.2%
Baltimore City	$25,348,907	100.0%	111	$38,722,293	100.0%	108	11.2%
Commercial Banks	$25,124,800	99.1%	105	$38,534,897	99.5%	103	11.3%
Savings Institutions	$224,107	0.9%	6	$187,396	0.5%	5	-4.4%
BayVanguard Bank	$23,378	0.1%	1	$79,772	0.2%	3	35.9%
Harford	$3,940,200	100.0%	60	$5,382,905	100.0%	48	8.1%
Commercial Banks	$3,634,934	92.3%	53	$5,032,141	93.5%	41	8.5%
Savings Institutions	$305,266	7.7%	7	$350,764	6.5%	7	3.5%
BayVanguard Bank (Madison Bk)	$57,509	1.5%	2	$42,954	0.8%	2	-7.0%
Anne Arundel	$12,519,433	100.0%	149	$17,047,758	100.0%	117	8.0%
Commercial Banks	$11,428,870	91.3%	133	$16,550,719	97.1%	109	9.7%
Savings Institutions	$1,090,563	8.7%	16	$497,039	2.9%	8	-17.8%
BayVanguard Bank	$30,827	0.2%	1	$70,677	0.4%	1	23.1%
Dorchester County	$540,188	100.0%	12	$725,935	100.0%	12	7.7%
Commercial Banks	$540,188	100.0%	12	$495,645	68.3%	9	-2.1%
Savings Institutions	$0	0.0%	-	$230,290	31.7%	3	0.0%
BayVanguard Bank (1880 Bank)	$173,620	32.1%	3	$230,290	31.7%	3	7.3%
Talbot County	$1,297,643	100.0%	18	$1,877,273	100.0%	16	9.7%
Commercial Banks	$1,297,643	100.0%	18	$1,742,394	92.8%	13	7.6%
Savings Institutions	$0	0.0%	-	$134,879	7.2%	3	0.0%
BayVanguard Bank (1880 Bank)	$114,443	8.8%	3	$134,879	7.2%	3	4.2%

Source: FDIC.

RP® Financial, LC.	MARKET AREA
II.14

Financial institutions in the State of Maryland reported annualized deposit increases of 9.5% over the four-year time period, with commercial banks gaining in deposits at an annual rate of 9.7% and savings institutions gaining deposits at an annual rate of 1.5%. Commercial banks held 98% of total deposits in the State of Maryland as of June 30, 2022.

Consistent with the State of Maryland, commercial banks maintained a much larger market share of deposits than savings institutions in the market area counties, averaging 91.1%. For the four-year period covered in Table 2.5, savings institutions experienced decreases in deposit market share in Baltimore County, Baltimore City, Harford County and Anne Arundel County, indicative of a long-term trend. In the six counties, for the four-year period covered, bank and thrift deposits increased at annual rates ranging from a low of 7.7% in Dorchester County to a high of 11.2% in Baltimore City.

Based on June 30, 2022 deposit data, BayVanguard Bank maintained a market share of 0.6% of bank and thrift deposits in Baltimore County, versus a lower market share of 0.2% in Baltimore City. In the other market area counties, deposit market shares ranged from a low of 0.4% in Anne Arundel County to a high of 31.7% in Dorchester County. These market shares are a reflection of the relative sizes of the banking market in the region and that potential additional deposits could be obtained from the market in general. BayVanguard Bank recorded annual deposit gains in all market area counties except Harford County since June 30, 2018, with some of the gains reflecting completion of acquisitions. BayVanguard Bank’s deposits increased at an annual rate of 35.9% in Baltimore City and by 17.2% in Baltimore County over the past four years.

Competition

Bay-Vanguard faces notable competition in both deposit gathering and lending activities, including direct competition with financial institutions that primarily have a local, regional or national presence. Securities firms and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as BayVanguard Bank. With regard to lending competition, BayVanguard Bank encounters the most significant competition from the same institutions providing deposit services. In addition, BayVanguard Bank competes with mortgage companies, independent mortgage brokers, and credit unions. Table 2.6 lists BayVanguard Bank’s largest competitors in the primary market area based on deposit market share as noted parenthetically. Bank of America and Manufacturers and Traders Trust Company command a large portion of the regional deposit base, along with Truist Bank and PNC Bank. The largest community-based institutions in the Baltimore Metro include First National Bank of PA, Harford Bank and Sandy Spring Bank, while on the Eastern Shore there are several other smaller community institutions. BayVanguard Bank was ranked 17th out of 25 financial institutions in Baltimore County and 13th out of 21 institutions in Baltimore City as of June 30, 2022. On the Eastern Shore, BayVanguard Bank’s competitive position was much higher given the small number of competitors.

RP® Financial, LC.	MARKET AREA
II.15

Table 2.6

BayVanguard Bank

Market Area Deposit Competitors - As of June 30, 2022

Location	Name	Market Share	Rank
		(%)
Baltimore County, MD	Bank of America, NA (NC)	23.83%
	Manufacturers and Traders Trust Co (NY)	18.48%
	Wells Fargo Bank, NA (SD)	10.99%
	CFG Community Bank (MD)	10.12%
	PNC Bank, NA (DE)	9.36%
	Truist Bank (NC)	7.36%
	First National Bank of Pennsylvania (PA)	4.73%
	BayVanguard Bank (MD)	0.61%	17 out of 25
Baltimore City, MD	Bank of America, NA (NC)	43.00%
	Manufacturers and Traders Trust Co (NY)	26.47%
	PNC Bank, NA (DE)	9.97%
	Truist Bank (NC)	8.20%
	Wells Fargo Bank, NA (SD)	7.70%
	First National Bank of Pennsyvania (PA)	1.23%
	The Harbor Bank of MD (MD)	0.79%
	BayVanguard Bank (MD)	0.21%	13 out of 21
Harford County, MD	Manufacturers and Traders Trust Co (NY)	19.65%
	Bank of America, NA (NC)	17.88%
	Truist Bank (NC)	14.27%
	PNC Bank, NA (DE)	13.47%
	Harford Bank (MD)	9.47%
	Wells Fargo Bank, NA (SD)	9.09%
	First National Bank of Pennsylvania (PA)	6.49%
	BayVanguard Bank (MD)	0.80%	12 out of 14
Anne Arundel County, MD	Truist Bank (NC)	21.40%
	Bank of America, NA (NC)	18.53%
	Manufacturers and Traders Trust Co (NY)	16.93%
	Wells Fargo Bank, NA (SD)	7.97%
	PNC Bank, NA (DE)	7.52%
	Sandy Spring Bank (MD)	5.14%
	Shore United Bank, NA (MD)	5.03%
	BayVanguard Bank (MD)	0.41%	18 out of 21
Dorchester County, MD	BayVanguard Bank (MD)	31.72%	1 out of 7
	Hebron Savings Bank (MD)	26.53%
	Provident State Bank, Inc. (MD)	13.84%
	Manufacturers and Traders Trust Co (NY)	7.51%
	Bank of America, NA (NC)	7.47%
Talbot County, MD	Shore United Bank, NA (MD)	46.69%
	Bank of America, NA (NC)	16.03%
	PNC Bank, NA (DE)	11.15%
	BanVanguard Bank (MD)	7.18%	4 out of 9
	Truist Bank (NC)	5.87%

Source: FDIC.gov

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of BV Financial’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of BV Financial is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to BV Financial, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 45 fully-converted, publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since BV Financial will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of BV Financial. In the selection

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

process, we applied one “screen” to the universe of all public companies that were eligible for consideration:

•

Screen #1 Fully converted institutions with assets between $525 million and $1.6 billion. Thirteen companies met the criteria for Screen #1 and 10 were included in the Peer Group: 1895 Bancorp of Wisconsin, Inc. of WI, Affinity Bancshares, Inc. of GA, HMN Financial, Inc. of MN, Home Federal Bancorp, Inc. of LA, IF Bancorp, Inc. of IL, Magyar Bancorp, Inc. of NJ, Northeast Community Bancorp, Inc. of NY, Provident Financial Holdings, Inc of CA, Riverview Bancorp, Inc. of WA and William Penn Bancorporation of PA. Carver Bancorp, Inc. of NY and Broadway Financial Corporation of CA were excluded from the Peer Group, as the result of unusual stock pricing and ratios, while ECB Bancorp, Inc. of MA was excluded due to being a recent conversion. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded thrifts with assets less than $2.0 billion.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and BV Financial, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of BV Financial’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to BV Financial’s characteristics is detailed below.

•

1895 Bancorp of Wisconsin, Inc. of Wisconsin. Comparable due to similar asset growth rates over the last 12 months, similar non-interest income to average assets ratio, similar risk-weighted assets-to-assets ratio.

•

Affinity Bancshares, Inc. of Georgia. Comparable due to concentration of loans and deposits as a percent of assets, similar level of intangibles, ratio of assets/employee, level of commercial real estate loans as a percent of assets, and non-performing loans-to-loans ratio.

•

HMN Financial, Inc. of Minnesota. Comparable due to similar tangible equity ratio, most recent 12 month asset growth rate, similar cost of interest bearing liabilities, similar risk-weighted assets-to-assets ratio .

•

Home Federal Bancorp, Inc. of Louisiana. Comparable due to tangible equity ratio, growth or shrinkage rates of investments, loans and deposits, level of non-interest income, level of 1-4 family residential loans as a percent of assets

•	IF Bancorp, Inc. of Illinois. Comparable due to similar concentration of deposits on the balance sheet, similar rate of growth in loans over last 12 months, similar tax rate

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Commercial Banks

As of December 31, 2022 or the Most Recent Date Available.

										As of February 24, 2023
						Total			Fiscal	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets		Offices	Mth End	Price	Value
						($Mil)				($)	($Mil)
BCOW	1895 Bancorp of Wisconsin, Inc.	NASDAQCM	MW	Greenfield	WI	529	(1)	6	Dec	9.88	64
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	791		3	Dec	15.79	105
HMNF	HMN Financial, Inc.	NASDAQGM	MW	Rochester	MN	1,096		14	Dec	22.00	95
HFBL	Home Federal Bancorp, Inc. of Louis	NASDAQCM	SW	Shreveport	LA	577		11	Jun	18.40	55
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	824		8	Jun	17.50	55
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	822		7	Sep	12.55	87
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	1,425		12	Dec	15.66	231
PROV	Provident Financial Holdings, Inc.	NASDAQGS	WE	Riverside	CA	1,271		14	Jun	14.06	101
RVSB	Riverview Bancorp, Inc.	NASDAQGS	WE	Vancouver	WA	1,599		18	Mar	7.10	153
WMPN	William Penn Bancorporation	NASDAQCM	MA	Bristol	PA	871		13	Jun	11.88	160

(1)	As of September 30, 2022 or the most recent date available.

Source: S&P Global Market Intelligence

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

•

Magyar Bancorp, Inc. of New Jersey. Comparable due to similar concentration of loans, deposits and borrowings as a percent of assets, similar asset growth rate, similar last 12 month growth in loans and borrowings, similar ratio of net interest income as a percent of average assets, similar operating expense ratio, similar loan portfolio composition as a percent of assets.

•

Northeast Community Bancorp, Inc. of New York. Comparable due to similar concentration of loans, deposits and borrowings as a percent of assets, similar operating expense ratio, similar level of net charges over last 12 months, similar level of risk-weighted assets-to-assets ratio.

•

Provident Financial Holdings, Inc. of California. Comparable due to similar level of loans as a percent of assets, similar interest expense ratio, similar operating expense ratio, similar ratio of assets per employee.

•

Riverview Bancorp, Inc. of Washington. Comparable due to similar level of deposits as a percent of assets, similar level of intangibles as a percent of assets, similar rate of decline in cash and investments over last 12 months, similar operating expense ratio, similar level of multifamily and commercial real estate loans as a percent of assets, similar level of NPAs and 90+ loans as a percent of assets.

•

William Penn Bancorporation of Pennsylvania. Comparable due to similar LTM asset growth rate, similar level of interest expense as a percent of average assets, similar ratio of assets/employee, similar ratio of 1-4 family loans and construction loans as a percent of assets, similar ratios of NPLs/loans and Reserves/Loans.

In aggregate, the Peer Group companies maintained a slightly lower level of tangible equity compared to the industry average (12.17% of assets versus 13.03% for all public companies), generated higher earnings as a percent of average assets (0.91% core ROAA versus 0.79% for all public companies) and earned a higher ROE (7.30% core ROE versus 6.56% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were below the respective averages for all publicly-traded thrifts.

	All
	Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$5,123		$980
Market capitalization ($Mil)	$539		$110
Tangible equity/assets (%)	13.03%		12.17%
Core return on average assets (%)	0.79		0.91
Core return on average equity (%)	6.56		7.30

Pricing Ratios (Averages)(1)
Core price/earnings (x)	12.87	x	10.45	x
Price/tangible book (%)	107.99%		96.66%
Price/assets (%)	12.30		11.20

(1)	As of February 24, 2023.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

Ideally, the Peer Group companies would be comparable to BV Financial in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to BV Financial, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for BV Financial and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of December 31, 2022 or the latest date available. BV Financial’s equity-to-assets ratio of 11.57% was below the Peer Group’s average equity ratio of 12.59%. The Company’s pro forma equity position will increase with the addition of stock proceeds, which will provide the Company with an equity-to-assets ratio that exceeds the Peer Group’s ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 9.72% and 12.11%, respectively. The increase in BV Financial’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both BV Financial’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the largest concentration of interest-earning assets for both BV Financial and the Peer Group. The Company’s loans-to-assets ratio of 78.01% was higher than the comparable Peer Group ratio of 72.70%. Comparatively, the Company’s cash and investments-to-assets ratio of 13.41% was lower than the comparable Peer Group ratio of 21.44%. Overall, BV Financial’s interest-earning assets amounted to 91.42% of assets, which approximated the comparable Peer Group ratio of 94.14%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 2.01% of assets and goodwill/intangibles equal to 0.48% of assets, while the Company maintained corresponding balances of 2.36% and 1.85% of assets for BOLI and goodwill/intangibles.

BV Financial’s funding liabilities reflected a funding composition that was somewhat similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 81.02%

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of December 31, 2022 or the Most Recent Date Available.

				Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
				Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash &			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
				Equivalents	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Investments	Loans	Deposits	&Sub debt	Equity	Equity	Leverage	Risk-Based	Capital
BV Financial, Inc.
December 31, 2022				8.12%	5.29%	2.36%	78.01%	81.02%	1.31%	4.50%	11.57%	1.85%	9.72%	3.66%	-26.13%	12.78%	0.68%	33.16%	17.14%	21.26%	13.39%	16.76%	17.34%
Comparable Group
Averages				2.77%	18.67%	2.01%	72.70%	80.67%	5.32%	0.17%	12.59%	0.48%	12.11%	3.67%	-24.02%	14.02%	4.17%	31.44%	-7.53%	-7.72%	11.75%	14.39%	15.41%
Medians				2.62%	18.62%	1.98%	72.05%	81.65%	3.33%	0.00%	11.16%	0.01%	11.16%	3.46%	-26.15%	13.79%	3.60%	48.51%	-7.82%	-8.48%	10.54%	14.33%	15.54%
Comparable Group
BCOW	1895 Bancorp of Wisconsin, Inc.	(2)	WI	2.97%	23.49%	2.68%	67.09%	71.66%	10.76%	0.00%	14.34%	0.00%	14.34%	-2.19%	-22.33%	6.88%	1.33%	1.82%	-17.68%	-17.68%	11.86%	16.64%	17.46%
AFBI	Affinity Bancshares, Inc.		GA	3.33%	9.33%	1.99%	80.49%	83.05%	1.27%	0.00%	14.80%	2.35%	12.45%	0.41%	-38.50%	10.61%	7.24%	-79.54%	-3.20%	-3.59%	10.97%	11.86%	13.11%
HMNF	HMN Financial, Inc.		MN	3.31%	NA	0.00%	71.01%	89.58%	0.00%	0.00%	8.88%	0.07%	8.81%	2.49%	NA	18.28%	3.29%	-100.00%	-11.54%	-11.61%	9.14%	11.48%	12.65%
HFBL	Home Federal Bancorp, Inc. of Louisian		LA	3.55%	18.62%	1.15%	73.10%	89.88%	1.43%	0.00%	8.44%	0.00%	8.44%	0.92%	-26.15%	13.45%	1.18%	94.91%	-8.84%	-8.84%	9.99%	14.08%	15.25%
IROQ	IF Bancorp, Inc.		IL	1.18%	25.73%	1.77%	68.14%	81.01%	9.22%	0.00%	8.63%	0.00%	8.63%	6.62%	-12.43%	14.13%	3.91%	117.37%	-17.81%	-17.81%	9.88%	NA	NA
MGYR	Magyar Bancorp, Inc.		NJ	0.96%	12.41%	2.16%	81.07%	82.29%	4.04%	0.00%	12.16%	0.00%	12.16%	5.25%	-32.45%	15.99%	4.39%	30.30%	1.50%	1.50%	11.23%	14.58%	15.83%
NECB	Northeast Community Bancorp, Inc.		NY	6.70%	3.21%	1.82%	85.07%	78.73%	1.68%	0.00%	18.39%	0.01%	18.38%	16.32%	-26.43%	25.22%	21.01%	-23.16%	4.25%	4.44%	16.50%	13.17%	13.50%
PROV	Provident Financial Holdings, Inc.		CA	1.95%	14.07%	NA	81.85%	74.37%	14.30%	0.00%	10.17%	0.00%	10.17%	7.50%	-32.56%	22.10%	-1.16%	121.59%	1.02%	1.02%	9.55%	17.87%	18.74%
RVSB	Riverview Bancorp, Inc.		WA	1.54%	28.96%	1.98%	62.67%	85.44%	2.62%	1.68%	9.51%	1.72%	7.79%	-5.01%	-23.54%	5.80%	-7.29%	84.35%	-6.81%	-8.11%	10.10%	15.46%	16.71%
WMPN	William Penn Bancorporation		PA	2.27%	32.22%	4.56%	56.51%	70.66%	7.86%	0.00%	20.58%	0.63%	19.95%	4.43%	-1.80%	7.75%	7.82%	66.72%	-16.20%	-16.54%	18.26%	NA	NA

(1)	Includes loans held for sale.
(2)	As of September 30, 2022 or the latest date available.

Source: S&P Global Market Intelligence, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2022 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

of assets, which was slightly above the Peer Group’s ratio of 80.67%. The Company also maintained a slightly higher level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 5.81% and 5.49% for BV Financial and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 86.83% and 86.16%, respectively.

A key measure of balance sheet strength for a thrift institution is its interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. Presently, the Company’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 105.29% and 109.26%, respectively. The additional capital realized from stock proceeds should serve to provide BV Financial with an IEA/IBL ratio that exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. BV Financial’s and the Peer Group’s growth rates are based on annual growth for the twelve months ended December 31, 2022. BV Financial recorded a 3.66% increase in assets, versus asset growth of 3.67% recorded by the Peer Group. Asset growth for BV Financial included an 12.78% increase in loans, which was in part funded by an 26.13% decline in cash and investments. Asset growth for the Peer Group included a 14.02% increase in loans and a 24.02% decrease in cash and investments.

A 0.68% increase in deposits funded part of the Company’s asset growth, while borrowings increased by a higher 33.16%. Similarly, asset growth for the Peer Group was funded through deposit growth of 4.17% and borrowings growth of 31.44%. The Company’s tangible equity increased by 21.26%, which was more than the Peer Group’s tangible capital decline of 7.72%. The Company’s post-conversion equity growth rate will initially be constrained by maintenance of a higher pro forma equity position. Additionally, implementation of any stock repurchases and initiation of any dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Company’s equity growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the 12 months ended

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2022 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			Non-Op. Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income (2)	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate (2)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
BV Financial, Inc.
December 31, 2022			1.25%	3.95%	0.41%	3.54%	0.12%	3.42%	0.00%	0.48%	2.25%	0.07%	0.00%	0.48%	4.35%	0.25%	4.10%	$7,897	27.69%
Comparable Group
Averages			0.85%	3.66%	0.36%	3.30%	0.05%	3.25%	0.08%	0.44%	2.53%	-0.05%	0.00%	0.28%	3.87%	0.58%	3.29%	$7,786	23.93%
Medians			0.84%	3.33%	0.35%	3.04%	0.05%	3.01%	0.08%	0.40%	2.48%	-0.02%	0.00%	0.29%	3.55%	0.57%	3.12%	$7,742	26.22%
Comparable Group(2)
BCOW	1895 Bancorp of Wisconsin, Inc.	WI	-0.08%	2.90%	0.27%	2.63%	0.04%	2.59%	0.08%	0.40%	3.07%	-0.12%	0.00%	-0.05%	3.06%	0.62%	2.44%	$5,466	NM
AFBI	Affinity Bancshares, Inc.	GA	0.93%	4.17%	0.31%	3.86%	0.09%	3.77%	NA	NA	2.79%	-0.08%	0.00%	0.28%	4.47%	0.56%	3.91%	$8,608	23.51%
HMNF	HMN Financial, Inc.	MN	0.75%	3.21%	0.19%	3.02%	0.10%	2.92%	0.22%	0.60%	2.69%	NA	0.00%	0.30%	3.30%	0.31%	2.99%	$6,643	28.62%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.99%	3.74%	0.36%	3.38%	0.15%	3.24%	0.15%	0.29%	2.53%	0.00%	0.00%	0.16%	4.03%	0.50%	3.53%	$7,589	13.93%
IROQ	IF Bancorp, Inc.	IL	0.69%	3.40%	0.51%	2.89%	0.10%	2.80%	0.03%	0.60%	2.44%	-0.06%	0.00%	0.25%	3.50%	0.62%	2.88%	$7,421	26.22%
MGYR	Magyar Bancorp, Inc.	NJ	1.01%	3.88%	0.44%	3.44%	0.07%	3.37%	0.10%	0.22%	2.27%	0.00%	0.00%	0.42%	4.09%	0.71%	3.38%	$9,029	29.46%
NECB	Northeast Community Bancorp, Inc.	NY	1.95%	5.65%	0.64%	5.01%	0.03%	4.98%	0.00%	0.26%	2.41%	-0.12%	0.00%	0.75%	6.00%	1.31%	4.69%	$10,311	27.84%
PROV	Provident Financial Holdings, Inc.	CA	0.71%	3.18%	0.34%	2.83%	-0.07%	2.90%	NA	NA	2.23%	0.00%	0.00%	0.31%	3.25%	0.44%	2.81%	$7,895	30.12%
RVSB	Riverview Bancorp, Inc.	WA	1.13%	3.19%	0.14%	3.05%	-0.04%	3.09%	0.00%	0.72%	2.33%	0.00%	0.00%	0.34%	3.37%	0.14%	3.23%	$6,856	23.16%
WMPN	William Penn Bancorporation	PA	0.46%	3.25%	0.41%	2.84%	0.00%	2.84%	NA	NA	2.54%	-0.02%	0.00%	0.07%	3.59%	0.57%	3.02%	$8,043	12.46%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.
(2)	For the 12 months ended December 31, 2022, or the most recent 12 month period.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2022 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

December 31, 2022. BV Financial and the Peer Group reported net income to average assets ratios of 1.25% and 0.85%, respectively. Higher ratios of net interest income and lower operating expenses represented earnings advantages for the Company, while a lower ratio of provisions for loan losses represented an earnings advantages for the Peer Group.

The Company’s higher net interest income to average assets ratio was realized through a higher interest income ratio, which was facilitated by a higher yield earned on interest-earning assets (4.35% versus 3.87% for the Peer Group). The Peer Group’s slightly lower interest expense ratio was facilitated despite a higher cost of funds. Overall, BV Financial and the Peer Group reported net interest income to average assets ratios of 3.54% and 3.30%, respectively.

In another key area of core earnings strength, the Company maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 2.25% and 2.53%, respectively. The Company and Peer Group maintained a similar number of employees relative to asset size. Assets per full time equivalent employee equaled $7.897 million for the Company, versus $7.786 million for the Peer Group.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were more favorable than the Peer Group’s earnings. Expense coverage ratios for BV Financial and the Peer Group equaled 157.2% and 122.3%, respectively.

Sources of non-interest operating income (including gains on sale of loans) provided a similar contribution to the Peer Group’s earnings, with such income amounting to 0.48% and 0.52% of BV Financial’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, BV Financial’s efficiency ratio (operating expenses, as a percent of the sum of non-interest operating income and net interest income) of 55.97% was more favorable than the Peer Group’s efficiency ratio of 70.75%.

Loan loss provisions had a higher impact on the Company’s earnings than the Peer Group’s earnings, as loan loss provisions established by the Company and the Peer Group equaled 0.12% and 0.05% of average assets, respectively

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

The Company and the Peer Group recorded net non-operating gains equal to 0.07% and a net loss of 0.05% of average assets, respectively. Typically, gains and losses generated from the sale of assets and other non-operating activities are viewed as earnings with a relatively high degree of volatility, and, thus, are not considered to be part of an institution’s core earnings. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

The Company recorded an effective tax rate of 27.69%, which approximated the Peer Group’s effective tax rate of 23.93%. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 27.0%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). In comparison to the Peer Group, the Company’s loan portfolio composition reflected a slightly lower combined concentration of 1-4 family permanent mortgage loans and mortgage-backed securities (31.77% of assets versus 33.61% for the Peer Group), as the Peer Group’s higher concentration of mortgage-backed securities was partially offset by the Company’s higher concentration of 1-4 family loans. Loan servicing intangibles constituted a more significant balance sheet item for the Peer Group, equal to an average of $657,000 for the Peer Group compared to a zero balance for the Company.

Diversification into higher risk and higher yielding types of lending was more significant for the Company. The Company’s loan portfolio composition reflected higher concentrations of commercial real estate loans (39.62% of assets versus 23.90% of assets for the Peer Group) and consumer loans (2.20% of assets versus 1.73% of assets for the Peer Group). Comparatively, the Peer Group reported higher percentages of construction/land loans, multi-family loans and commercial and industrial loans. In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 49.96% and 52.93% of the Company’s and the Peer Group’s assets, respectively. Overall, the Company’s asset composition provided for a similar risk weighted assets-to-assets ratio of 78.38% compared to 78.74% for the Peer Group.

Credit Risk

Overall, based on a comparison of credit risk measures, the Company’s implied credit risk exposure was viewed to be greater than the Peer Group’s implied credit risk exposure. As shown

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of December 31, 2022 or the Most Recent Date Available.

		Portfolio Composition as a Percent of Assets
			1-4	Constr.	Multi-		Commerc.		RWA/	Servicing
		MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
BV Financial, Inc.
December 31, 2022		2.56%	29.21%	2.20%	2.67%	39.62%	3.28%	2.20%	78.38%	$0
Comparable Group
Averages		13.43%	20.18%	10.43%	9.35%	23.90%	7.53%	1.73%	78.74%	$657
Medians		14.87%	20.81%	5.10%	5.01%	23.00%	8.00%	0.18%	74.35%	$53
Comparable Group
PyraMax Bank, F.S.B.	WI	11.17%	20.16%	5.50%	13.95%	19.27%	8.15%	0.03%	72.74%	$1,860
Affinity Bank	GA	2.31%	6.48%	4.69%	0.56%	37.15%	18.68%	14.03%	93.08%	$0
Home Federal Savings Bank	MN	17.58%	21.47%	6.31%	4.91%	30.94%	6.02%	1.13%	79.70%	$2,986
Home Federal Bank	LA	18.10%	27.26%	7.83%	4.72%	25.18%	8.16%	0.11%	70.65%	$0
Iroquois Federal Savings and Loan Association	IL	21.86%	19.17%	5.54%	12.15%	20.82%	8.71%	1.15%	NA	$1,515
Magyar Bank	NJ	7.66%	28.39%	2.20%	5.11%	42.14%	3.85%	0.40%	75.95%	$0
NorthEast Community Bank	NY	0.49%	0.39%	65.41%	9.96%	2.21%	7.85%	0.04%	117.67%	$0
Provident Savings Bank, F.S.B.	CA	13.42%	38.19%	0.20%	36.84%	6.97%	0.11%	0.01%	53.15%	$101
Riverview Bank	WA	16.32%	8.69%	4.02%	3.45%	35.24%	11.92%	0.10%	66.94%	$13
William Penn Bank	PA	25.40%	31.56%	2.59%	1.80%	19.13%	1.79%	0.25%	NA	$92

Note: Bank level data.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has beenobtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2022 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

in Table 3.5, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 1.08% and 1.06%, respectively, versus comparable measures of 0.52% and 0.51% for the Peer Group. These ratios include accruing loans that are classified as troubled debt restructurings, which accounted for 16% of the Company’s non-performing loan balance. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 54.14% and 201.51%, respectively. Loss reserves maintained as percent of loans receivable equaled 0.58% for the Company, versus 1.04% for the Peer Group. Net loan charge-offs were a slightly larger factor for the Peer Group, as net loan charge-offs for the Peer Group equaled 0.01% of loans compared to a nominal net recovery for the Company.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, BV Financial’s interest rate risk characteristics implied a slightly higher degree of interest rate risk exposure relative to the comparable measures for the Peer Group. In particular, the Company’s tangible equity-to-assets ratio was lower than the respective Peer Group ratio, while the IEA/IBL ratio was similar. At the same time, the Company’s higher ratio of non-interest earning assets as a percent of assets implied a slightly higher degree of balance sheet interest rate risk exposure for the Company. On a pro forma basis, the infusion of stock proceeds should serve to strengthen the Company’s balance sheet interest rate risk characteristics, given the increases that will be realized in Company’s tangible equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for BV Financial and the Peer Group. In general, the comparative fluctuations in the Company’s and the Peer Group’s net interest income ratios implied that a greater degree of interest rate risk was associated with the Company’s net interest margin, based on the interest rate environment that prevailed during the period covered in Table 3.6. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of BV Financial’s assets and the proceeds will be substantially deployed into interest-earning assets.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Table 3.5

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of December 31, 2022 or the Most Recent Date Available.

			NPAs &	Adj NPAs &				Rsrves/
		REO/	90+Del/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan		NLCs/
		Assets	Assets (1)	Assets (2)	Loans (3)	Loans HFI	NPLs (3)	90+Del (1)	Chargeoffs (4)		Loans
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)		(%)
BV Financial, Inc.
December 31, 2022		0.24%	1.08%	0.94%	1.06%	0.58%	54.14%	42.23%	-$	109	-0.02%
Comparable Group
Averages		0.06%	0.52%	0.31%	0.51%	1.04%	201.51%	201.43%		$67	0.01%
Medians		0.00%	0.48%	0.16%	0.38%	1.19%	134.97%	117.28%		$26	0.01%
Comparable Group
PyraMax Bank, F.S.B.	WI	0.00%	0.21%	0.14%	0.31%	0.88%	284.96%	284.96%	-$	138	-0.04%
Affinity Bank	GA	0.37%	1.27%	1.21%	1.07%	1.45%	134.97%	92.75%		$0	0.00%
Home Federal Savings Bank	MN	0.00%	0.20%	0.17%	0.27%	1.31%	480.01%	480.01%		$71	0.01%
Home Federal Bank	LA	0.05%	0.39%	0.37%	0.45%	1.13%	251.47%	215.38%		$235	0.06%
Iroquois Federal Savings and Loan Association	IL	0.00%	0.05%	0.02%	0.05%	1.26%	NA	NA		$52	0.01%
Magyar Bank	NJ	0.04%	0.91%	0.51%	1.06%	1.30%	122.04%	117.28%		$0	0.00%
NorthEast Community Bank	NY	0.10%	0.10%	0.10%	0.00%	0.45%	NA	374.04%		$210	0.02%
Provident Savings Bank, F.S.B.	CA	0.00%	0.67%	0.08%	0.82%	0.56%	68.13%	68.13%		$0	0.00%
Riverview Bank	WA	0.00%	0.82%	0.02%	0.07%	1.43%	NA	111.29%		$0	0.00%
William Penn Bank	PA	0.00%	0.56%	0.49%	0.97%	0.67%	69.01%	69.01%		$236	0.05%

(1)	NPAs are defined as nonaccrual loans, performing TDRs, and OREO.
(2)	Adjusted NPAs are defined as nonaccrual loans and OREO (performing TDRs are excluded).
(3)	NPLs are defined as nonaccrual loans and performing TDRs.
(4)	Net loan chargeoffs are shown on a last twelve month basis.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2022 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.6

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of December 31, 2022 or the Most Recent Date Available.

				Balance Sheet Measures
				Tangible	Avg	Non-Earn.	Quarterly Change in Net Interest Income
				Equity/	IEA/	Assets/
				Assets	Avg IBL	Assets	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021	9/30/2021
				(%)	(%)	(%)	(change in net interest income is annualized in basis points)
BV Financial, Inc.
December 31, 2022				9.7%	143.0%	8.9%	40	32	25	-31	23	16
Comparable Group
Average				12.2%	145.6%	6.0%	5	31	12	6	-4	-1
Median				11.2%	148.3%	6.0%	0	18	17	0	-3	4
Comparable Group
BCOW	1895 Bancorp of Wisconsin, Inc.	(1)	WI	14.3%	145.2%	5.6%	0	49	-19	12	30	-15
AFBI	Affinity Bancshares, Inc.		GA	12.8%	157.4%	4.4%	-25	10	-37	80	-12	-30
HMNF	HMN Financial, Inc.		MN	8.8%	157.4%	2.9%	22	7	17	7	-51	10
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	8.4%	143.7%	6.4%	7	41	23	3	-2	12
IROQ	IF Bancorp, Inc.		IL	8.6%	112.0%	6.3%	-14	37	-4	-17	4	19
MGYR	Magyar Bancorp, Inc.		NJ	12.2%	151.4%	7.4%	-24	16	29	-8	-3	0
NECB	Northeast Community Bancorp, Inc.		NY	18.4%	178.4%	11.5%	73	120	47	-21	6	-19
PROV	Provident Financial Holdings, Inc.		CA	10.2%	123.4%	2.8%	1	11	31	-2	-8	17
RVSB	Riverview Bancorp, Inc.		WA	7.9%	158.6%	2.2%	18	21	16	-3	-13	9
WMPN	William Penn Bancorporation		PA	20.1%	128.8%	10.6%	-9	-1	11	9	13	-10

NA=Change is greater than 100 basis points during the quarter.

(1)	As of September 30, 2022 or the latest date available.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the OCC, the FDIC and state banking agencies specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in BV Financial’s operations and financial condition; (2) monitor BV Financial’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

conditions, interest rates, and the stock market environment, including the market for thrift stocks and BV Financial’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally. If during the second-conversion process material changes occur, RP Financial will determine if updated valuation reports should be prepared to reflect such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including BV Financial’s value or BV Financial’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a higher concentration of loans and a lower concentration of cash and investments. Diversification into higher risk and higher yielding types of

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

loans was slightly higher for the Peer Group, while the Company maintained a higher concentration of 1-4 family loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for higher yield earned on interest-earning assets with a similar risk weighted assets-to-assets ratio. BV Financial’s funding composition reflected similar levels of deposits and borrowings relative to the comparable Peer Group measures, which translated into a lower cost of funds for the Company. Overall, as a percent of assets, the Company maintained a lower level of interest-earning assets and a similar level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should exceed the Peer Group’s IEA/IBL ratio. On balance, RP Financial concluded that asset/liability composition was a slightly positive factor in our adjustment for financial condition.

•

Credit Quality. The Company’s ratios for non-performing assets as a percent of assets and non-performing loans as a percent of loans were higher than the comparable ratios for the Peer Group. In comparison to the Peer Group, the Company maintained lower loss reserves as a percent of non-performing loans and slightly higher loss reserves as a percent of loans, however a notable portion of the Company’s loan portfolio consists of acquired loans, which carry a fair value credit reserve from the acquisition accounting. Net loan charge-offs as a percent of loans were minimal, and similar for the Company and the Peer Group. The Company’s risk weighted assets-to-assets ratio was similar to the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a slightly negative factor in our adjustment for financial condition.

•

Balance Sheet Liquidity. The Company operated with a lower level of cash and investment securities relative to the Peer Group (13.41% of assets versus 21.44% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the net proceeds realized from the second-step offering will be initially deployed into cash and investments. The Company was viewed as having similar future borrowing capacity relative to the Peer Group, based on the fairly similar levels of borrowings currently funding the Company’s and the Peer Group’s assets. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

•

Funding Liabilities. The Company’s interest-bearing funding composition reflected similar concentrations of deposits and borrowings relative to the comparable Peer Group ratios, while the Company’s cost of funds was lower than the Peer Group’s ratio. Total interest-bearing liabilities as a percent of assets were similar for both. Following the stock offering, the increase in the Company’s equity position will reduce the level of interest-bearing liabilities funding the Company’s assets. Overall, RP Financial concluded that funding liabilities was a neutral factor in our adjustment for financial condition.

•

Equity. The Company currently operates with a lower tangible equity-to-assets ratio than the Peer Group. Following the stock offering, BV Financial’s pro forma tangible capital position will exceed the Peer Group’s tangible equity-to-assets ratio. The increase in the Company’s pro forma equity position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At

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the same time, the Company’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that equity strength was a positive factor in our adjustment for financial condition.

On balance, BV Financial’s balance sheet strength was considered to be more favorable relative to the Peer Group’s balance sheet strength and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Earnings. The Company’s reported earnings were higher than the Peer Group’s on a ROAA basis (1.25% of average assets versus 0.85% for the Peer Group). The Company maintained earnings advantages with respect to higher net interest income, a lower operating expense ratio and higher non-operating income ratios, while the Peer Group maintained earnings advantages with respect to a lower level of provisions for loan losses and higher non-interest operating income. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of additional stock benefit plans in connection with the second-step offering. Overall, the Company’s pro forma reported earnings were considered to be more favorable than the Peer Group’s reported earnings and, thus, RP Financial concluded that this was a positive factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. The Company maintained a higher net interest income ratio, a lower operating expense ratio and a similar level of non-interest operating income. The Company’s higher net interest income and operating expense ratios translated into an expense coverage ratio that was higher than the Peer Group’s expense coverage ratio of 1.22x. Comparatively, the Company’s efficiency ratio of 55.97% was more favorable than the Peer Group’s efficiency ratio of 70.75%. Loan loss provisions had a greater impact on the Company’s earnings. After adjusting for non-operating losses and gains, the Company’s ROAA ratio remained above the comparable Peer Group ratio. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans, indicate that the Company’s pro forma core earnings will remain more favorable than the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a positive factor in our adjustment for profitability, growth and viability of earnings.

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IV.5

•

Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a greater degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as equity, IEA/IBL and non-interest earning asset ratios were slightly more favorable for the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with higher equity-to-assets and IEA/ILB ratios and perhaps provide greater stability in the quarterly net interest margin. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Credit Risk. Loan loss provisions were a higher factor in the Company’s and the Peer Group’s earnings (0.12% of average assets versus 0.05% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was slightly more significant for the Group. The Company’s credit quality measures generally implied a greater degree of credit risk exposure relative to the comparable credit quality measures indicated for the Peer Group. Overall, RP Financial concluded that credit risk was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a higher interest rate spread than the Peer Group, which would tend to facilitate continuation of a higher net interest margin for the Company going forward based on the current prevailing interest rate environment. The reinvestment of the net proceeds will add to net interest income, and the initial reinvestment yields are expected to support the overall spread. Second, the infusion of stock proceeds will provide the Company with greater growth potential through leverage than currently maintained by the Peer Group. Third, the Company’s similar ratio of non-interest operating income and lower operating expense ratio were on balance viewed as an advantage to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a positive factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Company’s core ROE is higher than the Peer Group’s core ROE. As the result of the increase in equity that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis will decline, and likely be slightly lower than the Peer Group’s current core ROE. However, the Bank has shown the ability to leverage the existing equity base to enhance ROE. Accordingly, this was a neutral factor in the adjustment for profitability, growth and viability of earnings.

On balance, BV Financial’s pro forma earnings strength was considered to be more favorable than the Peer Group’s earnings strength and, thus, a moderate upward adjustment was applied for profitability, growth and viability of earnings.

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3.	Asset Growth

Comparative asset growth rates for the Company and the Peer Group showed respective increases of 3.66% and 3.67% for the most recent 12 month period. The Company’s asset growth was realized through a 12.78% increase in loans, which was partially funded by a 26.13% decrease in cash and investments. Comparatively, asset growth for the Peer Group consisted of a 24.02% decrease in cash and investments and a 14.02% increase in loans. On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. Historically, the Company has shown an ability to expand the asset base through acquisitions and internal growth. On balance, a slight upward adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. BV Financial serves the Baltimore, MD metropolitan area and central MD Eastern Shore through the headquarters office and 14 full service branches. Operating in a densely populated market area provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Company competes against similar sized and also significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by BV Financial.

The Peer Group companies generally operate in markets with similar population sizes, on average, compared to Baltimore County. Population growth for the primary market area counties served by the Peer Group companies reflected a range of growth rates, but, overall, population growth rates in the markets served by the Peer Group companies were similar to Baltimore County’s recent historical and projected population growth rates. Baltimore County has a higher per capita income compared to the Peer Group’s average per capita income and, on average, the Peer Group’s primary market area counties were similarly affluent markets within their respective states compared to Baltimore County’s per capita income as a percent of Maryland’s per capita income (93.1% for the Peer Group versus 93.0% for Baltimore County). The average and median deposit market shares maintained by the Peer Group companies were greater than the Company’s market share of deposits in Baltimore County, but still modest in terms of market share. Overall, the degree of competition faced by the Peer Group companies was viewed as somewhat lower than the Company’s competitive environment in Baltimore County (given the

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numerous other counties in the Baltimore region that have large population basis and the related competitive environment), while the growth potential in the markets served by the Company was for the most part viewed to be similar to that provided by the Peer Group’s primary market areas. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was equal to the unemployment rate reflected for Baltimore County. On balance, we concluded that a slight downward adjustment was appropriate for the Company’s market area.

Table 4.1

Market Area Unemployment Rates

BV Financial, Inc. and the Peer Group Companies(1)

		Dec. 2022
	County	Unemployment
BV Financial, Inc. - MD	Baltimore	3.2%
Peer Group Average		3.2%
1895 Bancorp of Wisconsin, Inc. – WI	Milwaukee	2.8
Affinity Bancshares, Inc. - GA	Newton	2.9
HMN Financial, Inc. – MN	Olmstead	2.2
Home Federal Bancorp, Inc. of LA – LA	Caddo	3.8
IF Bancorp, Inc. - IL	Iroquois	4.0
Magyar Bancorp, Inc. – NJ	Middlesex	2.7
Northeast Community Bancorp, Inc. - NY	Westchester	2.5
Provident Financial Holdings, Inc. - CA	Riverside	3.7
Riverview Bancorp, Inc. - WA	Clark	4.6
William Penn Bancorporation – PA	Bucks	2.9

(1)	Unemployment rates are not seasonally adjusted.

Source: S&P Global Market Intelligence.

5.	Dividends

The Company currently does not pay a dividend, and has made no commitment for payment of dividends following completion of the second-step conversion. Future declarations of dividends, if any, by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

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Eight out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.96% to 3.98%. The average dividend yield on the stocks of the Peer Group institutions was 2.11% as of February 24. 2023. Comparatively, as of February 24, 2023, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 2.39%.

Overall, following the second-step conversion, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All of the Peer Group companies trade on NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $55.1 million to $231.1 million as of February 24, 2023, with average and median market values of $109.75 million and $97.45 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 3.1 million to 21.5 million, with average and median shares outstanding equal to 8.9 million and 6.7 million, respectively. The Company’s second-step stock offering is expected to provide for a pro forma market value that will be at the high end of the Peer Group’s market capitalizations and at the high end of the Peer Group’s range of shares outstanding. Following the second-step conversion, the Company’s stock will be traded on the NASDAQ Capital Market. Overall, we anticipate that the Company’s stock will have a fairly comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as BV Financial: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted company; (C) the acquisition market for thrift and bank franchises based in Maryland; and (D) the market for the public stock of BVFL. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

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IV.9

A. The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for publicly-traded thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of February 24, 2023.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. After a favorable employment report for March supported stock market gains at the beginning of April 2022, stocks turned lower going into mid-April as rate fears mounted in light of data showing that inflation hit another 40-year high in March and the Federal Reserve signaling a more hawkish tone for future interest rate hikes in order to tame inflation. Stock indexes traded unevenly with the onset of first quarter earnings season in mid-April, amid uncertainty the impact that higher inflation and higher interest rates would have on corporate earnings. April concluded with a deepening rout in technology shares, which translated into the worst monthly performance for NASDAQ since 2008. The NASDAQ was down 13.3% for the month of April, versus an 8.8% decline in the S&P 500 and a 4.9% decline in the Dow Jones Industrial Average (“DJIA”). Stocks initially rallied after the Federal Reserve concluded its early-May meeting by raising its target rate by 0.5%, which was followed by the DJIA posting its largest one-day decline in 2022 and the NASDAQ closing down 5.0%. Major U.S. stock indexes fell to new lows for 2022 heading into mid-May, as a higher-than-expected increase in the April CPI heighted concerns that the Federal Reserve would move to raise rates more aggressively and, in turn, slow economic growth. Following a mid-May rebound, stocks fell sharply heading into the second half of May as disappointing earnings from some larger retailers raised fears of a recession. Comparatively, some favorable earnings reports and economic data supported a broad-based rally during the last full week of trading in May, with all three major U.S. stock indexes recording their best week since November 2020. Stocks reversed course and traded sharply lower during the first half of June, in which the S&P 500 entered bear territory and the DJIA closed below 30000. High inflation, rising interest rates and growing

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IV.10

concerns about the outlook for corporate profits and economic growth were noted factors that curtailed investors’ appetite for investing in stocks. Stocks rallied in the second half of June on signs that economic activity was cooling off, which tempered expectations that the Federal Reserve would implement a series of steep rate hikes. The second quarter ended with stocks closing lower and, overall, posting their worst first half of a year in decades.

Stocks opened the third quarter of 2022 trading unevenly ahead of the release of the June employment report. Fears about a recession on the horizon and the June CPI showing inflation recached a four-decade high weighed on stocks going into mid-July, which was followed by a one-day rally to closeout the second full week of trading in July. The one-day rally was fueled by a larger than expected in June retail sales. Second quarter earnings reports drove day-to-day fluctuations in the broader stock market going into the second half of July, which was followed by stocks rallying at the end of July after the Federal Reserve increased its target rate by 0.75% and signaled more tightening was likely this year. Geopolitical tensions in China weighed on stocks at the start of August, which was followed a broader stock market rally through mid-August. Factors contributing to the upswing in stocks included some strong earnings reports and a slowdown in inflation as indicated by the CPI. Stocks snapped a four week winning to close out the third week of August, as fears of additional sharp interest rate increases by the Federal Reserve prompted a multi-day selloff heading into last two weeks of August. After rallying in advance of the Federal Reserve Chairman’s late-August speech on the economy, stocks plummeted to close out August as investors reacted to the Federal Reserve Chairman’s pledge to keep raising interest rates until it was confident that inflation was under control. Expectations that the Federal Reserve remained on track to raise interest rates following the release of the August jobs report provided for an up-and-down market for stocks during the first few days of trading in September. Stocks suffered their worst day in more than two years on September 13th, as a stronger than expected increase in the August CPI raised expectations that the Federal Reserve would move aggressively to combat inflation and, in turn, increase the possibility of a recession. In advance of the Federal Reserve meeting, stocks edged higher, which was followed by a board-based selloff after the Federal Reserve raised its target rate by 0.75% and signaled the need for further rate increases. The DJIA slid into bear market territory to close out the third quarter, as investors confronted new signs of slowing global economic growth, Russia’s attempt to escalate the war in Ukraine and growing certainty that the Federal Reserve will continue to raise rates to fight inflation.

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The broader stock market rebounded at the start of the fourth quarter of 2022, with the DJIA posting its best two-day gain since April 2020. A relative strong jobs report for September 2022 translated into stocks trading lower following the early-October rally, as hopes faded that the Federal Reserve would pursue a less aggressive monetary policy. After NASDAQ moved into bear territory for the second time of 2022, some favorable third quarter earnings reports fueled a broader stock market rally in the second half of October. Overall, the DJIA was up 14% for the month of October, which was its best month since 1976. Stocks traded lower at the start of November in conjunction with the Federal Reserve raising its target rate by another 0.75% and plans to keep raising rates, but potentially in smaller increments. A favorable employment report for October boosted stocks ahead of the mid-term elections, which was followed by a one-day selloff after election day amid uncertainty around the mid-term election results and turmoil in cryptocurrency markets. With the release of the October CPI showing a smaller-than-expected increase, stocks posted their biggest gains in more than two years on November 10th. Trading in the broader stock market was mixed through mid-November, as investor enthusiasm over a potential slowdown in interest rate increases faded. The up and down market continued through the second half of November, with stocks trading lower on worries about a rise in Covid-19 cases in China and then rallying after the Federal Reserve Chairman signaled a potential slowdown in interest rate increases. Economically sensitive shares led the market lower in early-December, as strong economic data increased expectations that the Federal Reserve would continue to raise interest rates throughout 2023. Slowing inflation indicated by November’s CPI fueled a stock market rally heading into mid-December, which was followed by a selloff in mid-December as weak data for retail sales and manufacturing output heightened recession fears. A jump in consumer confidence data for December sparked a one-day rally heading into the last week of 2022, which was followed by an up and down stock market during the final week of the year. Overall, the DJIA closed at 33147.25 on the last day of trading in 2022, a decrease of 8.8% for 2022, while the S&P 500 and the NASDAQ Composite ended 2022 with respective declines of 19.4% and 33.1%.

Signs that inflation was moderating and the December jobs report showing a slowdown in hiring translated into stocks trending higher during the first two weeks of 2023. A sharp drop in December retail sales prompted a selloff in the broader stock market heading into the second half of January. Some favorable fourth quarter earnings reports and indications that inflation was moderating contributed to stocks trading higher during the second half of January. All three of the major U.S. stock indexes recorded strong monthly gains, as investors became

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more confident that Federal Reserve interest rate increases were nearing an end. After a stronger-than-expected jobs report for January stoked fears that interest rate increases could continue longer than anticipated, stocks pulled back in early-February. A general downward trend continued in the broader stock market going into the second half of February, as stronger than expected inflation data further heightened concerns that Federal Reserve tightening would last longer than investors had anticipated. On February 24, 2023, the DJIA closed at 32816.92, a decrease of 1.3% from one year ago and a decrease of 1.0 year-to-date, and the NASDAQ closed at 11394.94, a decrease of 15.4% from one year ago and an increase of 8.9% year-to-date. The S&P 500 Index closed at 3970.04 on February 24, 2023, a decrease of 7.4% from one year ago and an increase of 3.4% year-to-date.

The market for thrift stocks has also experienced varied trends in recent quarters. Signs that soaring inflation and a slowing economy were starting to impact businesses pressured bank stocks lower at the start of the second quarter of 2022. Lackluster first quarter earnings reports posted by the nation’s largest banks and warnings of future headwinds that could negatively impact bank earnings extended the downturn in bank stocks through the end of April. The selloff in bank stocks continued through the first half of May, which was driven by investor fears that the economy could slide into a recession as the Federal Reserve pursued a more aggressive path of rate increases to combat inflation. Bank stocks participated in a broadly-based stock market rally in the second half of May, with positive earnings reports posted by some large retailers and favorable economic data lifting sentiment across the market. After bank shares stabilized through early-June, inflation fears triggered a selloff in bank stocks going into mid-June as the May CPI increased to its highest level in more than four decades. For the balance of the second quarter, bank shares settled into a narrow trading range.

At the start of the third quarter of 2022, bank stocks showed little movement ahead of the June employment report. Bank stocks traded lower at the start of the second quarter earnings season, as J.P. Morgan’s second quarter earnings report spotlighted concerns about the outlook for the U.S. economy. The one-day rally in the broader stock market in mid-July lifted bank stocks as well, which was in part supported by favorable second quarter earnings reports posted by some large banks. A favorable earnings outlook reported by some banks in their second quarter earnings reports and the rally in the broader stock market following the Federal Reserve’s rate hike helped to sustain a positive trend for financial shares through the second half of July. After edging lower at the start of August, a stronger-than-expected jobs report for July and a slightly slower pace of inflation indicated by the July CPI contributed to financial shares

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trending higher through mid-August. Bank stocks reversed course and followed the broader stock market lower during the second half of August, as investors assessed the likelihood that the Federal Reserve would continue to move aggressively to tame inflation and the potential that higher interest rates could push the U.S. economy into a protracted economic downturn. After edging lower at the start of September, financial shares traded higher along with the broader stock market heading into mid-September. Financial shares participated in the broader market selloff with the release of the August CPI in mid-September, which indicated that inflation remained elevated and raised expectations that the Federal Reserve would continue to raise rates aggressively in an effort to combat inflation. The downturn in bank stocks accelerated in the second half of September, as fears of an economic slowdown mounted following the Federal Reserve’s 0.75% rate hike and expectations that the Federal Reserve would continue to raise rates for the balance of 2022.

Financial shares paralleled trends in the broader stock market at the beginning of the fourth quarter of 2022, initially trading up and then retreating with the strong jobs report for September diminishing expectations of an easing in the Federal Reserve’s monetary policy. Bank shares led a mid-October stock market rally, as some large banks posted better-than-expected third quarter earnings. Generally favorable third quarter earnings reports coming out of the banking sector and indications by some Federal Reserve officials that they were considering whether to slow the pace of monetary tightening helped to sustain the positive trend for bank stocks through the end of October. After trading in a narrow range at the beginning of November and through the mid-term elections, bank stocks traded up on the lower-than-expected increase in the October CPI. Financial shares eased lower heading into the second half of November, as stronger-than-expected retail sales for October increased expectations that the Federal Reserve would keep raising interest rates to reduce persistently high inflation. Signs of inflation cooling and the possibility of smaller interest rate increases by the Federal Reserve contributed to bank stocks edging higher during the second half of November, which was followed by bank stocks and other economically shares leading the market lower during the first half of December. Recession worries elevated by indications from the Federal Reserve that it may have to hold interest rates higher for longer than expected was a driving factor that fueled the downturn in bank stocks. In the closing weeks of 2022, bank stocks traded in a narrow range and then edged higher at the end of December. For 2022 overall, the S&P U.S. BMI Banks Index was down 19.4%.

Bank stocks followed the broader stock market’s positive trend during the first half of January 2023 and then retreated heading into the second half of January, as recession worries

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came into focus on the report that retail sales for December posted their biggest decline in 2022. Prospects that the Federal Reserve would begin to dial back its interest rate increases and fourth quarter GDP data that showed economic growth slowed less than expected provided for a mildly positive trend for bank stocks in the second half of January, which continued into early-February as the quarter-point rate hike by the Federal Reserve was in line with expectations. Fourth quarter earnings season translated into a narrow trading range for bank stocks through mid-February, which was followed by bank stocks trading lower along with the selloff in the broader stock market as inflation data raised expectations that the Federal Reserve would keep interest rates higher for longer had been anticipated. On February 24, 2023, the S&P U.S. BMI Banks Index closed at 157.1, a decrease of 12.9% from one year ago and an increase of 5.9% year-to-date.

B. The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, three standard conversion offerings, one second -step offerings and one first-step MHC offering were completed during 2022 and one second-step offering has been completed during 2023 through February 24, 2023. The second-step offerings were completed by First Seacoast Bancorp, Inc. of New Hampshire (“First Seacoast”), which was completed in January 2023 and Ponce Financial Group, Inc. of New York (“Ponce Financial”) which was completed in January 2022. The First Seacoast offering was smaller than the

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Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in Since January 1, 2022

Institutional Information			Pre-Conversion Data								Contribution to		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality		Offering Information				Char. Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial								First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	2/24/23	Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
ECB Bancorp, Inc., MA	7/28/22	ECBK-NASDAQ	$689	11.42%	0.11%	589%	$89.2	100%	96%	2.7%	C/S	$600/2.83%	8.0%	4.0%	10.0%	3.8%	0.00%	59.3%	19.1x	12.0%	0.6%	20.2%	3.1%	$10.00	$14.09	40.9%	$14.13	41.3%	$14.06	40.6%	$15.51	55.1%
VWF Bancorp, Inc., OH	7/14/22	VWFB-OTCQB	$137	17.62%	0.17%	96%	$19.2	100%	87%	7.8%	N.A.	N.A.	8.0%	4.0%	10.0%	25.1%	0.00%	51.8%	NM	12.8%	0.1%	24.8%	0.3%	$10.00	$12.90	29.0%	$14.50	45.0%	$14.90	49.0%	$15.72	57.2%
NSTS Bancorp, Inc., IL	1/19/22	NSTS-NASDAQ	$260	17.68%	0.70%	529%	$52.9	100%	132%	3.7%	C/S	$150/2.00%	8.0%	4.0%	10.0%	5.0%	0.00%	59.5%	NM	17.7%	-0.2%	29.8%	-0.6%	$10.00	$12.59	25.9%	$12.30	23.0%	$12.50	25.0%	$10.54	5.4%
Averages - Standard Conversions:			$362	15.57%	0.33%	405%	$53.8	100%	105%	4.7%	N.A.	N.A.	8.0%	4.0%	10.0%	11.3%	0.00%	56.9%	19.1x	14.2%	0.2%	24.9%	0.9%	$10.00	$13.19	31.9%	$13.64	36.4%	$13.82	38.2%	$13.92	39.2%
Medians - Standard Conversions:			$260	17.62%	0.17%	529%	$52.9	100%	96%	3.7%	N.A.	N.A.	8.0%	4.0%	10.0%	5.0%	0.00%	59.3%	19.1x	12.8%	0.1%	24.8%	0.3%	$10.00	$12.90	29.0%	$14.13	41.3%	$14.06	40.6%	$15.51	55.1%
Second Step Conversions
First Seacoast Bancorp, Inc., NH	1/20/23	FSEA-NASDAQ	$524	9.11%	0.00%	717%	$28.1	55%	85%	5.7%	N.A.	N.A.	8.0%	4.0%	10.0%	1.5%	0.00%	74.1%	30.6x	9.3%	0.3%	12.6%	2.4%	$10.00	$10.35	3.5%	$10.39	3.9%	$10.28	2.8%	$10.21	2.1%
Ponce Financial Group, Inc., NY*	1/28/22	PDLB-NASDAQ	$1,561	11.14%	1.05%	157%	$133.2	54%	127%	3.0%	C/S	$1.0M/2.91%	8.0%	4.0%	10.0%	0.9%	0.00%	85.9%	34.6x	14.8%	0.4%	17.2%	2.5%	$10.00	$10.79	7.9%	$10.65	6.5%	$10.65	6.5%	$9.29	-7.1%
Averages - Second Step Conversions:			$1,042	10.13%	0.53%	437%	$80.6	55%	106%	4.3%	N.A.	N.A.	8.0%	4.0%	10.0%	1.2%	0.00%	80.0%	32.6x	12.0%	0.4%	14.9%	2.4%	$10.00	$10.57	5.7%	$10.52	5.2%	$10.47	4.7%	$9.75	-2.5%
Medians - Second Step Conversions:			$1,042	10.13%	0.53%	437%	$80.6	55%	106%	4.3%	N.A.	N.A.	8.0%	4.0%	10.0%	1.2%	0.00%	80.0%	32.6x	12.0%	0.4%	14.9%	2.4%	$10.00	$10.57	5.7%	$10.52	5.2%	$10.47	4.7%	$9.75	-2.5%
Mutual Holding Companies
CFSB Bancorp, Inc., MA*	1/13/22	CFSB-NASDAQ	$337	14.56%	0.00%	NM	$28.0	43%	130%	5.4%	C/S	$250/4.44%	8.7%	4.4%	10.9%	5.2%	0.00%	63.2%	75.4x	16.7%	0.3%	20.0%	1.6%	$10.00	$10.18	1.80%	$10.65	6.5%	$10.63	6.3%	$9.04	-9.6%
Averages - MHC Conversions:			$337	14.56%	0.00%	NM	$28.0	43%	130%	5.4%	N.A.	N.A.	8.7%	4.4%	10.9%	5.2%	0.00%	63.2%	75.4x	16.7%	0.3%	20.0%	1.6%	$10.00	$10.18	1.8%	$10.65	6.5%	$10.63	6.3%	$9.04	-9.6%
Medians - MHC Conversions:			$337	14.56%	0.00%	NM	$28.0	43%	130%	5.4%	N.A.	N.A.	8.7%	4.4%	10.9%	5.2%	0.00%	63.2%	75.4x	16.7%	0.3%	20.0%	1.6%	$10.00	$10.18	1.8%	$10.65	6.5%	$10.63	6.3%	$9.04	-9.6%
Averages - All Conversions:			$597	14.48%	0.41%	343%	$64.5	79%	115%	4.5%	N.A.	N.A.	8.1%	4.1%	10.2%	8.0%	0.00%	63.9%	43.1x	14.8%	0.3%	22.4%	1.4%	$10.00	$12.11	21.1%	$12.45	24.5%	$12.55	25.5%	$12.02	20.2%
Medians - All Conversions:			$337	14.56%	0.17%	343%	$52.9	100%	127%	3.7%	N.A.	N.A.	8.0%	4.0%	10.0%	5.0%	0.00%	59.5%	34.6x	14.8%	0.3%	20.2%	1.6%	$10.00	$12.59	25.9%	$12.30	23.0%	$12.50	25.0%	$10.54	5.4%

Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.	(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.	(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.	(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.	(8) Former credit union.	February 24, 2023

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

proposed BV Financial offering, while the Ponce Financial offering was in the range of the proposed BV Financial Offering. First Seacoast’s offering closed at the minimum of its offering range at a fully-converted pro forma price/tangible book ratio of 74.1%. First Seacoast’s stock price closed up 3.9% after its first week of trading and as of February 24, 2023, First Seacoast’s stock was up 2.1% from its IPO price. Ponce Financial’s offering closed between the maximum and supermaximum of the offering range at a fully-converted pro forma price/tangible book ratio of 85.9%. Ponce Financial’s stock price closed up 6.5% after its first week of trading and as of February 24, 2023, Ponce Financial’s stock was down 7.1 from its IPO price.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on BV Financial’s stock price of recently completed and pending acquisitions of other thrift and bank institutions operating in Maryland. As shown in Exhibit IV-4, there were 19 acquisitions of Maryland based bank and savings institutions completed from the beginning of 2018 through February 24, 2023 and there are currently three acquisitions pending for a Maryland based bank or savings institutions. The recent acquisition activity involving Maryland bank and savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group that could be subject to the same type of acquisition speculation that may influence BV Financial’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in BV Financial’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.	Trading in BV Financial’s Stock

Since BV Financial’s minority stock currently trades under the symbol “BVFL” on the OTC Pink Sheets, RP Financial also considered the recent trading activity in the valuation analysis. BV Financial had a total of 7,418,575 shares issued and outstanding at February 24, 2023, of which 1,017,761 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $20.30 to $35.00 per share and its closing price on February 24, 2023 was $34.70 per share. There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock and the stock is currently traded based on its MHC

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

ownership structure. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

As a fully-converted regulated institution, BV Financial will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

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IV.18

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Upward
Asset Growth	Slight Upward
Primary Market Area	Slight Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group companies have had the opportunity to realize the benefit of reinvesting and leveraging their offering proceeds, we also gave weight to the other valuation approaches.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified

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IV.19

the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

•

Trading of BV Financial stock. Converting institutions generally do not have stock outstanding. BV Financial, however, has public shares outstanding due to the mutual holding company form of ownership and first-step minority stock offering. Since BV Financial’s stock is currently traded on the OTC Pink Sheets, while it is an indicator of the Company’s current market value, the stock is not actively traded and therefore we limited our use of the stock price in our valuation. Based on the February 24, 2023 closing stock price of $34.70 per share and the 7,418,575 shares of BV Financial common stock outstanding, the Company’s implied market value of $257.4 million was considered in the valuation process. However, since the Company’s conversion stock will have different characteristics than the minority shares, and the pro forma information has not been publicly disseminated to date, the current trading price of BV Financial’s stock was discounted herein but will become more important towards the closing of the offering.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

In preparing the pro forma pricing analysis we have reviewed and taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and, thus, will increase equity. At February 24, 2023, the MHC had net assets of $8,000, which has been added to the Company’s December 31, 2022 pro forma equity to reflect the consolidation of the MHC into the Company’s operations. However, the diminimus amount of these funds did not impact the public shareholders’ ownership interest to two decimal places. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ ownership interest was unchanged at 13.72% and the MHCs ownership interest was unchanged at 86.28%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of February 24, 2023, the aggregate pro forma market value of BV Financial’s conversion stock equaled $144,875,620 at the midpoint, equal to 14,487,562 shares at $10.00 per share. The $10.00 per share price was determined by the Boards of Directors of BV Financial and the MHC. The midpoint and resulting valuation range is based on the sale of an 86.28% ownership interest to the public, which provides for a $125,000,000 public offering at the midpoint value.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $10.524 million for the 12 months ended December 31, 2022. In deriving BV Financial’s core earnings, the Company recorded several non-recurring items as shown in the table below. As shown, on a tax effected basis, assuming an effective marginal tax rate of 27% for the earnings adjustments, the Company’s core earnings were determined to equal $10.060 million for the 12 months ended December 31, 2022.

Amount
($000)
Net income(loss)	$10,524
Less: Gain on Bargain Purchase (1)	(1,340)
Less: Excess insurance proceeds	(1,100
Addback: Merger Expenses	1,800
Addback: Lease buyout cost of closed branch	500
Tax Impact of above items at 27%	(324)

Core earnings estimate	$10,060

(1)	Not tax effected.

Based on the Company’s reported and core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $144.9 million midpoint value equaled 12.66x and 13.33x, respectively, indicating premiums of 15.5% and 27.6% relative to the Peer Group’s average reported and core earnings

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

multiples of 10.96x and 10.45x, respectively (see Table 4.3). In comparison to the Peer Group’s median reported and core earnings multiples of 10.49x and 10.46x, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 20.7% and 27.4%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 10.99x and 16.39x, respectively, and based on core earnings at the minimum and the super maximum equaled 11.36x and 16.95x respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $144.9 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 70.62% and 76.45%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 92.38% and 96.66%, respectively, the Company’s ratios reflected discounts of 23.55% on a P/B basis and 20.91% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 91.41% and 96.34%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 22.74% on a P/B basis and 20.65% on a P/TB basis. At the super maximum of the range, the Company’s P/B and P/TB ratios equaled 79.74% and 85.25%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the super maximum of the range reflected discounts of 13.68% and 11.80%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the super maximum of the range reflected discounts of 12.77% and 11.51%, respectively.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $144.9 million midpoint of the valuation range, the Company’s value equaled 15.21% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 11.20%, which implies a premium of 35.8% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 9.93%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 53.2%.

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Table 4.3

Public Market Pricing Versus Peer Group

BV Financial, Inc.

As of February 24, 2023

				Market		Per Share Data
				Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
				Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Tang. Eq./	NPAs/	Reported (5)		Core (5)		Exchange	2nd Step
				Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Ratio	Proceeds
				($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	($Mil)
BV Financial, Inc.
Supermaximum				$10.00	$191.60	$0.59	$12.54	16.39x	79.74%	19.40%	85.25%	16.95x	$0.00	0.00%	0.00%	$987	22.75%	0.91%	1.18%	4.86%	1.14%	4.67%	2.5827x	$165.31
Maximum				$10.00	$166.61	$0.66	$13.29	14.49x	75.24%	17.20%	80.97%	15.15x	$0.00	0.00%	0.00%	$969	21.25%	0.93%	1.19%	5.20%	1.14%	4.99%	2.2458x	$143.75
Midpoint				$10.00	$144.88	$0.75	$14.16	12.66x	70.62%	15.21%	76.45%	13.33x	$0.00	0.00%	0.00%	$952	19.90%	0.95%	1.20%	5.55%	1.15%	5.32%	1.9529x	$125.00
Minimum				$10.00	$123.14	$0.88	$15.33	10.99x	65.23%	13.16%	71.12%	11.36x	$0.00	0.00%	0.00%	$936	18.50%	0.96%	1.20%	5.96%	1.15%	5.71%	1.6599x	$106.25
All Fully-Converted, Publicly-Traded Institutions
Averages				$23.26	$539.63	$2.08	$20.61	13.85	98.25%	12.30%	107.99%	12.87	$0.49	2.39%	35.11%	$5,123	13.03%	0.55%	0.69%	5.72%	0.79%	6.56%
Medians				$14.06	$161.06	$1.15	$16.03	12.48	93.75%	11.64%	96.64%	11.11	$0.31	2.17%	26.70%	$1,636	11.41%	0.38%	0.73%	6.27%	0.91%	6.80%
Conversion Appraisal Peer Group
Averages				$14.48	$109.75	$1.26	$15.76	10.96	92.38%	11.20%	96.66%	10.45	$0.30	2.11%	27.41%	$980	12.17%	0.16%	0.85%	7.03%	0.91%	7.30%
Medians				$14.86	$97.45	$1.20	$15.96	10.49	91.41%	9.93%	96.34%	10.46	$0.24	1.91%	26.43%	$847	11.16%	0.05%	0.84%	7.27%	0.99%	8.00%
BCOW	1895 Bancorp of Wisconsin, Inc.	(7)	WI	$9.88	$63.95	NA	$12.20	NA	80.98%	12.08%	80.98%	NA	NA	NA	NA	$529	14.34%	NA	-0.08%	-0.52%	0.02%	0.10%
AFBI	Affinity Bancshares, Inc.		GA	$15.79	$104.30	$1.16	$17.73	14.90x	89.07%	13.18%	105.84%	13.63x	NA	NA	NA	$791	12.75%	NA	0.93%	6.05%	1.01%	6.61%
HMNF	HMN Financial, Inc.		MN	$22.00	$95.10	NA	$21.72	12.02x	101.28%	8.68%	102.12%	NA	$0.24	1.09%	13.11%	$1,096	8.81%	NA	0.75%	7.03%	NA	NA
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	$18.40	$55.13	$1.75	$15.60	10.51x	117.95%	9.56%	117.95%	10.51x	$0.48	2.61%	26.29%	$577	8.44%	0.05%	0.99%	11.45%	0.99%	11.45%
IROQ	IF Bancorp, Inc.		IL	$17.50	$55.55	$1.86	$21.30	10.00x	82.16%	6.74%	82.16%	9.39x	$0.40	2.29%	22.86%	$824	8.63%	0.04%	0.69%	7.51%	0.74%	8.00%
MGYR	Magyar Bancorp, Inc.		NJ	$12.55	$84.62	$1.20	$14.82	10.46x	84.69%	10.30%	84.69%	10.46x	$0.12	0.96%	16.67%	$822	12.16%	NA	1.01%	8.11%	1.01%	8.11%
NECB	Northeast Community Bancorp, Inc.		NY	$15.66	$231.06	$1.68	$16.33	9.91x	95.91%	16.21%	95.98%	9.31x	$0.24	1.53%	26.58%	$1,425	18.38%	NA	1.95%	9.60%	2.07%	10.22%
PROV	Provident Financial Holdings, Inc.		CA	$14.06	$99.79	$1.19	$18.12	11.82x	77.59%	7.85%	77.59%	11.82x	$0.56	3.98%	47.06%	$1,271	10.17%	0.10%	0.71%	6.69%	0.71%	6.69%
RVSB	Riverview Bancorp, Inc.		WA	$7.10	$152.62	$0.88	$7.07	8.07x	100.39%	9.55%	122.55%	8.03x	$0.24	3.38%	26.70%	$1,599	7.93%	0.04%	1.13%	12.29%	1.14%	12.35%
WMPN	William Penn Bancorporation		PA	$11.88	$155.42	$0.32	$12.67	NM	93.75%	17.84%	96.70%	NM	$0.12	1.01%	40.00%	$871	20.08%	0.55%	0.46%	2.05%	0.50%	2.21%

(1)	Closing price at date indicated, market value equal to public (minority shares) times current stock price.
(2)	Core earnings reflect net income less non-recurring items
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(4)	Dividend is as of most recent quarterly dividend. Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7)	Current Quarter is December 31, 2022, footnote reflects data as of September 30, 2022, or most recent date

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, two second-step offerings were completed since the beginning of 2022. In comparison to the 80.00% average closing pro P/TB ratio of the two second-step offerings, the Company’s pro forma P/TB ratio of 76.45% at the midpoint value reflects an implied discount of 4.44%. At the supermaximum of the offering range, the Company’s P/TB ratio of 85.25% reflects an implied premium of 6.56% relative to the two second-step offerings average P/TB ratio at closing.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 24, 2023, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company; and, (2) exchange shares issued to existing public shareholders of the Company - was $144,875,620 at the midpoint, equal to 14,487,562 shares at a per share value of $10.00. The resulting range of value and pro forma shares, all based on $10.00 per share, are shown below.

The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and BV Financial have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the second-step conversion offering and the final appraisal.

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

		Exchange Shares
		Issued to Public	Offering	Exchange
	Total Shares	Shareholders	Shares	Ratio
Shares
Maximum, as Adjusted	19,159,800	2,628,550	16,531,250	2.5827	x
Maximum	16,660,696	2,285,696	14,375,000	2.2458	x
Midpoint	14,487,562	1,987,562	12,500,000	1.9529	x
Minimum	12,314,427	1,689,427	10,625,000	1.6599	x
Distribution of Shares
Maximum, as Adjusted	100.00%	13.72%	86.28%
Maximum	100.00%	13.72%	86.28%
Midpoint	100.00%	13.72%	86.28%
Minimum	100.00%	13.72%	86.28%
Aggregate Market Value at $10.00 per share
Maximum, as Adjusted	$191,598,000	$26,285,500	$165,312,500
Maximum	$166,606,960	$22,856,960	$143,750,000
Midpoint	$144,875,620	$19,875,620	$125,000,000
Minimum	$123,144,270	$16,894,270	$106,250,000

Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.9529 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.6599 at the minimum, 2.2458 at the maximum and 2.5827 at the super maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Yields and Costs

I-5	Loan Loss Allowance Activity

I-6	Interest Rate Risk Analysis

I-7	Fixed and Adjustable Rate Loans

I-8	Loan Portfolio Composition

I-9	Contractual Maturity by Loan Type

I-10	Non-Performing Assets

I-11	Deposit Composition

I-12	Uninsured Time Deposits

II-1	Historical Interest Rates

II-2	Demographic and Economic Data

III-1	Characteristics of Publicly-Traded Thrifts

III-2	Public Market Pricing of Thrifts with Assets Less Than $2.0 Billion

III-3	Peer Group Market Area Comparative Analysis

LIST OF EXHIBITS (continued)

Exhibit Number	Description

IV-1	Stock Prices: As of February 24, 2023

IV-2	Historical Stock Price Indices

IV-3	Stock Price Indices as of February 24, 2023

IV-4	Maryland Bank and Thrift Acquisitions 2018 - Present

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

V-1	Firm Qualifications Statement

EXHIBIT I-1

BV Financial, Inc.

Map of Office Locations

Exhibit I-1

BV Financial, Inc.

Map of Office Locations

EXHIBIT I-2

BV Financial, Inc.

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

BV Financial, Inc.

Key Operating Ratios

Exhibit I-3

BV Financial, Inc.

Key Operating Ratios

	At or For the Years Ended December 31,
	2022	2021
Performance Ratios:
Return on average assets	1.35%	1.16%
Return on average equity	12.44%	11.98%
Interest rate spread(1)	3.76%	3.69%
Net interest margin(2)	3.91%	3.80%
Non-interest expense to average assets	2.34%	1.80%
Efficiency ratio(3)	56.31%	53.27%
Average interest-earning assets to average interest-bearing liabilities	134.27%	142.14%
Average equity to average assets	10.82%	9.69%
Capital Ratios(4):
Total capital to risk-weighted assets	17.34%	18.07%
Tier 1 capital to risk-weighted assets	16.76%	17.57%
Common equity tier 1 capital to risk-weighted assets	16.76%	17.57%
Tier 1 capital to average assets	13.39%	11.79%
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.57%	0.45%
Allowance for loan losses as a percentage of non-performing loans	64.80%	111.28%
Net (charge-offs) recoveries to average outstanding loans during the year	(0.02)%	(0.04)%
Non-performing loans as a percentage of total loans	0.88%	0.41%
Non-performing loans as a percentage of total assets	0.70%	0.30%
Total non-performing assets as a percentage of total assets	0.94%	0.55%
Other:
Number of offices	15	16
Number of full-time equivalent employees	107	102

(1)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	BayVanguard Bank only.

Source: BV Financial’s preliminary prospectus.

BV FINANCIAL

Selected Historical Financial Information

	At December 31,
	2022	2021	2020

	(in thousands)
Selected Financial Condition data:
Total Assets	$844,963	$815,130	$815,565
Cash & cash equivalents	68,652	111,190	91,990
Securities available-for-sale	33,034	37,793	32,463
Securities held to maturity	10,461	4,059	2,799
Loans recievable, net	659,131	584,438	607,073
Investment in life insurance	19,983	25,966	26,195
Goodwill	14,420	14,420	12,830
Deferred tax assets, net	9,113	8,322	8,156
Deposits	684,618	680,025	675,096
Borrowings	49,049	36,828	54,655
Total stockholders’ equity	97,751	83,446	74,021

	For the Years Ended December 31,
	2022	2021	2020

	(in thousands) except per share amounts
Selected operating data:
Interest Income	$33,350	$29,378	$18,226
Interest expense	3,430	3,733	2,904

Net Interest Income	29,920	25,645	15,322
Provision for Loan Losses	1,038	575	695

Net Interest Income after provision for loan losses	28,882	25,070	14,627
Non-Interest Income	5,665	2,371	4,939
Non-Interest Expense	19,994	14,617	10,572
Income (loss) before income taxes	14,553	12,824	8,994
Income Taxes (benefit)	4,029	3,383	1,349

Net (loss) income	$10,524	$9,441	$7,645

Basic net income per share	$1.42	$1.33	$1.08
Diluted net income per share	$1.42	$1.32	$1.07

	At or For December 31,
	2022	2021	2020

Performance ratios:
Return on Average Assets	1.23%	1.16%	1.69%
Return on Average Equity	11.40%	11.98%	10.88%
Net Interest Spread (1)	3.76%	3.69%	3.68%
Net Interest Margin (2)	3.91%	3.80%	3.71%
Non-interest expense to average assets	2.34%	1.80%	2.33%
Efficiency ratio (3)	57.88%	53.27%	54.03%
Average interest-earning assets to average interest bearing liabilities	134.27%	142.14%	120.42%
Average Equity to Average assets	10.82%	9.69%	15.50%

EXHIBIT I-4

BV Financial, Inc.

Yields and Costs

Exhibit I-4

BV Financial, Inc.

Yields and Costs

	For the Years Ended December 31,
	2022			2021
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate

	(Dollars in thousands)
Interest-earning assets:
Loans	$634,152	$31,259	4.93%	$591,466	$28,728	4.86%
Securities available for sale	36,766	610	1.66%	32,688	434	1.33%
Securities held to maturity	7,730	245	3.17%	3,022	77	2.56%
Cash, cash equivalents and other interest-earning assets	86,134	1,236	1.43%	97,322	139	0.14%

Total interest-earning assets	764,782	33,350	4.36%	724,498	29,378	4.06%
Non-interest-earning assets	87,128			88,343

Total assets	$851,910			$812,841

Interest-bearing liabilities:
Interest-bearing demand deposits	$95,261	65	0.07%	$86,982	55	0.06%
Savings deposits	169,677	97	0.06%	162,500	116	0.07%
Money market deposits	108,492	231	0.21%	95,156	240	0.25%
Certificates of deposit	154,346	964	0.63%	157,228	1,485	0.94%

Total interest-bearing deposits	527,776	1,357	0.26%	501,866	1,896	0.38%
Federal Home Loan Bank advances	296	11	3.79%	3,080	30	0.98%
Subordinated debentures	36,938	2,062	5.58%	36,764	1,807	4.91%

Total borrowings	37,234	2,073	5.57%	39,844	1,837	4.61%

Total interest-bearing liabilities	565,010	3,430	0.61%	541,710	3,733	0.75%

Non-interest-bearing demand deposits	169,722			170,157
Other non-interest-bearing liabilities	24,870			21,802

Total liabilities	759,602			733,669
Equity	92,308			79,172

Total liabilities and equity	$851,910			$812,841

Net interest income		$29,920			$25,645

Net interest rate spread(1)			3.75%			3.37%
Net interest-earning assets(2)	$199,772			$182,788

Net interest margin(3)			3.91%			3.54%
Average interest-earning assets to interest-bearing liabilities	135.36%			133.74%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Source: BV Financial’s preliminary prospectus.

EXHIBIT I-5

BV Financial, Inc.

Loan Loss Allowance Activity

Exhibit I-5

BV Financial, Inc.

Loan Loss Allowance Activity

	At or For the Years Ended December 31,
	2022	2021
	(Dollars in thousands)
Allowance for loan losses at beginning of year	$2,666	$1,841
Provision for loan losses	1,038	575
Charge-offs:
Real estate:
One- to four-family – owner occupied	7	28
One- to four-family – non-owner occupied	—	88
Commercial – owner occupied	—	—
Commercial – investor	—	—
Construction and land	—	—
Farm	—	—
Marine	—	—
Other consumer	39	12
Guaranteed by the U.S. Government	—	—
Commercial	10	—
Total charge-offs	56	128

Recoveries:
Real estate:
One- to four-family – owner occupied	43	207
One- to four-family – non-owner occupied	87	93
Commercial – owner occupied	—	—
Commercial – investor	—	—
Construction and land	19	33
Farm	—	—
Marine	—	—
Other consumer	15	45
Guaranteed by the U.S. Government	—	—
Commercial	1	—
Total recoveries	165	378

Net (charge-offs) recoveries	109	250

Allowance at end of year	$3,813	$2,666
Allowance to non-performing loans	111.28%	32.31%
Allowance to total loans outstanding at the end of the year	0.57%	0.45%
Net (charge-offs) recoveries to average loans outstanding during the year	(0.02)%	(0.04)%

Source: BV Financial’s preliminary prospectus.

EXHIBIT I-6

BV Financial, Inc.

Interest Rate Risk Analysis

Exhibit I-6

BV Financial, Inc.

Interest Rate Risk Analysis

Estimated Changes in Net Interest Income

Change in Interest Rates(1):	- 400 bp	- 300 bp	- 200 bp	- 100 bp	+ 100bp	+ 200 bp	+ 300bp	+ 400bp
December 31, 2022	(25.16)%	(17.93)%	(10.44)%	(3.77)%	0.86%	1.21%	1.25%	1.37%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

Estimated Changes in Economic Value of Equity

Change in Interest Rates(1):	- 400 bp	- 300 bp	- 200 bp	- 100 bp	+ 100 bp	+ 200 bp	+ 300 bp	+ 400 bp
December 31, 2022	(39.13)%	(32.84)%	(19.19)%	(8.14)%	3.50%	4.64%	4.24%	3.19%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

Source: BV Financial’s preliminary prospectus.

EXHIBIT I-7

BV Financial, Inc.

Fixed and Adjustable Rate Loans

Exhibit I-7

BV Financial, Inc.

Fixed and Adjustable Rate Loans

	Due After December 31, 2023
	Fixed	Adjustable	Total
	(In thousands)
Real estate:
One- to four-family – owner occupied	$109,457	$24,885	$134,342
One- to four-family – non-owner occupied	69,649	52,640	122,289
Commercial – owner occupied	49,728	35,626	85,354
Commercial – investor	147,685	69,678	217,363
Construction and land	5,574	7,913	13,487
Farm	8,081	3,484	11,565
Marine	15,791	—	15,791
Other consumer	2,049	178	2,227
Guaranteed by the U.S. Government	4,380	525	4,905
Commercial	11,234	7,858	19,092

Total loans	$423,628	$202,787	$626,415

Source: BV Financial’s preliminary prospectus.

EXHIBIT I-8

BV Financial, Inc.

Loan Portfolio Composition

Exhibit I-8

BV Financial, Inc.

Loan Portfolio Composition

	At December 31,
	2022		2021
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate:
One- to four-family – owner occupied	$137,742	20.73%	$140,675	23.90%
One- to four-family – non-owner occupied	125,065	18.82	96,556	16.41
Commercial – owner occupied	91,853	13.82	87,077	14.80
Commercial – investor(1)	226,854	34.14	170,795	29.02
Construction and land	17,937	2.70	18,731	3.18
Farm	13,823	2.08	12,048	2.05
Marine	15,791	2.38	15,923	2.71
Other consumer	2,361	0.36	2,529	0.43
Guaranteed by the U.S. Government	4,933	0.74	22,566	3.83
Commercial	28,052	4.22	21,590	3.67

Total loans	664,411	100.0%	588,490	100.00%
Less:
Deferred origination fees, net	(1,467)		(1,386)
Allowance for loan losses	(3,813)		(2,666)

Total loans receivable, net	$659,131		$584,438

(1)	Includes multi-family loans of $22.1 million at December 31, 2022 and $16.6 million at December 31, 2021.

Source: BV Financial’s preliminary prospectus.

EXHIBIT I-9

BV Financial, Inc.

Contractual Maturity by Loan Type

Exhibit I-9

BV Financial, Inc.

Contractual Maturity by Loan Type

	One- to Four- Family – Owner Occupied	One- to Four- Family – Non-Owned Occupied	Commercial Real Estate – Owner Occupied	Commercial Real Estate – Investor	Construction and Land	Farm	Marine
			(In thousands)
Amounts due in:
One year or less	$3,400	$2,776	$6,499	$9,492	$4,449	$2,258	$—
More than one to five years	12,918	32,446	19,307	75,614	4,788	3,365	139
More than five to 15 years	31,922	36,465	30,320	105,918	5,351	5,368	5,772
More than 15 years	89,502	53,377	35,727	35,830	3,349	2,832	9,880

Total	$137,742	$125,065	$91,853	$226,854	$17,937	$13,823	$15,791

	Other Consumer	U.S. Government Guaranteed	Commercial	Total
				(In thousands)
Amounts due in:
One year or less	$135	$28	$8,959	$37,996
More than one to five years	1,275	1,669	7,343	158,865
More than five to 15 years	846	2,835	9,961	234,759
More than 15 years	105	401	1,789	232,791

Total	$2,361	$4,933	$28,052	$664,411

Source: BV Financial’s preliminary prospectus.

EXHIBIT I-10

BV Financial, Inc.

Non-Performing Assets

Exhibit I-10

BV Financial, Inc.

Non-Performing Assets

	At December 31,
	2022	2021
	(Dollars in thousands)
Non-accrual loans:
Real estate:
One- to four-family – owner occupied	$1,371	$1,683
One- to four-family – non-owner occupied	585	270
Commercial – owner occupied	2,167	172
Commercial – investor	1,432	—
Construction and land	248	245
Farm	—	—
Marine	—	—
Other consumer	81	26
Guaranteed by the U.S. Government	—	—
Commercial	—	—

Total non-accrual loans	5,884	2,396

Accruing loans past due 90 days or more:
Real estate:
One- to four-family – owner occupied	—	214
One- to four-family – non-owner occupied	—	—
Commercial – owner occupied	—	315
Commercial – investor	—	—
Construction and land	—	—
Farm	—	—
Marine	—	—
Other consumer	—	—
Guaranteed by the U.S. Government	—	—
Commercial	—	—
Total accruing loans past due 90 days or more	—	529

Total non-performing loans	5,884	2,925

Real estate owned	1,987	1,987

Total non-performing assets	$7,871	$4,812

Total non-performing loans to total loans	0.89%	0.50%
Total non-accrual loans to total loans	0.89%	0.41%
Total non-performing assets to total assets	0.94%	0.61%

Source: BV Financial’s preliminary prospectus.

EXHIBIT I-11

BV Financial, Inc.

Deposit Composition

Exhibit I-11

BV Financial, Inc.

Deposit Composition

	At December 31,
	2022			2021
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
Non-interest-bearing demand deposits	$167,202	24.42%	—%	$175,019	25.73%	—%
Interest-bearing demand deposits	96,829	14.14	0.07	94,059	13.83	0.07
Savings deposits	171,772	25.09	0.05	170,391	25.06	0.08
Money market deposits	102,301	14.94	0.21	98,639	14.51	0.27
Certificates of deposit	146,514	21.40	0.63	141,917	20.87	1.02
Total	$684,618	100.00%	0.26%	$680,025	100.00%	0.42%

Source: BV Financial’s preliminary prospectus.

EXHIBIT I-12

BV Financial, Inc.

Uninsured Time Deposits

Exhibit I-12

BV Financial, Inc.

Uninsured of Time Deposits

At December 31, 2022
(In thousands)
Maturity Period:
Three months or less	$2,042
Over three through six months	17,125
Over six through twelve months	1,615
Over twelve months	7,336

Total	$28,118

Source: BV Financial’s preliminary prospectus.

EXHIBIT II-1

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

Year/Qtr. Ended		Prime Rate	90 Day T-Note	One Year T-Note	10 Year T-Note
2014:	Quarter 1	3.25%	0.05%	0.13%	2.73%
	Quarter 2	3.25%	0.04%	0.11%	2.53%
	Quarter 3	3.25%	0.02%	0.13%	2.52%
	Quarter 4	3.25%	0.04%	0.25%	2.17%

2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%

2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
	Quarter 4	3.75%	0.51%	0.85%	2.45%

2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%

2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%

2019:	Quarter 1	5.50%	2.40%	2.40%	2.41%
	Quarter 2	5.00%	2.12%	1.92%	2.00%
	Quarter 3	4.75%	1.88%	1.75%	1.68%
	Quarter 4	4.75%	1.55%	1.59%	1.92%

2020:	Quarter 1	3.25%	0.11%	0.17%	0.70%
	Quarter 2	3.25%	0.16%	0.16%	0.66%
	Quarter 3	3.25%	0.10%	0.12%	0.69%
	Quarter 4	3.25%	0.09%	0.10%	0.93%

2021:	Quarter 1	3.25%	0.03%	0.07%	1.74%
	Quarter 2	3.25%	0.05%	0.08%	1.44%
	Quarter 3	3.25%	0.04%	0.09%	1.52%
	Quarter 4	3.25%	0.06%	0.39%	1.52%

2022:	Quarter 1	3.50%	0.52%	1.63%	2.32%
	Quarter 2	4.75%	1.72%	2.80%	2.98%
	Quarter 3	6.25%	3.33%	4.05%	3.83%
	Quarter 4	7.50%	4.42%	4.73%	3.88%
	As of Feb. 24, 2023	7.75%	4.83%	5.12%	3.95%

(1)	End of period data.

Sources: Federal Reserve and The Wall Street Journal.

EXHIBIT II-2

Demographic/Economic Data

Demographic Detail: US

	Base 2010	Current 2023	Projected 2028	% Change 2010-2023	% Change 2023-2028
Total Population (actual)	308,745,377	334,500,069	341,662,969	8.34	2.14
0-14 Age Group (%)	19.83	17.97	17.31	(1.83)	(1.59)
15-34 Age Group (%)	27.43	26.49	25.69	4.63	(0.95)
35-54 Age Group (%)	27.88	24.96	24.99	(2.99)	2.25
55-69 Age Group (%)	15.84	18.50	18.72	26.53	3.33
70+ Age Group (%)	9.01	12.07	13.29	45.09	12.43
Median Age (actual)	37.1	39.3	40.4	5.93	2.80
Female Population (actual)	156,963,363	169,805,750	173,398,703	8.18	2.12
Male Population (actual)	151,782,014	164,694,319	168,264,266	8.51	2.17
Population Density (#/ sq miles)	87.39	94.68	96.71	8.34	2.14
Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	12.61	12.46	12.62	7.08	3.40
Asian (%)	4.75	6.19	6.54	41.17	7.91
White (%)	72.41	60.08	57.59	(10.10)	(2.09)
Hispanic (%)	16.35	19.88	21.67	31.73	11.32
Pacific Islander (%)	0.17	0.22	0.25	37.73	12.64
American Indian/Alaska Native (%)	0.95	1.19	1.30	36.20	11.30
Multiple races (%)	2.92	10.89	11.94	304.39	11.99
Other (%)	6.19	8.96	9.76	56.78	11.34
Total Households (actual)	116,716,406	128,298,155	131,437,810	9.92	2.45
< $25K Households (%)	NA	16.03	14.00	NA	(10.49)
$25-49K Households (%)	NA	18.81	16.86	NA	(8.16)
$50-99K Households (%)	NA	28.73	27.28	NA	(2.75)
$100-$199K Households (%)	NA	25.15	27.11	NA	10.41
$200K+ Households (%)	NA	11.28	14.76	NA	34.00
Average Household Income ($)	NA	104,972	118,758	NA	13.13
Median Household Income ($)	NA	73,503	83,333	NA	13.37
Per Capita Income ($)	NA	41,287	46,830	NA	13.43
Total Owner Occupied Housing Units (actual)	75,986,090	82,637,768	84,671,748	8.75	2.46
Renter Occupied Housing Units (actual)	40,730,316	45,660,387	46,766,062	12.10	2.42
Vacant Occupied Housing Units (actual)	14,988,301	14,272,140	14,748,434	(4.78)	3.34

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Demographic Detail: Maryland

	Base 2010	Current 2023	Projected 2028	% Change 2010-2023	% Change 2023-2028
Total Population (actual)	5,773,552	6,209,088	6,328,929	7.54	1.93
0-14 Age Group (%)	19.23	18.05	17.45	0.90	(1.46)
15-34 Age Group (%)	27.05	25.44	24.73	1.12	(0.92)
35-54 Age Group (%)	29.41	25.67	25.32	(6.11)	0.54
55-69 Age Group (%)	15.98	19.19	19.58	29.21	4.00
70+ Age Group (%)	8.33	11.65	12.92	50.40	13.05
Median Age (actual)	37.7	39.9	41.0	5.84	2.76
Female Population (actual)	2,981,649	3,204,078	3,263,343	7.46	1.85
Male Population (actual)	2,791,903	3,005,010	3,065,586	7.63	2.02
Population Density (#/ sq miles)	594.52	639.37	651.71	7.54	1.93
Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	29.45	29.67	30.13	8.35	3.49
Asian (%)	5.52	6.88	7.00	34.04	3.69
White (%)	58.18	46.85	43.83	(13.41)	(4.63)
Hispanic (%)	8.15	13.17	15.31	73.73	18.54
Pacific Islander (%)	0.05	0.06	0.08	21.48	26.16
American Indian/Alaska Native (%)	0.35	0.57	0.66	73.90	17.93
Multiple races (%)	2.85	8.50	9.60	220.33	15.15
Other (%)	3.58	7.47	8.70	124.16	18.80
Total Households (actual)	2,156,418	2,335,230	2,383,359	8.29	2.06
< $25K Households (%)	NA	11.57	10.25	NA	(9.57)
$25-49K Households (%)	NA	14.07	12.39	NA	(10.13)
$50-99K Households (%)	NA	26.31	24.24	NA	(5.96)
$100-$199K Households (%)	NA	30.72	31.34	NA	4.12
$200K+ Households (%)	NA	17.34	21.78	NA	28.23
Average Household Income ($)	NA	132,121	147,715	NA	11.80
Median Household Income ($)	NA	96,089	107,483	NA	11.86
Per Capita Income ($)	NA	50,691	56,704	NA	11.86
Total Owner Occupied Housing Units (actual)	1,455,782	1,566,031	1,598,310	7.57	2.06
Renter Occupied Housing Units (actual)	700,636	769,199	785,049	9.79	2.06
Vacant Occupied Housing Units (actual)	222,405	221,052	228,391	(0.61)	3.32

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Demographic Detail: Baltimore, MD (City)

	Base 2010	Current 2023	Projected 2028	% Change 2010-2023	% Change 2023-2028
Total Population (actual)	620,960	569,803	555,025	(8.24)	(2.59)
0-14 Age Group (%)	17.86	17.29	17.31	(11.20)	(2.48)
15-34 Age Group (%)	32.90	29.64	27.13	(17.32)	(10.86)
35-54 Age Group (%)	26.41	24.74	26.43	(14.05)	4.05
55-69 Age Group (%)	14.66	17.82	17.30	11.56	(5.41)
70+ Age Group (%)	8.17	10.51	11.84	18.11	9.68
Median Age (actual)	34.5	37.2	38.8	7.83	4.30
Female Population (actual)	328,706	303,330	294,677	(7.72)	(2.85)
Male Population (actual)	292,254	266,473	260,348	(8.82)	(2.30)
Population Density (#/ sq miles)	7,671.29	7,039.30	6,856.73	(8.24)	(2.59)
Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	63.74	57.40	56.79	(17.36)	(3.64)
Asian (%)	2.34	3.87	4.24	51.38	6.87
White (%)	29.60	27.52	27.04	(14.69)	(4.32)
Hispanic (%)	4.18	8.96	10.68	96.68	16.14
Pacific Islander (%)	0.04	0.03	0.03	(38.63)	(12.94)
American Indian/Alaska Native (%)	0.37	0.44	0.50	9.77	12.14
Multiple races (%)	2.09	5.41	5.22	138.18	(6.11)
Other (%)	1.82	5.33	6.18	168.53	13.10
Total Households (actual)	249,906	247,477	243,962	(0.97)	(1.42)
< $25K Households (%)	NA	24.68	22.96	NA	(8.29)
$25-49K Households (%)	NA	21.50	19.68	NA	(9.77)
$50-99K Households (%)	NA	25.75	25.69	NA	(1.66)
$100-$199K Households (%)	NA	19.88	21.51	NA	6.65
$200K+ Households (%)	NA	8.18	10.16	NA	22.38
Average Household Income ($)	NA	85,902	94,859	NA	10.43
Median Household Income ($)	NA	56,247	62,106	NA	10.42
Per Capita Income ($)	NA	38,449	42,937	NA	11.67
Total Owner Occupied Housing Units (actual)	119,166	118,032	116,043	(0.95)	(1.69)
Renter Occupied Housing Units (actual)	130,740	129,445	127,919	(0.99)	(1.18)
Vacant Occupied Housing Units (actual)	46,781	45,009	48,264	(3.79)	7.23

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Demographic Detail: Baltimore, MD

	Base 2010	Current 2023	Projected 2028	% Change 2010-2023	% Change 2023-2028
Total Population (actual)	805,028	854,123	865,974	6.10	1.39
0-14 Age Group (%)	17.98	17.74	17.28	4.68	(1.27)
15-34 Age Group (%)	27.03	25.31	24.37	(0.69)	(2.37)
35-54 Age Group (%)	27.83	24.67	24.87	(5.96)	2.24
55-69 Age Group (%)	16.58	19.36	19.48	23.90	2.03
70+ Age Group (%)	10.58	12.93	14.00	29.69	9.80
Median Age (actual)	38.9	40.4	41.3	3.86	2.23
Female Population (actual)	424,597	450,085	455,584	6.00	1.22
Male Population (actual)	380,431	404,038	410,390	6.21	1.57
Population Density (#/ sq miles)	1,345.40	1,427.44	1,447.25	6.10	1.39
Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	26.05	30.82	32.20	25.50	5.92
Asian (%)	4.98	6.57	6.79	40.09	4.74
White (%)	64.62	50.32	46.34	(17.37)	(6.63)
Hispanic (%)	4.19	8.03	9.33	103.36	17.72
Pacific Islander (%)	0.04	0.04	0.05	6.60	17.11
American Indian/Alaska Native (%)	0.33	0.41	0.42	34.63	2.01
Multiple races (%)	2.40	7.36	9.03	225.88	24.48
Other (%)	1.59	4.47	5.17	198.41	17.26
Total Households (actual)	316,714	328,641	332,200	3.77	1.08
< $25K Households (%)	NA	11.78	10.08	NA	(13.49)
$25-49K Households (%)	NA	15.25	12.66	NA	(16.09)
$50-99K Households (%)	NA	29.14	26.95	NA	(6.54)
$100-$199K Households (%)	NA	29.77	31.43	NA	6.73
$200K+ Households (%)	NA	14.06	18.88	NA	35.75
Average Household Income ($)	NA	119,250	137,097	NA	14.97
Median Household Income ($)	NA	88,428	100,727	NA	13.91
Per Capita Income ($)	NA	47,123	54,009	NA	14.61
Total Owner Occupied Housing Units (actual)	211,571	217,048	219,009	2.59	0.90
Renter Occupied Housing Units (actual)	105,143	111,593	113,191	6.13	1.43
Vacant Occupied Housing Units (actual)	18,907	22,813	24,060	20.66	5.47

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Demographic Detail: Harford, MD

	Base 2010	Current 2023	Projected 2028	% Change 2010-2023	% Change 2023-2028
Total Population (actual)	244,826	264,958	272,000	8.22	2.66
0-14 Age Group (%)	20.15	17.73	16.74	(4.76)	(3.07)
15-34 Age Group (%)	24.29	24.18	24.13	7.74	2.42
35-54 Age Group (%)	30.59	25.49	24.70	(9.80)	(0.55)
55-69 Age Group (%)	16.70	20.60	21.16	33.52	5.44
70+ Age Group (%)	8.28	11.99	13.28	56.81	13.64
Median Age (actual)	39.0	41.3	42.3	5.90	2.42
Female Population (actual)	125,119	135,437	139,037	8.25	2.66
Male Population (actual)	119,707	129,521	132,963	8.20	2.66
Population Density (#/ sq miles)	560.08	606.14	622.25	8.22	2.66
Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	12.68	15.79	17.85	34.70	16.06
Asian (%)	2.38	3.86	4.98	75.52	32.50
White (%)	81.19	70.90	67.84	(5.49)	(1.77)
Hispanic (%)	3.52	5.98	6.93	83.99	18.95
Pacific Islander (%)	0.08	0.08	0.08	2.54	3.47
American Indian/Alaska Native (%)	0.25	0.27	0.26	14.03	(1.13)
Multiple races (%)	2.47	6.86	6.51	200.51	(2.63)
Other (%)	0.95	2.25	2.49	157.14	13.50
Total Households (actual)	90,217	100,186	103,273	11.05	3.08
< $25K Households (%)	NA	9.51	8.17	NA	(11.37)
$25-49K Households (%)	NA	12.23	10.12	NA	(14.74)
$50-99K Households (%)	NA	26.23	23.15	NA	(9.03)
$100-$199K Households (%)	NA	34.53	34.57	NA	3.21
$200K+ Households (%)	NA	17.50	23.99	NA	41.28
Average Household Income ($)	NA	134,277	155,297	NA	15.65
Median Household Income ($)	NA	104,364	119,693	NA	14.69
Per Capita Income ($)	NA	51,109	59,323	NA	16.07
Total Owner Occupied Housing Units (actual)	71,830	79,112	81,458	10.14	2.97
Renter Occupied Housing Units (actual)	18,387	21,074	21,815	14.61	3.52
Vacant Occupied Housing Units (actual)	5,336	5,043	5,127	(5.49)	1.67

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Demographic Detail: Anne Arundel, MD

	Base 2010	Current 2023	Projected 2028	% Change 2010-2023	% Change 2023-2028
Total Population (actual)	537,655	596,521	613,985	10.95	2.93
0-14 Age Group (%)	19.30	18.53	17.93	6.50	(0.37)
15-34 Age Group (%)	26.37	25.06	24.12	5.45	(0.94)
35-54 Age Group (%)	30.13	26.44	26.41	(2.65)	2.83
55-69 Age Group (%)	16.48	18.83	19.12	26.73	4.52
70+ Age Group (%)	7.71	11.15	12.41	60.28	14.65
Median Age (actual)	38.1	39.6	40.7	3.94	2.78
Female Population (actual)	271,855	303,035	312,123	11.47	3.00
Male Population (actual)	265,800	293,486	301,862	10.42	2.85
Population Density (#/ sq miles)	1,296.15	1,438.06	1,480.16	10.95	2.93
Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	15.53	18.97	20.87	35.55	13.21
Asian (%)	3.41	4.45	4.63	44.53	7.07
White (%)	75.41	61.16	56.53	(10.02)	(4.87)
Hispanic (%)	6.12	10.99	13.07	99.26	22.37
Pacific Islander (%)	0.09	0.11	0.16	36.85	52.34
American Indian/Alaska Native (%)	0.31	0.45	0.53	60.07	20.39
Multiple races (%)	2.89	9.22	10.47	253.27	16.95
Other (%)	2.35	5.64	6.82	166.31	24.31
Total Households (actual)	199,382	223,267	230,221	11.98	3.11
< $25K Households (%)	NA	6.89	5.92	NA	(11.40)
$25-49K Households (%)	NA	10.41	9.28	NA	(8.03)
$50-99K Households (%)	NA	26.14	22.52	NA	(11.17)
$100-$199K Households (%)	NA	35.05	34.98	NA	2.90
$200K+ Households (%)	NA	21.51	27.30	NA	30.85
Average Household Income ($)	NA	150,959	170,249	NA	12.78
Median Household Income ($)	NA	113,988	128,010	NA	12.30
Per Capita Income ($)	NA	57,373	64,745	NA	12.85
Total Owner Occupied Housing Units (actual)	148,011	165,894	170,834	12.08	2.98
Renter Occupied Housing Units (actual)	51,371	57,373	59,387	11.68	3.51
Vacant Occupied Housing Units (actual)	13,183	13,506	13,849	2.45	2.54

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Demographic Detail: Dorchester, MD

	Base 2010	Current 2023	Projected 2028	% Change 2010-2023	% Change 2023-2028
Total Population (actual)	32,618	32,420	32,479	(0.61)	0.18
0-14 Age Group (%)	17.77	17.10	16.75	(4.37)	(1.84)
15-34 Age Group (%)	22.61	22.33	21.91	(1.86)	(1.69)
35-54 Age Group (%)	27.75	21.84	21.68	(21.77)	(0.58)
55-69 Age Group (%)	19.65	22.71	22.61	14.85	(0.26)
70+ Age Group (%)	12.22	16.02	17.05	30.36	6.60
Median Age (actual)	43.1	44.7	44.8	3.71	0.22
Female Population (actual)	17,048	17,113	17,114	0.38	0.01
Male Population (actual)	15,570	15,307	15,365	(1.69)	0.38
Population Density (#/ sq miles)	60.32	59.95	60.06	(0.61)	0.18
Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	27.72	26.42	23.83	(5.28)	(9.63)
Asian (%)	0.93	1.17	1.28	25.17	9.79
White (%)	67.64	60.52	58.43	(11.07)	(3.28)
Hispanic (%)	3.46	6.79	8.82	95.04	30.23
Pacific Islander (%)	0.03	0.03	0.04	11.11	20.00
American Indian/Alaska Native (%)	0.35	0.41	0.41	16.81	0.76
Multiple races (%)	1.92	7.89	11.50	308.63	45.97
Other (%)	1.42	3.56	4.52	150.00	27.01
Total Households (actual)	13,522	13,721	13,795	1.47	0.54
< $25K Households (%)	NA	20.99	18.93	NA	(9.31)
$25-49K Households (%)	NA	21.51	20.14	NA	(5.86)
$50-99K Households (%)	NA	30.19	29.25	NA	(2.61)
$100-$199K Households (%)	NA	22.38	24.81	NA	11.46
$200K+ Households (%)	NA	4.92	6.86	NA	40.15
Average Household Income ($)	NA	80,103	88,581	NA	10.58
Median Household Income ($)	NA	60,863	66,311	NA	8.95
Per Capita Income ($)	NA	34,267	38,006	NA	10.91
Total Owner Occupied Housing Units (actual)	9,263	9,255	9,293	(0.09)	0.41
Renter Occupied Housing Units (actual)	4,259	4,466	4,502	4.86	0.81
Vacant Occupied Housing Units (actual)	3,032	2,721	2,781	(10.26)	2.21

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

Demographic Detail: Talbot, MD

	Base 2010	Current 2023	Projected 2028	% Change 2010-2023	% Change 2023-2028
Total Population (actual)	37,782	37,539	37,703	(0.64)	0.44
0-14 Age Group (%)	15.92	14.44	13.96	(9.86)	(2.91)
15-34 Age Group (%)	19.40	19.14	19.41	(1.95)	1.88
35-54 Age Group (%)	25.84	20.03	19.12	(22.99)	(4.14)
55-69 Age Group (%)	22.46	23.25	23.14	2.88	(0.07)
70+ Age Group (%)	16.39	23.14	24.37	40.28	5.80
Median Age (actual)	47.4	51.5	52.3	8.65	1.55
Female Population (actual)	19,763	19,759	19,823	(0.02)	0.32
Male Population (actual)	18,019	17,780	17,880	(1.33)	0.56
Population Density (#/ sq miles)	140.68	139.78	140.39	(0.64)	0.44
Diversity Index (actual)	NA	NA	NA	NA	NA
Black (%)	12.78	10.39	8.96	(19.20)	(13.40)
Asian (%)	1.25	1.38	1.29	9.53	(6.19)
White (%)	81.37	74.87	73.44	(8.59)	(1.47)
Hispanic (%)	5.49	10.08	11.85	82.54	18.02
Pacific Islander (%)	0.06	0.03	0.03	(45.45)	(8.33)
American Indian/Alaska Native (%)	0.17	0.41	0.44	140.63	8.44
Multiple races (%)	1.64	7.29	9.34	342.16	28.68
Other (%)	2.73	5.63	6.50	104.95	15.90
Total Households (actual)	16,157	16,348	16,471	1.18	0.75
< $25K Households (%)	NA	14.09	12.95	NA	(7.38)
$25-49K Households (%)	NA	16.86	15.75	NA	(5.88)
$50-99K Households (%)	NA	29.55	28.51	NA	(2.79)
$100-$199K Households (%)	NA	26.15	27.44	NA	5.73
$200K+ Households (%)	NA	13.35	15.35	NA	15.80
Average Household Income ($)	NA	116,112	124,151	NA	6.92
Median Household Income ($)	NA	80,632	86,325	NA	7.06
Per Capita Income ($)	NA	51,227	54,982	NA	7.33
Total Owner Occupied Housing Units (actual)	11,650	11,637	11,705	(0.11)	0.58
Renter Occupied Housing Units (actual)	4,507	4,711	4,766	4.53	1.17
Vacant Occupied Housing Units (actual)	3,420	3,269	3,288	(4.42)	0.58

Source: Claritas

Demographic data is provided by Claritas based primarily on US Census data. For non-census year data, Claritas uses samples and projections to estimate the demographic data. S&P Global Market Intelligence performs calculations on the underlying data provided by Claritas for some of the data presented on this page.

% Change values are calculated using the underlying actual data.

EXHIBIT III-1

Characteristics of Publicly-Traded Thrifts

Exhibit III-1

General Characteristics of Publicly-Traded Thrifts

As of December 31, 2022 or the Most Recent Date Available

											As of February 24, 2023
Ticker	Financial Institution	Exchange	Region	City	State	Total Assets		Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
						($Mil)					($)	($Mil)
BCOW	1895 Bancorp of Wisconsin, Inc.	NASDAQCM	MW	Greenfield	WI	$529	(1)	6	Dec	1/8/19	$9.82	$64
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$791		3	Dec	4/27/17	$15.79	$104
BSBK	Bogota Financial Corp.	NASDAQCM	MA	Teaneck	NJ	$951		8	Dec	1/15/20	$11.45	$152
BYFC	Broadway Financial Corporation	NASDAQCM	WE	Los Angeles	CA	$1,184		3	Dec	1/8/96	$1.30	$63
CARV	Carver Bancorp, Inc.	NASDAQCM	MA	New York	NY	$712		7	Mar	10/24/94	$4.35	$18
CLST	Catalyst Bancorp, Inc.	NASDAQCM	SW	Opelousas	LA	$263		6	Dec	10/12/21	$12.98	$63
CFSB	CFSB Bancorp, Inc.	NASDAQCM	NE	Quincy	MA	$357		4	Jun	1/12/22	$9.04	$57
CULL	Cullman Bancorp, Inc.	NASDAQCM	SE	Cullman	AL	$406	(1)	4	Dec	10/8/09	$11.73	$87
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$874	(1)	2	Dec	7/27/22	$15.78	$145
FSEA	First Seacoast Bancorp, Inc.	NASDAQCM	NE	Dover	NH	$524	(1)	5	Dec	7/16/19	$10.28	$52
FSBW	FS Bancorp, Inc.	NASDAQCM	WE	Mountlake Terrace	WA	$2,633		29	Dec	7/9/12	$35.80	$273
GBNY	Generations Bancorp NY, Inc.	NASDAQCM	MA	Seneca Falls	NY	$374	(1)	10	Dec	7/10/06	$11.00	$26
GCBC	Greene County Bancorp, Inc.	NASDAQCM	MA	Catskill	NY	$2,616		19	Jun	12/30/98	$55.37	$471
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$577		11	Jun	1/18/05	$18.02	$54
HVBC	HV Bancorp, Inc.	NASDAQCM	MA	Doylestown	PA	$616		9	Dec	1/11/17	$31.78	$71
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$824		8	Jun	7/7/11	$17.50	$56
MSVB	Mid-Southern Bancorp, Inc.	NASDAQCM	MW	Salem	IN	$269		3	Dec	4/8/98	$13.27	$38
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$1,425		12	Dec	7/5/06	$15.66	$231
NSTS	NSTS Bancorp, Inc.	NASDAQCM	MW	Waukegan	IL	$268	(1)	3	Dec	1/18/22	$10.52	$57
OFED	Oconee Federal Financial Corp.	NASDAQCM	SE	Seneca	SC	$565		8	Jun	1/13/11	$23.02	$129
PBBK	PB Bankshares, Inc.	NASDAQCM	MA	Coatesville	PA	$386		4	Dec	7/14/21	$13.80	$35
PBFS	Pioneer Bancorp, Inc.	NASDAQCM	MA	Albany	NY	$1,835		23	Jun	7/17/19	$11.16	$281
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,636		7	Dec	7/15/15	$9.20	$160
RBKB	Rhinebeck Bancorp, Inc.	NASDAQCM	MA	Poughkeepsie	NY	$1,336		18	Dec	1/16/19	$9.40	$103
SBT	Sterling Bancorp, Inc. (Southfield, MI)	NASDAQCM	MW	Southfield	MI	$2,445		28	Dec	11/16/17	$6.16	$313
TCBC	TC Bancshares, Inc.	NASDAQCM	SE	Thomasville	GA	$406	(1)	2	Dec	7/20/21	$16.21	$73
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$376	(1)	6	Dec	7/14/21	$15.61	$48
WMPN	William Penn Bancorporation	NASDAQCM	MA	Bristol	PA	$871		13	Jun	4/15/08	$11.91	$156
FNWB	First Northwest Bancorp	NASDAQGM	WE	Port Angeles	WA	$2,042		14	Dec	1/29/15	$14.35	$131
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$4,194		8	Dec	12/13/88	$282.79	$607
HMNF	HMN Financial, Inc.	NASDAQGM	MW	Rochester	MN	$1,096		14	Dec	6/30/94	$22.00	$95
KFFB	Kentucky First Federal Bancorp	NASDAQGM	MW	Hazard	KY	$335		7	Jun	3/2/05	$6.92	$56
LSBK	Lake Shore Bancorp, Inc.	NASDAQGM	MA	Dunkirk	NY	$700		12	Dec	4/3/06	$11.63	$65
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$822		7	Sep	1/23/06	$12.57	$85
PDLB	Ponce Financial Group, Inc.	NASDAQGM	MA	Bronx	NY	$2,312		14	Dec	9/29/17	$9.28	$215
TSBK	Timberland Bancorp, Inc.	NASDAQGM	WE	Hoquiam	WA	$1,836		23	Sep	1/12/98	$33.94	$279
BLFY	Blue Foundry Bancorp	NASDAQGS	MA	Rutherford	NJ	$2,043		20	Dec	7/15/21	$12.17	$339
CFFN	Capitol Federal Financial, Inc.	NASDAQGS	MW	Topeka	KS	$9,930		50	Sep	3/31/99	$8.36	$1,113
CLBK	Columbia Financial, Inc.	NASDAQGS	MA	Fair Lawn	NJ	$10,408		67	Dec	4/19/18	$21.07	$2,296
ESSA	ESSA Bancorp, Inc.	NASDAQGS	MA	Stroudsburg	PA	$1,927		22	Sep	4/3/07	$19.84	$193
HONE	HarborOne Bancorp, Inc.	NASDAQGS	NE	Brockton	MA	$5,360		34	Dec	6/29/16	$13.62	$626
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$8,289		45	Jun	2/23/05	$10.01	$650
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NASDAQGS	MA	Woodbridge	NJ	$5,601		38	Dec	11/7/07	$14.71	$698
PROV	Provident Financial Holdings, Inc.	NASDAQGS	WE	Riverside	CA	$1,271		14	Jun	6/27/96	$14.11	$100
RVSB	Riverview Bancorp, Inc.	NASDAQGS	WE	Vancouver	WA	$1,599		18	Mar	10/26/93	$7.06	$152
TBNK	Territorial Bancorp Inc.	NASDAQGS	WE	Honolulu	HI	$2,169		30	Dec	7/10/09	$23.29	$205
TFSL	TFS Financial Corporation	NASDAQGS	MW	Cleveland	OH	$16,129		37	Sep	4/20/07	$14.42	$3,999
TCBX	Third Coast Bancshares, Inc.	NASDAQGS	SW	Humble	TX	$3,773		16	Dec	11/8/21	$18.51	$250
TFIN	Triumph Financial, Inc.	NASDAQGS	SW	Dallas	TX	$5,334		64	Dec	11/6/14	$61.36	$1,403
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$6,000		143	Dec	NA	$37.14	$707
WSBF	Waterstone Financial, Inc.	NASDAQGS	MW	Wauwatosa	WI	$2,032		16	Dec	10/4/05	$16.05	$346
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,553		27	Dec	12/27/01	$10.08	$224
WSFS	WSFS Financial Corporation	NASDAQGS	MA	Wilmington	DE	$19,915		98	Dec	11/26/86	$49.96	$3,078
AX	Axos Financial, Inc.	NYSE	WE	Las Vegas	NV	$18,741		1	Jun	3/14/05	$47.61	$2,857
NYCB	New York Community Bancorp, Inc.	NYSE	MA	Hicksville	NY	$90,144		396	Dec	11/23/93	$8.92	$6,076
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$13,783		96	Dec	1/15/03	$23.50	$1,766

Source: S&P Global Market Intelligence.

EXHIBIT III-2

Public Market Pricing of Thrifts Less with Assets Less Than $2.0 Billion

RP® Financial, LC.

Exhibit III-2

Publicly-Traded Thrifts, Assets <$2.0 Billion

BV Financial, Inc.

As of February 24, 2023

				Market		Per Share Data
				Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)
				Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported (5)		Core (5)
				Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB /	P/Core		Share	Yield	Ratio	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
				($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Fully-Converted, Publicly-Traded Institutions
Averages				$13.74	$98.67	$0.93	$14.85	15.35		90.95%	12.44%	94.29%	14.20		$0.27	1.67%	25.27%	$850	14.72%	14.46%	0.64%	0.59%	4.32%	0.62%	4.70%
Medians				$13.00	$84.62	$0.80	$15.74	12.02		89.07%	10.30%	93.54%	11.40		$0.24	1.53%	26.29%	$791	12.28%	12.27%	0.42%	0.68%	3.91%	0.71%	4.56%
All Fully-Converted, Publicly-Traded Institutions
ESSA	ESSA Bancorp, Inc.		PA	$19.80	$192.28	$2.10	$20.78	9.52	x	95.27%	9.98%	101.89%	9.44	x	$0.60	3.03%	21.63%	$1,927	11.22%	10.57%	0.77%	1.09%	9.48%	1.10%	9.56%
TSBK	Timberland Bancorp, Inc.		WA	$34.04	$279.88	$3.10	$27.16	11.09	x	125.34%	15.25%	135.01%	10.99	x	$0.92	2.70%	32.25%	$1,836	12.18%	11.41%	0.25%	1.38%	11.92%	1.39%	12.03%
PVBC	Provident Bancorp, Inc.		MA	$9.28	$161.06	($1.28)	$11.75	NM		79.01%	9.84%	79.01%	NM		$0.16	1.72%	NA	$1,636	12.68%	12.68%	NA	-1.24%	-9.26%	-1.23%	-9.12%
RVSB	Riverview Bancorp, Inc.		WA	$7.10	$152.62	$0.88	$7.07	8.07	x	100.39%	9.55%	122.55%	8.03	x	$0.24	3.38%	26.70%	$1,599	9.51%	7.93%	0.04%	1.13%	12.29%	1.14%	12.35%
NECB	Northeast Community Bancorp, Inc.		NY	$15.66	$231.06	$1.68	$16.33	9.91	x	95.91%	16.21%	95.98%	9.31	x	$0.24	1.53%	26.58%	$1,425	18.39%	18.38%	NA	1.95%	9.60%	2.07%	10.22%
PROV	Provident Financial Holdings, Inc.		CA	$14.06	$99.79	$1.19	$18.12	11.82	x	77.59%	7.85%	77.59%	11.82	x	$0.56	3.98%	47.06%	$1,271	10.17%	10.17%	0.10%	0.71%	6.69%	0.71%	6.69%
BYFC	Broadway Financial Corporation		CA	$1.30	$99.17	NA	$1.76	16.25	x	73.86%	8.37%	94.58%	NA		$0.00	0.00%	NA	$1,184	NA	NA	NA	0.50%	2.55%	NA	NA
HMNF	HMN Financial, Inc.		MN	$22.00	$95.10	NA	$21.72	12.02	x	101.28%	8.68%	102.12%	NA		$0.24	1.09%	13.11%	$1,096	8.88%	8.81%	NA	0.75%	7.03%	NA	NA
ECBK	ECB Bancorp, Inc.	(7)	MA	$15.51	$142.31	NA	$17.55	NA		88.36%	16.29%	88.36%	NA		NA	NA	NA	$874	18.44%	18.44%	NA	NA	1.86%	NA	5.55%
WMPN	William Penn Bancorporation		PA	$11.88	$155.42	$0.32	$12.67	NM		93.75%	17.84%	96.70%	NM		$0.12	1.01%	40.00%	$871	20.58%	20.08%	0.55%	0.46%	2.05%	0.50%	2.21%
IROQ	IF Bancorp, Inc.		IL	$17.50	$55.55	$1.86	$21.30	10.00	x	82.16%	6.74%	82.16%	9.39	x	$0.40	2.29%	22.86%	$824	8.63%	8.63%	0.04%	0.69%	7.51%	0.74%	8.00%
MGYR	Magyar Bancorp, Inc.		NJ	$12.55	$84.62	$1.20	$14.82	10.46	x	84.69%	10.30%	84.69%	10.46	x	$0.12	0.96%	16.67%	$822	12.16%	12.16%	NA	1.01%	8.11%	1.01%	8.11%
AFBI	Affinity Bancshares, Inc.		GA	$15.79	$104.30	$1.16	$17.73	14.90	x	89.07%	13.18%	105.84%	13.63	x	NA	NA	NA	$791	14.80%	12.75%	NA	0.93%	6.05%	1.01%	6.61%
CARV	Carver Bancorp, Inc.		NY	$4.35	$18.39	($0.63)	$4.60	NM		94.60%	2.58%	94.60%	NM		$0.00	0.00%	NA	$712	6.34%	6.34%	2.59%	-0.39%	-5.38%	-0.39%	-5.38%
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	$18.40	$55.13	$1.75	$15.60	10.51	x	117.95%	9.56%	117.95%	10.51	x	$0.48	2.61%	26.29%	$577	8.44%	8.44%	0.05%	0.99%	11.45%	0.99%	11.45%
BCOW	1895 Bancorp of Wisconsin, Inc.	(7)	WI	$9.88	$63.95	NA	$12.20	NA		80.98%	12.08%	80.98%	NA		NA	NA	NA	$529	14.34%	14.34%	NA	-0.08%	-0.52%	0.02%	0.10%
FSEA	First Seacoast Bancorp, Inc.	(7)	NH	$10.21	$51.84	$0.29	$9.42	34.13	x	108.43%	9.90%	108.43%	NM		NA	NA	NA	$524	9.11%	9.11%	NA	0.29%	2.58%	0.28%	2.50%
TCBC	TC Bancshares, Inc.	(7)	GA	$16.30	$72.94	NA	$17.46	NA		93.33%	17.95%	93.33%	NA		$0.10	0.61%	NA	$406	20.84%	20.84%	NA	0.68%	3.13%	0.68%	3.13%
CULL	Cullman Bancorp, Inc.	(7)	AL	$11.73	$86.87	$0.53	$13.30	22.13	x	88.18%	21.39%	88.18%	22.15	x	$0.12	1.02%	22.64%	$406	24.26%	24.26%	0.75%	1.05%	3.91%	1.05%	3.91%
PBBK	PB Bankshares, Inc.		PA	$13.23	$33.45	$0.60	$16.16	16.13	x	81.85%	8.66%	81.85%	22.09	x	NA	NA	NA	$386	11.90%	11.90%	NA	0.57%	4.51%	0.41%	3.29%
TCBS	Texas Community Bancshares, Inc.	(7)	TX	$15.66	$47.90	$0.58	$16.87	29.00	x	92.81%	12.75%	93.54%	26.91	x	$0.08	0.51%	3.70%	$376	14.81%	14.71%	0.43%	0.44%	3.37%	0.48%	3.63%
GBNY	Generations Bancorp NY, Inc.	(7)	NY	$11.00	$26.01	$0.71	$15.89	16.42	x	69.23%	6.96%	72.16%	15.47	x	NA	NA	NA	$374	10.08%	9.71%	1.65%	0.42%	3.74%	0.44%	3.98%
MSVB	Mid-Southern Bancorp, Inc.		IN	$12.82	$36.99	$0.69	$11.55	18.58	x	111.00%	13.74%	111.00%	18.58	x	$0.24	1.87%	28.99%	$269	12.38%	12.38%	NA	0.71%	5.15%	0.71%	5.15%
NSTS	NSTS Bancorp, Inc.	(7)	IL	$10.54	$56.89	NA	$14.66	NA		71.87%	21.22%	71.87%	NA		NA	NA	NA	$268	29.52%	29.52%	0.40%	-0.02%	-0.09%	-0.16%	-0.63%
CLST	Catalyst Bancorp, Inc.		LA	$13.00	$63.27	NA	NA	NM		76.82%	24.03%	76.82%	NA		NA	NA	NA	$263	33.60%	33.60%	NA	0.06%	0.19%	NA	NA

(1)	Closing price at date indicated, market value equal to public (minority shares) times current stock price.
(2)	Core earnings reflect net income less non-recurring items
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(4)	Dividend is as of most recent quarterly dividend. Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7)	Current Quarter is December 31, 2022, footnote reflects data as of September 30, 2022, or most recent date

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

EXHIBIT III-3

Peer Group Market Area Comparative Analysis

Exhibit III-3

Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit
		Population		Pop.	2018-2023	2023-2028	2023	% State	Market
Institution	County	2018	2023	2028 Proj	% Change	% Change	Amount	Average	Share(1)
1895 Bancorp of Wisconsin, Inc.	Milwaukee, WI	949,014	924,278	913,957	-0.5%	-0.2%	34,908	87.8%	0.42%
Affinity Bancshares, Inc.	Newton, GA	109,176	117,157	123,539	1.4%	1.1%	28,561	74.6%	22.17%
HMN Financial, Inc.	Olmsted, MN	155,364	165,766	172,005	1.3%	0.7%	51,249	112.7%	7.18%
Home Federal Bancorp, Inc. of Louisiana	Caddo, LA	246,000	229,764	221,284	-1.4%	-0.7%	32,334	97.3%	6.47%
IF Bancorp, Inc.	Iroquois, IL	27,964	26,394	25,516	-1.1%	-0.7%	33,915	77.9%	19.95%
Magyar Bancorp, Inc.	Middlesex, NJ	841,338	866,428	880,772	0.6%	0.3%	49,878	96.9%	1.11%
Northeast Community Bancorp, Inc.	Westchester, NY	978,809	1,001,569	1,008,982	0.5%	0.1%	66,368	139.3%	0.06%
Provident Financial Holdings, Inc.	Riverside, CA	2,420,240	2,488,669	2,586,031	0.6%	0.8%	35,147	77.5%	1.98%
Riverview Bancorp, Inc.	Clark, WA	478,855	524,176	560,336	1.8%	1.3%	43,600	89.2%	10.43%
William Penn Bancorporation	Bucks, PA	626,428	647,873	653,256	0.7%	0.2%	53,647	130.9%	1.23%
	Averages:	683,319	699,207	714,568	0.4%	0.3%	42,961	98.4%	7.10%
	Medians:	552,642	586,025	606,796	0.6%	0.2%	39,374	93.1%	4.23%
BV Financial, Inc.	Baltimore, MD	835,380	854,123	865,974	0.4%	0.3%	47,123	93.0%	0.61%

(1)	Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2022.

Sources: S&P Global Market Intelligence, FDIC.

EXHIBIT IV-1

Stock Prices:

As of February 24, 2023

RP® Financial, LC.

Exhibit IV-1A

Weekly Bank and Thrift Market Line - Part One

Prices As of February 24, 2023

		Market Capitalization			Price Change Data						Current Per Share Financials
		Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
		Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Thrifts, Fully Converted, Not Under Acquisition (45)
	Average	23.26	37,376	538.8	28.60	19.53	23.26	-1.85	-8.31	2.68	1.65	2.08	20.61	19.51	191.30
	Median	14.06	9,448	161.1	16.13	12.07	14.06	-1.61	-8.71	1.45	1.18	1.15	16.03	15.24	121.04
Thrifts, Fully Converted, Not Under Acquisition (45)
BCOW	1895 Bancorp of Wisconsin, Inc.	9.88	6,475	63.9	11.63	9.71	9.88	-0.82	-12.60	-1.24	NA	NA	12.20	12.20	81.75
AFBI	Affinity Bancshares, Inc.	15.79	6,634	104.3	16.50	13.81	15.79	-2.53	0.64	4.57	1.06	1.16	17.73	14.92	119.27
AX	Axos Financial, Inc.	47.60	59,999	2,856.0	55.00	33.91	47.60	-5.25	-8.71	24.54	4.30	4.91	29.79	27.17	312.35
BLFY	Blue Foundry Bancorp	12.05	27,882	336.0	14.06	11.01	12.05	0.67	-11.79	-6.23	0.09	0.09	14.30	14.28	73.29
BYFC	Broadway Financial Corporation	1.30	76,281	62.6	1.89	0.83	1.30	-1.14	-20.25	28.71	0.08	NA	1.76	1.37	15.53
CFFN	Capitol Federal Financial, Inc.	8.42	132,425	1,120.5	11.30	7.19	8.42	-1.75	-21.67	-2.66	0.58	0.59	7.75	7.66	74.98
CARV	Carver Bancorp, Inc.	4.35	4,226	18.4	12.30	3.62	4.35	-6.25	-40.82	5.84	-0.63	-0.63	4.60	4.60	168.52
CLST	Catalyst Bancorp, Inc.	13.00	4,867	63.3	13.90	12.03	13.00	0.00	-6.34	2.36	0.04	NA	NA	NA	54.11
CULL	Cullman Bancorp, Inc.	11.73	7,406	86.9	13.25	10.40	11.73	0.17	2.27	2.09	0.53	0.53	13.30	13.30	54.83
ECBK	ECB Bancorp, Inc.	15.51	9,175	142.3	16.91	13.82	15.51	0.00	10.08	-3.36	NA	NA	17.55	17.55	95.21
ESSA	ESSA Bancorp, Inc.	19.80	9,721	192.3	21.80	15.63	19.80	-2.37	11.86	-5.13	2.08	2.10	20.78	19.43	198.25
FNWB	First Northwest Bancorp	14.31	9,095	130.2	23.72	14.20	14.31	-5.54	-37.67	-6.84	1.71	1.57	16.65	16.54	224.52
FSEA	First Seacoast Bancorp, Inc.	10.21	NA	51.8	13.40	10.00	10.21	-0.68	-15.93	-10.64	0.30	0.29	9.42	9.42	NA
FSBW	FS Bancorp, Inc.	35.92	7,586	273.6	37.39	26.80	35.92	-2.10	12.85	7.42	3.70	3.81	29.95	29.22	347.08
GBNY	Generations Bancorp NY, Inc.	11.00	2,365	26.0	12.07	10.51	11.00	1.20	-6.62	1.85	0.67	0.71	15.89	15.24	157.98
HONE	HarborOne Bancorp, Inc.	13.57	45,990	624.1	15.57	12.82	13.57	-2.37	-6.54	-2.37	0.97	1.00	12.60	11.13	116.54
HIFS	Hingham Institution for Savings	283.55	2,145	608.9	363.91	242.99	283.55	-2.93	-18.17	2.75	17.04	24.85	179.74	179.74	1954.79
HMNF	HMN Financial, Inc.	22.00	4,323	95.1	25.95	20.95	22.00	0.18	-11.78	3.09	1.83	NA	21.72	21.54	253.58
HFBL	Home Federal Bancorp, Inc. of Louisiana	18.40	2,987	55.1	22.25	16.49	18.40	-7.91	-13.13	7.54	1.75	1.75	15.60	15.60	193.04
IROQ	IF Bancorp, Inc.	17.50	3,169	55.5	25.18	17.00	17.50	-3.21	-28.25	1.45	1.75	1.86	21.30	21.30	259.91
KRNY	Kearny Financial Corp.	9.96	65,059	646.6	13.70	9.00	9.96	-0.70	-22.43	-1.87	0.70	0.87	12.95	NA	127.41
MGYR	Magyar Bancorp, Inc.	12.55	6,899	84.6	13.45	11.32	12.55	-3.24	3.51	-2.11	1.20	1.20	14.82	14.82	119.09
MSVB	Mid-Southern Bancorp, Inc.	12.82	2,705	37.0	15.44	12.35	12.82	-1.95	-14.53	-1.46	0.69	0.69	11.55	11.55	99.54
NYCB	New York Community Bancorp, Inc.	8.93	681,136	6,083.3	11.73	8.17	8.93	-4.90	-20.27	3.84	1.26	1.13	12.21	8.23	132.34
NECB	Northeast Community Bancorp, Inc.	15.66	14,755	231.1	15.99	10.67	15.66	-1.82	28.57	4.96	1.58	1.68	16.33	16.32	96.58
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	14.67	47,771	696.0	16.13	11.87	14.67	-1.01	-3.99	-6.74	1.32	1.32	14.78	13.91	117.25
NSTS	NSTS Bancorp, Inc.	10.54	5,398	56.9	12.58	9.82	10.54	-0.85	-14.38	4.05	NA	NA	14.66	14.66	49.68
PBBK	PB Bankshares, Inc.	13.23	2,528	33.5	14.34	12.07	13.23	0.31	-5.90	-2.58	0.82	0.60	16.16	16.16	152.78
PDLB	Ponce Financial Group, Inc.	9.29	23,131	214.9	10.70	9.04	9.29	0.65	-11.27	-0.32	-1.32	NA	10.77	10.77	99.95
PVBC	Provident Bancorp, Inc.	9.28	17,356	161.1	16.80	6.10	9.28	-5.40	-41.82	27.47	-1.30	-1.28	11.75	11.75	94.28
PROV	Provident Financial Holdings, Inc.	14.06	7,203	99.8	16.75	13.29	14.06	-1.61	-13.58	2.11	1.19	1.19	18.12	18.12	176.47
PFS	Provident Financial Services, Inc.	23.36	74,377	1,756.0	25.61	19.18	23.36	-2.42	1.04	9.36	2.35	2.39	21.25	15.12	185.32
RVSB	Riverview Bancorp, Inc.	7.10	21,507	152.6	8.00	6.08	7.10	-0.70	-4.18	-7.55	0.88	0.88	7.07	5.79	74.34
SBT	Sterling Bancorp, Inc. (Southfield, MI)	6.11	50,800	310.4	7.26	5.61	6.11	-2.08	-0.33	0.33	0.08	0.09	6.51	6.51	48.12
TCBC	TC Bancshares, Inc.	16.30	4,475	72.9	17.28	12.00	16.30	-0.73	18.80	9.40	NA	NA	17.46	17.46	90.79
TBNK	Territorial Bancorp Inc.	23.29	8,808	205.1	25.60	17.93	23.29	-1.42	-7.56	-3.02	1.80	1.71	28.28	28.28	246.23
TCBS	Texas Community Bancshares, Inc.	15.66	3,059	47.9	19.61	14.96	15.66	-0.47	-12.90	2.02	0.54	0.58	16.87	16.74	122.82
TCBX	Third Coast Bancshares, Inc.	18.63	13,532	252.1	26.75	16.35	18.63	-2.92	-17.35	1.09	1.25	NA	23.32	21.90	278.84
TSBK	Timberland Bancorp, Inc.	34.04	8,240	279.9	35.62	24.05	34.04	-2.32	23.33	-0.26	3.07	3.10	27.16	25.21	222.76
TFIN	Triumph Financial, Inc.	61.04	24,478	1,395.4	100.98	45.08	61.04	-3.28	-34.92	24.90	3.96	3.39	35.09	24.04	217.90
TRST	TrustCo Bank Corp NY	36.87	19,052	701.4	39.36	29.50	36.87	-0.46	11.36	-1.92	3.93	3.92	31.54	31.51	314.93
WSBF	Waterstone Financial, Inc.	16.12	22,304	348.0	20.21	15.14	16.12	0.62	-15.95	-6.50	0.89	0.88	16.71	16.68	91.09
WNEB	Western New England Bancorp, Inc.	9.94	22,176	220.8	10.25	7.13	9.94	-0.90	8.75	5.07	1.18	1.10	10.27	9.61	115.13
WMPN	William Penn Bancorporation	11.88	13,465	155.4	12.87	11.20	11.88	0.00	-4.42	-1.98	0.30	0.32	12.67	12.29	64.68
WSFS	WSFS Financial Corporation	49.30	61,587	3,037.5	52.11	37.03	49.30	-3.05	-0.92	8.73	3.49	4.45	35.79	19.36	323.36
Partial Stock Mutual Holding Companies(8)
BSBK	Bogota Financial Corp.	11.48	13,616	152.3	11.75	10.20	11.48	1.86	11.46	2.68	0.51	0.51	10.19	10.18	69.85
CFSB	CFSB Bancorp, Inc.	9.04	6,266	56.7	10.75	7.27	9.04	2.14	-15.05	11.73	NA	NA	11.54	11.54	56.95
GCBC	Greene County Bancorp, Inc.	55.45	8,513	472.1	89.79	38.69	55.45	4.15	40.74	-3.43	1.78	1.84	9.88	9.88	307.32
OFED	Oconee Federal Financial Corp.	23.02	5,609	129.1	27.00	20.24	23.02	0.00	-2.04	-7.92	0.80	0.82	12.77	12.30	100.76
PBFS	Pioneer Bancorp, Inc.	11.21	25,150	282.0	11.97	9.13	11.21	-5.00	6.26	-1.67	0.57	0.59	9.61	9.19	72.94
RBKB	Rhinebeck Bancorp, Inc.	9.40	10,930	102.7	11.20	8.46	9.40	-2.08	-10.90	3.18	0.64	0.66	9.58	9.35	122.23
KFFB	Kentucky First Federal Bancorp	6.92	8,145	56.4	8.69	6.60	6.92	-2.84	-10.74	3.87	0.15	0.15	6.34	6.23	41.18
LSBK	Lake Shore Bancorp, Inc.	11.82	5,596	66.2	15.15	11.22	11.82	-1.66	-20.14	-2.07	0.97	NA	14.23	14.23	125.07
CLBK	Columbia Financial, Inc.	21.00	109,575	2,288.4	22.86	18.77	21.00	1.40	-0.80	-2.87	0.81	0.86	9.67	8.53	94.99
TFSL	TFS Financial Corporation	14.46	280,494	4,009.7	17.39	12.45	14.46	0.14	-13.72	0.35	0.29	0.29	6.60	6.56	57.50
Merger Target
HVBC	HV Bancorp, Inc.	31.72	2,239	71.1	34.00	18.52	31.72	-1.33	49.60	11.53	1.06	NA	18.77	18.77	275.03

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Market Intelligence, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

RP® Financial, LC.

Exhibit IV-1B

Weekly Bank and Thrift Market Line - Part Two

Prices As of February 24, 2023

		Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
		Equity/	Tg. Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/Core	Div/	Dividend	Payout
		Assets	Assets	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Earnings	Share	Yield	Ratio (7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Thrifts, Fully Converted, Not Under Acquisition (45)
	Average	13.55	13.03	0.69	5.72	0.79	6.56	0.55	215.23	13.85	98.25	12.45	107.99	12.87	0.49	2.34	35.11
	Median	11.71	11.41	0.73	6.27	0.91	6.80	0.38	165.51	12.48	93.75	11.61	96.64	11.11	0.31	2.17	26.70
Thrifts, Fully Converted, Not Under Acquisition (45)
BCOW	1895 Bancorp of Wisconsin, Inc.	14.34	14.34	-0.08	-0.52	0.02	0.10	NA	272.96	NA	80.98	11.61	80.98	NA	NA	NA	NA
AFBI	Affinity Bancshares, Inc.	14.80	12.75	0.93	6.05	1.01	6.61	NA	NA	14.90	89.07	13.18	105.84	13.63	NA	NA	NM
AX	Axos Financial, Inc.	9.54	8.77	1.52	15.69	1.70	17.50	0.54	165.51	11.07	159.77	15.24	175.22	9.70	NA	NA	NM
BLFY	Blue Foundry Bancorp	19.27	19.24	0.12	0.58	0.12	0.58	NA	NA	NM	84.24	16.23	84.41	NM	NA	NA	NM
BYFC	Broadway Financial Corporation	NA	NA	0.50	2.55	NA	NA	NA	NA	16.25	73.86	NA	94.58	NA	0.00	0.00	NM
CFFN	Capitol Federal Financial, Inc.	10.62	10.52	0.67	6.83	0.68	6.92	NA	NA	14.52	108.67	11.54	109.88	14.33	0.34	4.04	126.72
CARV	Carver Bancorp, Inc.	6.34	6.34	-0.39	-5.38	-0.39	-5.38	2.59	28.03	NM	94.60	2.72	94.60	NM	0.00	0.00	NM
CLST	Catalyst Bancorp, Inc.	33.60	33.60	0.06	0.19	NA	NA	NA	NA	NM	76.82	NA	76.82	NA	NA	NA	NM
CULL	Cullman Bancorp, Inc.	24.26	24.26	1.05	3.91	1.05	3.91	0.75	91.29	22.13	88.18	21.39	88.18	22.15	0.12	1.02	22.64
ECBK	ECB Bancorp, Inc.	18.44	18.44	NA	1.86	NA	5.55	NA	863.66	NA	88.36	16.29	88.36	NA	NA	NA	NA
ESSA	ESSA Bancorp, Inc.	11.22	10.57	1.09	9.48	1.10	9.56	0.77	126.43	9.52	95.27	10.69	101.89	9.44	0.60	3.03	21.63
FNWB	First Northwest Bancorp	7.75	7.70	0.68	7.84	0.73	8.45	NA	NA	8.37	85.94	6.79	86.52	9.11	0.28	1.96	16.37
FSEA	First Seacoast Bancorp, Inc.	9.11	9.11	0.29	2.58	0.28	2.50	NA	NA	34.13	108.43	9.88	108.43	NM	NA	NA	NM
FSBW	FS Bancorp, Inc.	8.80	8.60	1.22	11.66	1.25	12.01	NA	NA	9.71	119.93	10.55	122.95	9.43	1.00	2.78	25.68
GBNY	Generations Bancorp NY, Inc.	10.08	9.71	0.42	3.74	0.44	3.98	1.65	38.16	16.42	69.23	6.98	72.16	15.47	NA	NA	NM
HONE	HarborOne Bancorp, Inc.	11.51	10.31	0.95	7.14	0.99	7.37	NA	NA	13.99	107.69	12.40	121.93	13.56	0.28	2.06	28.87
HIFS	Hingham Institution for Savings	9.20	9.20	0.98	10.01	1.43	14.60	NA	NA	16.64	157.76	14.52	157.76	11.41	2.52	0.89	17.78
HMNF	HMN Financial, Inc.	8.88	8.81	0.75	7.03	NA	NA	NA	NA	12.02	101.28	8.99	102.12	NA	0.24	1.09	13.11
HFBL	Home Federal Bancorp, Inc. of Louisiana	8.44	8.44	0.99	11.45	0.99	11.45	0.05	NM	10.51	117.95	9.96	117.95	10.51	0.48	2.61	26.29
IROQ	IF Bancorp, Inc.	8.63	8.63	0.69	7.51	0.74	8.00	0.04	NM	10.00	82.16	7.09	82.16	9.39	0.40	2.29	22.86
KRNY	Kearny Financial Corp.	10.53	NA	0.62	5.19	0.77	6.42	0.88	81.90	14.23	76.91	8.10	102.36	11.41	0.44	4.42	62.86
MGYR	Magyar Bancorp, Inc.	12.16	12.16	1.01	8.11	1.01	8.11	NA	NA	10.46	84.69	10.30	84.69	10.46	0.12	0.96	16.67
MSVB	Mid-Southern Bancorp, Inc.	12.38	12.38	0.71	5.15	0.71	5.15	NA	118.16	18.58	111.00	13.74	111.00	18.58	0.24	1.87	28.99
NYCB	New York Community Bancorp, Inc.	9.79	6.99	1.01	9.18	0.91	8.30	NA	NA	7.09	73.11	6.79	108.47	7.88	0.68	7.61	40.48
NECB	Northeast Community Bancorp, Inc.	18.39	18.38	1.95	9.60	2.07	10.22	NA	NA	9.91	95.91	17.64	95.98	9.31	0.24	1.53	26.58
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	12.52	11.87	1.09	8.57	1.09	8.56	0.24	314.19	11.11	99.23	12.43	105.43	11.13	0.52	3.54	39.39
NSTS	NSTS Bancorp, Inc.	29.52	29.52	-0.02	-0.09	-0.16	-0.63	0.40	64.08	NA	71.87	21.22	71.87	NA	NA	NA	NA
PBBK	PB Bankshares, Inc.	11.90	11.90	0.57	4.51	0.41	3.29	NA	NA	16.13	81.85	9.74	81.85	22.09	NA	NA	NM
PDLB	Ponce Financial Group, Inc.	21.31	21.31	-1.55	-7.47	NA	NA	NA	192.69	NM	86.27	11.07	86.27	NA	NA	NA	NM
PVBC	Provident Bancorp, Inc.	12.68	12.68	-1.24	-9.26	-1.23	-9.12	NA	NA	NM	79.01	10.02	79.01	NM	0.16	0.00	NM
PROV	Provident Financial Holdings, Inc.	10.17	10.17	0.71	6.69	0.71	6.69	0.10	480.23	11.82	77.59	7.89	77.59	11.82	0.56	3.98	47.06
PFS	Provident Financial Services, Inc.	11.59	8.53	1.29	10.86	1.31	11.05	NA	NA	9.94	109.90	12.74	154.46	9.77	0.96	4.11	40.85
RVSB	Riverview Bancorp, Inc.	9.51	7.93	1.13	12.29	1.14	12.35	0.04	NM	8.07	100.39	9.55	122.55	8.03	0.24	3.38	26.70
SBT	Sterling Bancorp, Inc. (Southfield, MI)	13.53	13.53	0.15	1.19	0.17	1.32	NA	121.99	NM	93.80	12.70	93.80	NM	0.00	0.00	NM
TCBC	TC Bancshares, Inc.	20.84	20.84	0.68	3.13	0.68	3.13	NA	NA	NA	93.33	19.45	93.33	NA	0.10	0.61	NA
TBNK	Territorial Bancorp Inc.	11.83	11.83	0.75	6.27	0.71	5.95	NA	NA	12.94	82.33	9.74	82.33	13.62	0.92	3.95	56.67
TCBS	Texas Community Bancshares, Inc.	14.81	14.71	0.44	3.37	0.48	3.63	0.43	103.25	29.00	92.81	13.74	93.54	26.91	0.08	0.51	3.70
TCBX	Third Coast Bancshares, Inc.	10.12	9.66	0.58	5.76	NA	NA	0.31	258.46	14.90	79.89	6.80	85.06	NA	NA	NA	NM
TSBK	Timberland Bancorp, Inc.	12.18	11.41	1.38	11.92	1.39	12.03	0.25	316.34	11.09	125.34	15.26	135.01	10.99	0.92	2.70	32.25
TFIN	Triumph Financial, Inc.	16.67	12.30	1.79	11.46	1.54	9.86	0.38	227.71	15.41	173.97	27.76	253.93	18.00	NA	NA	NM
TRST	TrustCo Bank Corp NY	10.00	9.99	1.22	12.60	1.22	12.56	NA	NA	9.38	116.91	11.69	117.02	9.41	1.44	3.91	36.13
WSBF	Waterstone Financial, Inc.	18.24	18.21	0.96	4.88	0.95	4.81	NA	NA	18.11	96.48	17.59	96.64	18.37	0.80	4.96	89.89
WNEB	Western New England Bancorp, Inc.	8.94	8.41	1.02	11.85	0.95	11.08	0.34	228.80	8.42	96.80	8.65	103.45	9.01	0.28	2.82	21.19
WMPN	William Penn Bancorporation	20.58	20.08	0.46	2.05	0.50	2.21	0.55	69.01	NM	93.75	19.29	96.70	NM	0.12	1.01	40.00
WSFS	WSFS Financial Corporation	11.06	6.29	1.09	9.28	1.39	11.83	0.22	357.02	14.13	137.75	15.25	254.63	11.08	0.60	1.22	16.62
Partial Stock Mutual Holding Companies(8)
BSBK	Bogota Financial Corp.	14.68	14.66	0.77	4.76	0.78	4.80	NA	NA	22.51	112.61	16.53	112.82	22.33	NA	NA	NM
CFSB	CFSB Bancorp, Inc.	21.10	21.10	0.19	0.95	0.19	0.94	NA	NA	NA	78.31	16.52	78.31	NA	NA	NA	NA
GCBC	Greene County Bancorp, Inc.	6.43	6.43	1.20	18.90	1.25	19.62	0.30	279.42	31.24	561.30	36.09	561.30	30.08	0.28	0.50	15.49
OFED	Oconee Federal Financial Corp.	12.68	12.27	0.83	5.84	0.85	6.02	0.19	150.21	28.78	180.23	22.85	187.13	27.92	0.40	1.74	50.00
PBFS	Pioneer Bancorp, Inc.	13.61	13.09	0.72	5.79	0.75	6.00	0.45	268.15	19.67	116.61	15.87	122.03	18.99	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc.	8.09	7.92	0.54	6.44	0.56	6.66	NA	NA	14.69	98.10	7.94	100.49	14.19	NA	NA	NM
KFFB	Kentucky First Federal Bancorp	15.40	15.16	0.39	2.47	0.39	2.47	1.61	30.69	NM	109.04	16.79	111.08	NM	0.40	5.78	266.67
LSBK	Lake Shore Bancorp, Inc.	11.60	11.60	0.82	6.90	NA	NA	NA	NA	12.19	83.07	9.63	83.07	NA	0.72	6.09	53.61
CLBK	Columbia Financial, Inc.	10.12	9.04	0.88	8.09	0.94	8.62	NA	NA	25.93	217.20	21.99	246.23	24.32	NA	NA	NM
TFSL	TFS Financial Corporation	11.47	11.41	0.53	4.40	0.53	4.40	0.73	63.66	NM	219.19	25.14	220.35	NM	1.13	7.81	487.07
Current Merger Target (9)
HVBC	HV Bancorp, Inc.	6.84	6.84	0.39	5.42	NA	NA	NA	NA	29.92	168.98	11.55	168.98	NA	NA	NA	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.
(9)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Market Intelligence, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2022 by RP® Financial, LC.

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

				NASDAQ	S&P U.S. BMI Banks	KBW NASDAQ Regional Bank
Year/Qtr. Ended		DJIA	S&P 500	Composite	Index	Index
2014:	Quarter 1	16457.7	1872.3	4199.0	101.0	79.8
	Quarter 2	16826.6	1960.2	4408.2	99.0	77.4
	Quarter 3	17042.9	1972.3	4493.4	100.1	72.6
	Quarter 4	17823.1	2058.9	4736.1	105.5	79.2
2015:	Quarter 1	17776.1	2067.9	4900.9	102.0	79.9
	Quarter 2	17619.5	2063.1	4986.9	109.1	87.5
	Quarter 3	16284.7	1920.0	4620.2	100.1	81.2
	Quarter 4	17425.0	2043.9	5007.4	105.4	82.0
2016:	Quarter 1	17685.1	2059.7	4869.9	92.8	77.6
	Quarter 2	17930.0	2098.9	4842.7	93.9	80.0
	Quarter 3	18308.2	2168.3	5312.0	100.7	86.5
	Quarter 4	19762.6	2238.8	5383.1	130.4	111.2
2017:	Quarter 1	20663.2	2362.7	5911.7	131.2	106.7
	Quarter 2	21349.6	2423.4	6140.4	134.9	106.6
	Quarter 3	22405.1	2519.4	6496.0	140.4	109.0
	Quarter 4	24719.2	2673.6	6903.4	151.0	110.9
2018:	Quarter 1	24103.1	2640.9	7063.5	148.9	111.9
	Quarter 2	24271.4	2718.4	7510.3	146.2	113.9
	Quarter 3	26458.3	2914.0	8046.4	149.1	110.7
	Quarter 4	23327.5	2506.9	6635.3	123.4	89.4
2019:	Quarter 1	25928.7	2834.4	7729.3	133.9	97.1
	Quarter 2	26600.0	2941.8	8006.2	142.2	100.2
	Quarter 3	26916.8	2976.7	7999.3	145.3	98.8
	Quarter 4	28538.4	3230.8	8972.6	164.6	107.6
2020:	Quarter 1	21917.2	2584.6	7700.1	97.1	63.6
	Quarter 2	25812.9	3100.3	10058.8	106.3	72.2
	Quarter 3	27781.7	3363.0	11167.5	103.1	64.1
	Quarter 4	30606.5	3756.1	12888.3	138.9	94.6
2021:	Quarter 1	32981.6	3972.9	13246.9	171.3	121.9
	Quarter 2	34502.5	4297.5	14504.0	176.0	119.4
	Quarter 3	33843.9	4307.5	14448.6	182.7	122.5
	Quarter 4	36338.3	4766.2	15645.0	184.0	126.0
2022:	Quarter 1	34678.4	4530.4	14220.5	171.0	122.5
	Quarter 2	30775.4	3785.4	11028.7	141.2	107.1
	Quarter 3	28725.5	3585.6	10575.6	136.7	110.5
	Quarter 4	33147.3	3839.5	10466.5	148.4	114.1
	As of Feb. 24, 2023	32816.9	3970.0	11394.9	157.1	118.0

(1)	End of period data.

Sources: S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

Stock Price Indices as of February 24, 2023

Index Summary (Current Data)

Industry - Bank

Geography United States and Canada

Index Name	Current Value	As Of	Day’s Change	Day’s Change (%)
Banking Indexes
S&P U.S. BMI Banks	157.10	2/24/2023	0.45	0.29
KBW Nasdaq Bank Index	109.69	1:10 PM	0.62	0.57
KBW Nasdaq Regional Bank Index	118.24	1:10 PM	0.26	0.22
S&P 500 Bank	352.61	1:14 PM	2.85	0.82
NASDAQ Bank	4,207.49	1:10 PM	9.73	0.23
S&P 500 Commercial Banks	503.76	1:14 PM	4.07	0.82
S&P 500 Diversified Banks	608.79	1:14 PM	5.88	0.98
S&P 500 Regional Banks	120.22	1:14 PM	0.39	0.33
Market Cap Indexes
Dow Jones U.S. MicroCap Banks	29,802.07	2/24/2023	(247.18)	(0.82)
S&P U.S. SmallCap Banks	239.52	2/24/2023	(0.10)	(0.04)
S&P U.S. MidCap Banks	711.70	2/24/2023	0.52	0.07
S&P U.S. LargeCap Banks	393.47	2/24/2023	1.74	0.44
S&P United States Between USD1 Billion and USD5 Billion Banks	715.10	2/24/2023	(0.90)	(0.13)
S&P United States Over USD5 Billion Banks	448.73	2/24/2023	1.69	0.38
S&P United States Between USD250 Million and USD1 Billion Banks	1,512.53	2/24/2023	(11.85)	(0.78)
S&P United States Under USD250 Million Banks	1,361.07	2/24/2023	(9.45)	(0.69)
Geographic Indexes
S&P U.S. BMI Banks - Mid-Atlantic Region	628.64	2/24/2023	3.15	0.50
S&P U.S. BMI Banks - Midwest Region	666.11	2/24/2023	1.56	0.24
S&P U.S. BMI Banks - New England Region	572.61	2/24/2023	(1.55)	(0.27)
S&P U.S. BMI Banks - Southeast Region	440.95	2/24/2023	0.23	0.05
S&P U.S. BMI Banks - Southwest Region	1,310.92	2/24/2023	6.63	0.51
S&P U.S. BMI Banks - Western Region	1,323.87	2/24/2023	2.73	0.21
Broad Market Indexes
DJIA	32,981.07	1:14 PM	164.15	0.50
S&P 500	3,996.18	1:14 PM	26.14	0.66
S&P 400 Mid Cap	2,614.71	1:14 PM	14.03	0.54
S&P 600 Small Cap	1,254.22	1:14 PM	6.50	0.52
S&P 500 Financials	593.78	1:14 PM	1.40	0.24
MSCI US IMI Financials	2,111.58	2/24/2023	(0.59)	(0.03)
NASDAQ	11,503.27	1:10 PM	108.33	0.95
NASDAQ Finl	5,098.85	1:10 PM	4.56	0.09
NYSE	15,534.37	1:10 PM	69.91	0.45
Russell 1000	2,200.25	1:10 PM	12.88	0.59
Russell 2000	1,901.73	1:10 PM	11.24	0.59
Russell 3000	2,321.12	1:10 PM	13.59	0.59
S&P TSX Composite	20,291.64	1:10 PM	72.45	0.36
MSCI AC World (USD)	628.00	2/24/2023	(7.43)	(1.17)
MSCI World	2,706.91	2/24/2023	(30.51)	(1.11)
Bermuda Royal Gazette/BSX	2,533.66	2/24/2023	0.00	0.00

Intraday data is available for certain exchanges. In all cases, the data is at least 15 minutes delayed.

*	- Intraday data is not currently available. Data is as of the previous close.
**	- Non-publicly traded institutions and institutions outside of your current subscription are not included in custom indexes. Data is as of the previous close.

Source: MSCI. MSCI makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other indices or any securities or financial products.

For graphs, component companies, and historical values, click an index name.

Historical Equity Pricing Data supplied by Interactive Data Pricing and Reference Data LLC

EXHIBIT IV-4

Maryland Bank and Thrift Acquisitions 2018 - Present

Exhibit IV-4

State of Maryland Bank and Thrift Acquisitions 2018-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
						Total					NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Name		Target Name	St.	($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)
02/22/2023	Pending	LINKBANCORP Inc.	PA	Partners Bancorp	MD	1,650,710	8.10	7.47	0.65	7.88	0.40	207.17	161.3	8.970	121.11	132.30	14.66	9.77	NA
12/14/2022	Pending	Shore Bancshares Inc.	MD	The Community Financial Corporation	MD	2,359,621	7.59	7.14	1.19	13.86	0.28	327.64	254.6	44.711	140.86	150.58	9.26	10.79	4.46
12/12/2022	Pending	Summit Financial Group Inc.	WV	PSB Holding Corp.	MD	593,691	6.37	6.37	0.73	9.28	NA	NA	51.4	33.510	135.01	135.01	12.10	8.66	2.89
01/28/2022	7/7/2022	Rosedale FS&LA	MD	CBM Bancorp, Inc.	MD	249,469	19.96	19.96	0.48	2.36	0.14	450.28	63.2	17.750	125.52	125.52	50.71	25.35	9.08
08/05/2021	1/1/2022	BV Financial Inc.	MD	North Arundel Savings Bank	MD	47,471	12.24	12.24	0.13	0.99	0.44	106.25	NA	NA	NA	NA	NA	NA	NA
07/13/2021	1/22/2022	F.N.B. Corp.	PA	Howard Bancorp, Inc.	MD	2,599,541	11.67	10.42	0.89	7.70	0.65	112.76	421.7	21.960	136.10	154.45	18.00	16.22	9.03
03/03/2021	10/31/2021	Shore Bancshares Inc.	MD	Severn Bancorp, Inc.	MD	952,553	11.51	11.41	0.77	6.24	1.26	79.04	146.2	11.298	132.33	133.68	21.73	15.35	NA
06/18/2020	10/31/2020	BV Financial Inc. (MHC)	MD	Delmarva Bancshares, Inc.	MD	378,333	13.27	12.81	0.83	6.43	NA	NA	53.9	8.900	87.03	91.44	17.12	14.25	5.39
03/06/2020	10/1/2020	Farmers & Merchants Bcshs Inc.	MD	Carroll Bancorp, Inc.	MD	183,957	9.89	9.89	0.18	1.96	1.89	64.26	25.0	21.630	137.35	137.35	69.77	13.59	6.62
09/24/2019	4/1/2020	Sandy Spring Bancorp Inc.	MD	Revere Bank	MD	2,626,721	10.90	9.87	1.22	11.54	0.18	684.17	460.7	37.097	155.14	173.36	14.78	17.54	12.85
09/05/2019	2/28/2020	BV Financial Inc. (MHC)	MD	MB Bancorp, Inc.	MD	147,096	22.84	22.84	1.38	6.31	NA	NA	31.9	15.850	92.49	92.49	14.03	21.69	-2.82
07/23/2019	11/22/2019	WesBanco Inc.	WV	Old Line Bancshares, Inc.	MD	3,075,613	12.66	9.46	1.20	9.44	0.27	107.95	496.7	29.219	127.58	177.02	13.98	16.15	12.45
07/02/2019	1/11/2020	ACNB Corp.	PA	Frederick County Bancorp, Inc.	MD	442,421	8.18	8.18	0.65	7.87	0.46	203.20	61.3	38.204	162.69	162.69	21.83	13.86	7.97
10/23/2018	5/1/2019	Orrstown Financial Services	PA	Hamilton Bancorp, Inc.	MD	525,275	10.46	8.87	-1.07	-9.38	2.14	26.28	58.4	16.849	104.82	125.76	NA	11.11	NA
08/29/2018	2/28/2019	BV Financial Inc. (MHC)	MD	Kopernik Bank	MD	157,729	24.10	23.96	2.63	12.83	2.87	2.91	NA	NA	NA	NA	NA	NA	NA
05/03/2018	10/12/2018	FVCBankcorp Inc.	VA	Colombo Bank	MD	194,655	10.98	10.98	0.62	5.94	1.38	94.27	31.5	0.091	147.33	147.33	25.41	16.16	11.09
09/27/2017	4/13/2018	Old Line Bancshares Inc	MD	Bay Bancorp, Inc.	MD	645,940	10.72	10.36	0.57	5.34	2.17	28.01	127.6	11.800	182.45	189.56	38.06	19.76	12.59
08/15/2017	3/1/2018	Howard Bancorp Inc.	MD	1st Mariner Bank	MD	975,212	10.20	8.77	-0.25	-2.39	2.07	24.36	163.3	28.011	164.20	193.91	NA	16.75	14.29
07/31/2017	1/1/2018	Community Finl Corp.	MD	County First Bank	MD	236,196	10.95	NA	0.57	5.18	2.97	37.38	36.4	37.852	140.93	140.87	28.25	15.43	NA
				Average:		949,590	12.24	11.72	0.70	5.76	1.22	159.75			134.88	144.90	24.65	15.44	8.15
				Median:		525,275	10.95	10.13	0.65	6.31	0.95	100.26			136.10	140.87	18.00	15.43	9.03

Source: S&P Global Market Intelligence.

EXHIBIT IV-5

BV Financial, Inc.

Director and Senior Management Summary Resumes

Exhibit IV-5

BV Financial, Inc.

Director and Senior Management Summary Resumes

Directors with terms ending in 2023:

Gary T. Amereihn. Age 68. Director since 2019. Mr. Amereihn retired from Kopernik Bank in 2019 as part of BayVanguard Bank’s acquisition of Kopernik Bank, having served as Kopernik’s Bank’s Chairman, Chief Executive Officer and Chief Financial Officer from 1992 to 2019. Mr. Amereihn serves as the Chairman of the Board of BV Financial and BayVanguard Bank. Mr. Amereihn’s past service as a chairman, chief executive officer and chief financial officer of a financial institution and his participation in the communities we serve brings an extensive knowledge of the financial, economic and regulatory challenges we face as well as knowledge of the local economy and business opportunities for BayVanguard Bank.

Brian K. McHale. Age 68. Director since 1987. Mr. McHale has been a Steamship Clerk with International Longshoremen’s Association Local 953 located in Baltimore, Maryland since 1972 and until 2014 was a state delegate to the Maryland General Assembly. Mr. McHale’s long-standing involvement in our local community brings knowledge of the local economy and business opportunities to BayVanguard Bank. His leadership skills and knowledge of the financial, economic and regulatory changes we face make him well suited to serve on the Board.

Directors with terms ending in 2024:

Joseph S. Galli. Age 59. Director since 2015. For over 30 years, Mr. Galli has been an Executive Vice President of The Bernstein Companies, which is an owner, developer, investor and manager of commercial, residential, industrial and hotel properties in the Mid-Atlantic region of the United States. Within The Bernstein Companies, Mr. Galli is a managing director of Consortium Capital, which is a series of real estate equity funds that invest in commercial real estate throughout the Mid-Atlantic. Mr. Galli is also the Chairman of the Government Relations Committee for the Washington, D.C. chapter of Autism Speaks. Mr. Galli experience and long-standing involvement in our local community provides the Board with business management skills and knowledge regarding real estate and business matters in our market area.

Kim C. Liddell. Age 62. Director since 2020. Mr. Liddell served as the President and Chief Executive Officer of Delmarva Bancshares, Inc. and 1880 Bank from 2010 until its acquisition by BV Financial in 2020. Mr. Liddell also currently serves as a director of the Federal Home Loan Bank of Atlanta. Mr. Liddell’s past service as chief executive officer of a financial institution and his participation in the communities we serve brings an extensive knowledge of the financial, economic and regulatory challenges we face as well as knowledge of the local economy and business opportunities for BayVanguard Bank.

Timothy L. Prindle. Age 37. Director since 2019. Mr. Prindle was elected as the Co-President and Chief Executive Officer and a member of the Board of Directors of Bay-Vanguard M.H.C., BV Financial and BayVanguard Bank in January 2019. Previously he served as Chief Executive Officer and President of Kopernik Bank since 2012 before it was acquired by BayVanguard in 2019. Mr. Prindle began his career as a Bank Examiner at the Office of Thrift Supervision. In addition to his wide range of management experience and leadership skills, Mr. Prindle’s strong regulatory background and his knowledge and understanding of the financial, economic and regulatory environments make him a valuable asset to the Board.

Machteld V. Thomas. Age 68. Director since 2022. Mrs. Thomas served as the President and Chief Executive Officer of North Arundel Savings Bank for 14 years before its acquisition by BV Financial in 2021 and is now retired. Mrs. Thomas serves on the board of directors of Bello Machre, a nonprofit that offers loving care and support for children and adults with developmental disabilities. Ms. Thomas’ past service as a chief executive officer of a financial institution and her participation in the communities we serve brings an extensive knowledge of the financial, economic and regulatory challenges we face as well as knowledge of the local economy and business opportunities for BayVanguard Bank.

Exhibit IV-5 (continued)

BV Financial, Inc.

Director and Senior Management Summary Resumes

Directors with terms ending in 2025:

William Streett Baldwin. Age 60. Director since 2012. For over 20 years, Mr. Baldwin has been a director of Ellin & Tucker, Chartered, a business consulting and certified public accounting firm located in Baltimore, Maryland. Mr. Baldwin is a certified public accountant and is a member of the American Institution of Certified Public Accountants and the Maryland Association of Certified Public Accountants. Through his experience as a certified public accountant and his strong risk assessment, financial reporting and internal control expertise, as well as extensive knowledge of accounting and regulatory issues, Mr. Baldwin provides an understanding of public accounting and financial matters to the Board.

William B. Crompton, III. Age 69. Director since 2019. Previously he served as a Director of Kopernik Bank since 2017 prior to its acquisition by BV Financial in 2019. Mr. Crompton retired from the Office of the Comptroller of the Currency in 2015. Mr. Crompton had held managerial positions in the Office of the Comptroller of the Currency, Office of Thrift Supervision and Federal Home Loan Bank System for over 30 years. With his background of directly working in and managing the examination and supervision of financial institutions at several bank regulatory agencies, Mr. Crompton provides the Board with extensive knowledge regarding regulatory matters and the financial and economic challenges confronting banks.

David M. Flair. Age 59. Director since 2012. Mr. Flair became the Chief Executive Officer of BV Financial and BayVanguard in October 2013 and was also named President of BV Financial and BayVanguard in November 2014. Mr. Flair was hired as the Chief Financial Officer of BV Financial and BayVanguard in February 2012 and served in that role until May 2014. Mr. Flair served as the Chief Financial Officer of Advance Bank in Baltimore, Maryland, beginning in December 2006 and was also appointed as a director and named the Acting Chief Executive Officer of Advance Bank before his departure in February 2012. Mr. Flair is a certified public accountant and was a partner with Anderson Associates LLP and Beard Miller Company LLP for almost twenty years before joining Advance Bank. In addition to his wide range of management experience and leadership skills, Mr. Flair’s strong financial background and his knowledge and understanding of the financial, economic and regulatory environments make him a valuable asset to the Board.

Joshua W. Posnick. Age 37. Director since 2019. For 3 years, Mr. Posnick has been Managing Director for Mill Creek Residential, a real estate development and management company, located in Washington, D.C. Mr. Posnick provides the Board with business management skills and knowledge regarding real estate and business matters in our market area.

Director Nominee (Not Currently a Director) for term ending in 2026:

P. David Bramble. Age 45. Mr. Bramble has been working in real estate investment for over 20 years. [Need to mention current company and how long he has been there.] He dedicates his time to sourcing and capitalizing transactions and overseeing project underwriting and execution. Prior to MCB, Mr. Bramble served as the director of commercial lending for a regionally based full-service lending firm –Madison Funding – which he co- founded in 2000. Prior to that, Mr. Bramble worked for the law firm of Steptoe & Johnson LLP where he provided corporate and real estate advisory services. Mr. Bramble serves as the Chairman of the Board of Lendistry, a fintech enabled CDFI focused on providing small business capital to underserved communities nationwide. He serves on the investment committee and board of the Robert W. Deutsch Foundation, which invests in innovative people, projects, and ideas that improve the quality of life in Baltimore. He also serves on the boards of Johns Hopkins Bayview Hospital, Ronald McDonald House, UPENN Institute for Urban Research and the Baltimore Tree Trust. The Board believes that Mr. Bramble will provide the Board with extensive knowledge regarding financial, economic and legal matters and knowledge of our market area due to his long-standing involvement in our local community.

Exhibit IV-5 (continued)

BV Financial, Inc.

Director and Senior Management Summary Resumes

Executive Officers Who Are Not Directors

Michael J. Dee. Age 62. Mr. Dee has been our Senior Vice President, Chief Financial Officer since 2014 and became our Executive Vice President and Chief Financial Officer in 2019.

Gregory J. Olinde. Age 55. Mr. Olinde has been our Executive Vice President, Chief Credit Officer and Delmarva Market President since November 2020. Prior to that, Mr. Olinde was Executive Vice President, Chief Credit Officer for 1880 Bank from January 2013 to October 2020, when 1880 was acquired by BayVanguard Bank.

Rose M. Searcy. Age 49. Ms. Searcy has been our Executive Vice President, Human Resources since 2003.

Source: BV Financial’s preliminary prospectus.

EXHIBIT IV-6

BV Financial, Inc.

Pro Forma Regulatory Capital Ratios

Exhibit IV-6

Pro Forma Regulatory Capital Ratios

BV Financial, Inc.

	BayVanguard Bank Historical at December 31, 2022		BayVanguard Bank Pro Forma at December 31, 2022 Based Upon the Sale in the Offering of:
	Amount	Percent of Assets	10,625,000 Shares		12,500,000 Shares		14,375,000 Shares		16,531,250 Shares(1)
			Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity	$123,436	14.75%	$162,594	18.29%	$169,637	18.89%	$176,680	19.47%	$184,779	20.13%
Tier 1 leverage capital (2)(3)	$109,939	13.39%	$149,097	17.08%	$156,140	17.70%	$163,183	18.30%	$171,282	18.98%
Tier 1 leverage requirement	41,057	5.00	43,652	5.00	44,117	5.00	44,581	5.00	45,116	5.00

Excess	$68,882	8.39%	$105,445	12.08%	$112,023	12.70%	$118,602	13.30%	$126,166	13.98%
Tier 1 risk-based capital (2)(3)	$109,939	16.76%	$149,097	22.37%	$156,140	23.37%	$163,183	24.35%	$171,282	25.48%
Tier 1 risk-based requirement	52,482	8.00	53,312	8.00	53,461	8.00	53,610	8.00	53,781	8.00

Excess	$57,457	8.76%	$95,785	14.37%	$102,679	15.37%	$109,573	16.35%	$117,501	17.48%
Total risk-based capital (2)(3)	$113,757	17.34%	$152,915	22.95%	$159,958	23.94%	$167,001	24.92%	$175,100	26.05%
Total risk-based requirement	65,602	10.00	66,641	10.00	66,826	10.00	67,012	10.00	67,226	10.00

Excess	$48,155	7.34%	$86,274	12.95%	$93,132	13.94%	$99,989	14.92%	$107,874	16.05%
Common equity tier 1 risk-based capital (2)(3)	$109,939	16.76%	$149,097	22.37%	$156,140	23.37%	$163,183	24.35%	$171,282	25.48%
Common equity tier 1 risk-based requirement	42,642	6.50	43,316	6.50	43,437	6.50	43,558	6.50	43,697	6.50

Excess	$67,297	10.26%	$105,781	15.87%	$112,703	16.87%	$119,625	17.85%	$127,585	18.98%
Reconciliation of capital infused into BayVanguard Bank:
Net proceeds			$51,908		$61,201		$70,494		$81,181
Less: Common stock acquired by stock-based benefit plans			(4,250)		(5,000)		(5,750)		(6,613)
Less: Common stock acquired by employee stock ownership plan			(8,500)		(10,000)		(11,500)		(13,225)

Pro forma increase			$39,158		$46,201		$53,244		$61,343

(1)

As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

Source: BV Financial’s preliminary prospectus.

EXHIBIT IV-7

BV Financial, Inc.

Pro Forma Analysis Sheet

Exhibit IV-7

PRO FORMA ANALYSIS SHEET

BV Financial, Inc.

Prices as of February 24, 2023

			Subject		Peer Group				All Public
Valuation Midpoint Pricing Multiples		Symbol	at Midpoint		Mean		Median		Mean		Median
Price-earnings multiple	=	P/E	12.72	x	10.96	x	10.49	x	13.85	x	12.48	x
Price-core earnings multiple	=	P/CE	13.26	x	10.45	x	10.46	x	12.87	x	11.11	x
Price-book ratio	=	P/B	70.62%		92.38%		91.41%		98.25%		93.75%
Price-tangible book ratio	=	P/TB	76.44%		96.66%		96.34%		107.99%		96.64%
Price-assets ratio	=	P/A	15.21%		11.20%		9.93%		12.30%		11.64%

Valuation Parameters				Adjusted
Pre-Conversion Earnings (Y)	$10,524,000	(12 Mths 12/22)	ESOP Stock Purchases (E)	8.00%
Pre-Conv. Core Earnings (YC)	$10,060,000	(12 Mths 12/22)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$97,751,000	12/2022	ESOP Amortization (T)	20.00	Years
Intangible Assets	$15,615,000	12/2022	RRP Programs as % of Offering (M)	4.00%
Pre-Conv. Tang. Book Value (TB)	$82,136,000	12/2022	RRP Programs Vesting (N)	5.00	Years
Pre-Conversion Assets (A)	$844,963,000	12/2022	Fixed Expenses	$1,540,000
Reinvest Rate(12/2022 1Yr Treas)	3.99%		Variable Expenses (@Midpoint)	0.85%
Tax rate (TAX)	27.00%		Percentage Sold (PCT)	86.28%
After Tax Reinvest. Rate (R)	2.91%		MHC Assets (cash on dep at bank)	$0
Est. Conv. Expenses (1)(X)	2.08%		MHC Equity	$0
Insider Purchases	$3,665,000		Options as % of Offering (O1)	10.00%
Price/Share	$10.00		Estimated Option Value (O2)	50.20%
Foundation Cash Contrib. (FC)	0.00%		Option Vesting Period (O3)	5.00	Years
Foundation Stock Contrib. (FS)	0.00%	Shares	% of Options taxable (O4)	25.00%
Foundation Tax Benefit (FT)	$0

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y)	V=	$144,875,620
	1 - P/E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/E * (Y)	V=	$144,875,620
	1 - P/Core E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

3. V=	P/B * (B+Z)	V=	$144,875,620
	1 - P/B * PCT * (1-X-E-M-FC-FS)

4. V=	P/TB * (TB+Z)	V=	$144,875,620
	1 - P/TB * PCT * (1-X-E-M-FC-FS)

5. V=	P/A * (A+Z)	V=	$144,875,620
	1 - P/A * PCT * (1-X-E-M-FC-FS)

Shares

Conclusion	2nd Step Offering Shares	2nd Step Exchange Shares	Full Conversion Shares	Plus: Foundation Shares	Total Market Capitalization Shares	Exchange Ratio
Supermaximum	16,531,250	2,628,550	19,159,800	0	19,159,800	2.5827
Maximum	14,375,000	2,285,696	16,660,696	0	16,660,696	2.2458
Valuation	12,500,000	1,987,562	14,487,562	0	14,487,562	1.9529
Minimum	10,625,000	1,689,427	12,314,427	0	12,314,427	1.6599

Market Value

Conclusion	2nd Step Offering Value	2nd Step Exchange Shares Value	Full Conversion Value	Foundation Value	Total Market Capitalization
Supermaximum	$165,312,500	$26,285,500	$191,598,000	$0	$191,598,000
Maximum	$143,750,000	$22,856,960	$166,606,960	0	$166,606,960
Valuation	125,000,000	19,875,620	144,875,620	0	144,875,620
Minimum	106,250,000	16,894,270	123,144,270	0	123,144,270

(1)	Estimated offering expenses at the valuation conclusion.

EXHIBIT IV-8

BV Financial, Inc.

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

BV Financial, Inc.

At the Minimum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$123,144,270
	Exchange Ratio	1.65990
	2nd Step Offering Proceeds	$106,250,000
	Less: Estimated Offering Expenses	2,433,808

	2nd Step Net Conversion Proceeds (Including Foundation)	$103,816,193

2.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$103,816,193
	Less: Cash Contribution to Foundation	0
	Less: Stock Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(8,500,000)
	Less: MRP Stock Purchases (2)	(4,250,000)

	Net Proceeds to be Reinvested	$91,066,193
	Estimated after-tax net incremental rate of return	2.91%

	Earnings Increase	$2,652,485
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(310,250)
	Less: Stock Programs Vesting (3)	(620,500)
	Less: Stock Option Plan Vesting (4)	(994,744)

	Net Earnings Increase	$726,991

		Before Conversion	Net Earnings Increase	After Conversion
3.	Pro Forma Earnings
	12 Months December 31, 2022, (reported)	$11,484,000	$726,991	$12,210,991
	12 Months December 31, 2022, (core)	$10,060,000	$726,991	$10,786,991

		Before Conversion	Net Addition to Equity	Tax Benefit of Foundation	After Conversion
4.	Pro Forma Net Worth
	December 31, 2022	$97,751,000	$91,066,193	$0	$188,817,193
	December 31, 2022 (Tangible)	$82,136,000	$91,066,193	$0	$173,202,193

		Before Conversion	Net Capital Proceeds	Tax Benefit of Foundation	After Conversion
5.	Pro Forma Assets
	December 31, 2022	$844,075,000	$91,066,193	$0	$935,141,193

(1)	Includes ESOP purchases of 8.0% of the 2nd step offering amount.
(2)	Includes MRP purchases of 4.0% of the 2nd step offering amount.
(3)	ESOP amortized over 20 years, MRP amortized over 5 years, tax effected at: 27.00%
(4)	Options of 10.0% of the second step offering, valuation based on Black-Scholes model, 5 year vesting, assuming 25% taxable.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

BV Financial, Inc.

At the Midpoint of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$144,875,630
	Exchange Ratio	1.95290
	2nd Step Offering Proceeds	$125,000,000
	Less: Estimated Offering Expenses	2,597,683

	2nd Step Net Conversion Proceeds (Including Foundation)	$122,402,318
2.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$122,402,318
	Less: ESOP Stock Purchases (1)	(10,000,000)
	Less: MRP Stock Purchases (2)	(5,000,000)

	Net Proceeds to be Reinvested	$107,402,318
	Estimated after-tax net incremental rate of return	2.91%

	Earnings Increase	$3,128,307
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(365,000)
	Less: Stock Programs Vesting (3)	(730,000)
	Less: Stock Option Plan Vesting (4)	(1,170,288)

	Net Earnings Increase	$863,020

		Before Conversion	Net Earnings Increase	After Conversion
3.	Pro Forma Earnings
	12 Months December 31, 2022, (reported)	$11,484,000	$863,020	$12,347,020
	12 Months December 31, 2022, (core)	$10,060,000	$863,020	$10,923,020

		Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
4.	Pro Forma Net Worth
	December 31, 2022	$97,751,000	$107,402,318	$0	$205,153,318
	December 31, 2022 (Tangible)	$82,136,000	$107,402,318	$0	$189,538,318

		Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
5.	Pro Forma Assets
	December 31, 2022	$844,075,000	$107,402,318	$0	$951,477,318

(1)	Includes ESOP purchases of 8.0% of the 2nd step offering amount.
(2)	Includes MRP purchases of 4.0% of the 2nd step offering amount.
(3)	ESOP amortized over 20 years, MRP amortized over 5 years, tax effected at: 27.00%
(4)	Options of 10.0% of the second step offering, valuation based on Black-Scholes model, 5 year vesting, assuming 25% taxable.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

BV Financial, Inc.

At the Maximum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$166,606,960
	Exchange Ratio	2.24580
	2nd Step Offering Proceeds	$143,750,000
	Less: Estimated Offering Expenses	2,761,558

	2nd Step Net Conversion Proceeds (Including Foundation)	$140,988,443
2.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$140,988,443
	Less: Cash Contribution to Foundation	0
	Less: Stock Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(11,500,000)
	Less: MRP Stock Purchases (2)	(5,750,000)

	Net Proceeds to be Reinvested	$123,738,443
	Estimated after-tax net incremental rate of return	2.91%

	Earnings Increase	$3,604,130
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(419,750)
	Less: Stock Programs Vesting (3)	(839,500)
	Less: Stock Option Plan Vesting (4)	(1,345,831)

	Net Earnings Increase	$999,049

		Before Conversion	Net Earnings Increase	After Conversion
3.	Pro Forma Earnings
	12 Months December 31, 2022, (reported)	$11,484,000	$999,049	$12,483,049
	12 Months December 31, 2022, (core)	$10,060,000	$999,049	$11,059,049

		Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
4.	Pro Forma Net Worth
	December 31, 2022	$97,751,000	$123,738,443	$0	$221,489,443
	December 31, 2022 (Tangible)	$82,136,000	$123,738,443	$0	$205,874,443

		Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
5.	Pro Forma Assets
	December 31, 2022	$844,075,000	$123,738,443	$0	$967,813,443

(1)	Includes ESOP purchases of 8.0% of the 2nd step offering amount.
(2)	Includes MRP purchases of 4.0% of the 2nd step offering amount.
(3)	ESOP amortized over 20 years, MRP amortized over 5 years, tax effected at: 27.00%
(4)	Options of 10.0% of the second step offering, valuation based on Black-Scholes model, 5 year vesting, assuming 25% taxable.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

BV Financial, Inc.

At the Supermaximum Value

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$191,598,000
	Exchange Ratio	2.58270
	2nd Step Offering Proceeds	$165,312,500
	Less: Estimated Offering Expenses	2,950,014

	2nd Step Net Conversion Proceeds (Including Foundation)	$162,362,486
2.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$162,362,486
	Less: Cash Contribution to Foundation	0
	Less: Stock Contribution to Foundation	0
	Less: ESOP Stock Purchases (1)	(13,225,000)
	Less: MRP Stock Purchases (2)	(6,612,500)

	Net Proceeds to be Reinvested	$142,524,986
	Estimated after-tax net incremental rate of return	2.91%

	Earnings Increase	$4,151,325
	Less: Estimated cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(482,713)
	Less: Stock Programs Vesting (3)	(965,425)
	Less: Stock Option Plan Vesting (4)	(1,547,705)

	Net Earnings Increase	$1,155,483

		Before Conversion	Net Earnings Increase	After Conversion
3.	Pro Forma Earnings
	12 Months December 31, 2022, (reported)	$11,484,000	$1,155,483	$12,639,483
	12 Months December 31, 2022, (core)	$10,060,000	$1,155,483	$11,215,483

		Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
4.	Pro Forma Net Worth
	December 31, 2022	$97,751,000	$142,524,986	$0	$240,275,986
	December 31, 2022 (Tangible)	$82,136,000	$142,524,986	$0	$224,660,986

		Before Conversion	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
5.	Pro Forma Assets
	December 31, 2022	$844,075,000	$142,524,986	$0	$986,599,986

(1)	Includes ESOP purchases of 8.0% of the 2nd step offering amount.
(2)	Includes MRP purchases of 4.0% of the 2nd step offering amount.
(3)	ESOP amortized over 20 years, MRP amortized over 5 years, tax effected at: 27.00%
(4)	Options of 10.0% of the second step offering, valuation based on Black-Scholes model, 5 year vesting, assuming 25% taxable.

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes, branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (42)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (39)	(703) 647-6546	wpommerening@rpfinancial.com
James J. Oren, Director (35)	(703) 647-6549	joren@rpfinancial.com
James P. Hennessey, Director (36)	(703) 647-6544	jhennessey@rpfinancial.com
Gregory E. Dunn, Director (38)	(703) 647-6548	gdunn@rpfinancial.com

1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com